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As filed with the Securities and Exchange Commission on March 31, 2004

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tabletop Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5141	52-2219000
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 South Riverside Plaza, Suite 850, Chicago, Illinois 60606
(312) 840-6000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Warren B. Grayson
Vice President, General Counsel and Secretary
Tabletop Holdings, Inc.
10 South Riverside Plaza
Suite 850
Chicago, Illinois 60606
(312) 840-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Carol M. Lind
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

12 1/4% Senior Subordinated Discount Notes due 2014	$136,040,000	58.6%	$79,700,000	$10,097.99

(1)
The registration fee has been calculated pursuant to Rule 457 under the Securities Act of 1933. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.

(2)
The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of March 30, 2004, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Copy—Subject to Completion, dated March 31, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Tabletop Holdings, Inc.

OFFER TO EXCHANGE

$136,040,000 aggregate principal amount at maturity of its 12 1/4% Senior Subordinated
Discount Notes due 2014 which have been registered under the Securities Act, for any and all of its outstanding 12 1/4% Senior Subordinated Discount Notes due 2014

        We are offering to exchange our 12 1/4% senior subordinated discount notes due 2014, or the "exchange notes," for our currently outstanding 12 1/4% senior subordinated discount notes due 2014, or the "outstanding notes." We sometimes refer to the exchange notes and the outstanding notes collectively as the "notes." The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

        The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.

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  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

  •
  The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the "SEC."

  •
  The exchange of exchange notes for outstanding notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, as defined herein, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Investing in the exchange notes involves risks. See "Risk Factors" beginning on page 14.

        Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2004.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these exchange notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

FORWARD LOOKING STATEMENTS

        Certain information included in this prospectus may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. All statements, other than statements of historical facts, included in this prospectus, are forward-looking statements. In particular, statements that we make under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" relating to overall volume trends, pricing trends and industry forces, anticipated results, expectations for funding capital expenditures and operations and changes in market share and the sufficiency of capital to meet working capital, capital expenditures requirements and our strategies are forward-looking statements. When used in this document, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements.

        These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. The factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading "Risk Factors."

PRESENTATION OF FINANCIAL INFORMATION

        Our fiscal year ends on December 31 of each year.

        We are a holding company, with substantially all of our assets consisting of the capital stock of our wholly-owned subsidiary, Merisant Company, or Merisant. Through Merisant, we acquired the assets of Monsanto Company's, or Monsanto's, tabletop sweetener business on March 17, 2000. Monsanto did not operate its tabletop sweetener business through one or more separate entities substantially dedicated to the business we acquired, and it represented only a portion of one of Monsanto's lines of business. Contemporaneously with this disposition, Monsanto also divested its sweetener ingredients business along with two other related divisions from the same line of business. As a result, we do not have a predecessor for financial reporting purposes and we do not present the results of operations of any predecessor entity in this prospectus.

        We make references to retail sales and the retail market. These references do not include sales through the food service channel, which, to our knowledge, is not independently tracked.

        In this prospectus, Operating EBITDA excludes interest expense, income tax expense and depreciation and amortization as well as items such as expenses related to start-up costs, restructuring charges and other non-cash items (including non-cash derivative gains and losses). Operating EBITDA is presented in this prospectus because we believe that it is a useful supplement to operating income and cash flows from operations in understanding cash flows generated from operations that are available for tax, debt service and capital expenditures. In particular, management uses Operating EBITDA to evaluate reportable segment performance and allocate resources. Additionally, management uses this measure to compare our operating performance with that of our competitors. However, Operating EBITDA is not a measure of liquidity under GAAP. Accordingly, while providing useful information, this measure should not be considered in isolation from, or as a substitute for, consolidated statement of cash flow data prepared in accordance with GAAP as an indication of our liquidity. In addition, the Operating EBITDA measure presented may differ from, and may not be

i

comparable to, similarly titled measures used by other companies. Operating EBITDA margin represents Operating EBITDA as a percentage of net sales.

        We sometimes refer to standard case and CAGR in this prospectus. We define standard case as the equivalent in sweetness power of 1,200 teaspoonfuls of sugar. CAGR refers to compound annual growth rate.

INDUSTRY AND MARKET DATA

        We generate market and competitive position data to measure the performance of, and plan for, our business. We obtained the market and competitive position data used throughout this prospectus from our own research as well as surveys or studies conducted by third parties and industry or general publications. In particular, historical and projected retail sales of low calorie tabletop sweeteners, and the growth rates of such historical retail sales, are derived from data generated by the market research firms A.C. Nielsen Co., which we refer to as ACNielsen, and Information Resources, Inc., which we refer to as IRI, where available. Where third party data is unavailable or does not cover the entire segment of the market being reviewed, we estimate sales using our regional sales and pricing data. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data, and we do not make any representation as to the accuracy of such information. Similarly, we believe that our internal research is reliable, but it has not been verified by any independent sources.

TRADEMARKS

        We have proprietary rights to a number of trademarks, including Equal®, Canderel®, Misura®, Mivida™, Sucaryl™ and Chuker™, which are material to our business. We have licensed from The NutraSweet Company the right to use the NutraSweet® trademark in our tabletop sweetener business. Unless otherwise indicated, all other trademarks or service marks referred to in this prospectus are the property of their respective owners and are not our property.

ii

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. You should read this summary together with the more detailed information that is contained in this prospectus. Unless otherwise indicated or the context requires otherwise, all references in this prospectus to "Tabletop," "our company," "we," "us," "our," or similar references mean Tabletop Holdings, Inc. and its consolidated subsidiaries and references to "notes" means the outstanding notes and the exchange notes.

Our Company

        We are a holding company, with substantially all of our assets consisting of the capital stock of our wholly-owned subsidiary, Merisant. Through Merisant, we are the worldwide leader in the marketing of low calorie tabletop sweeteners, with an estimated 30% share of a growing global retail market which we estimate at $1.3 billion. We believe that we have the leading market share in 11 of the top 20 countries for low calorie tabletop sweetener sales. Our portfolio of brands, including our premium-priced brands Equal® and Canderel®, is sold in over 85 countries and are among the most recognized low calorie tabletop sweetener products in the world, with brand awareness estimated at or above 90% in each of their respective key markets. The strength of our leading brands is evidenced by price premiums relative to most of our competitors. We have a global infrastructure, including manufacturing operations whose principal activity is to blend and package our products. For the year ended December 31, 2003, we generated net sales of $352.3 million. Our strong margins and low capital expenditures help us generate significant cash flows. Prior to Merisant's refinancing in July 2003 described below under "—Recent Financings", we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. Subsequent to the refinancing, we have repaid approximately $39 million, or 8%, of the debt incurred in connection with the refinancing.

        Our typical customer tends to be female, over 35 years of age and either a member of a diabetic household or a dieter. Our core customer base is growing as a result of an aging population, an increased number of diabetics and persons who are glucose intolerant and an increased level of health consciousness among consumers. We believe that these demographic trends have been primarily responsible for growth in the low calorie tabletop sweetener industry. According to LMC International Ltd, or LMC, global demand for low calorie tabletop sweeteners grew at a CAGR of 3% between 1990 and 2000 to 952,000 tons of sugar equivalent, but it only represented 2% of total tabletop sweetener demand. As a result, we believe there is substantial room for further growth in the low calorie tabletop sweetener industry.

        We sell through multiple channels of distribution, including grocery and pharmacy retailers, food service distributors, mass merchandisers and club/warehouse retailers. We use distributors and brokers to distribute our products throughout the world and sell our products directly to selected customers in our largest markets. In 2003, $83.8 million, or 24% of our net sales, were made to Heinz U.S.A., which we refer to as Heinz, our primary distributor to the grocery and food service customers in the United States. Other than Heinz, no customer, including those serviced by Heinz, accounted for greater than 10% of our total net sales in 2003. We enjoy strong relationships with our customers, who include well-known mass merchandisers such as Wal-Mart, Sam's and Costco, restaurant chains such as McDonald's and Starbucks and grocery chains such as Kroger and Carrefour.

        The key ingredient in a majority of our products, including Equal® and Canderel®, is aspartame, although we also offer tabletop products sweetened with saccharin and other blended low calorie tabletop sweeteners. We currently obtain aspartame from the same third party manufacturer that supplies it as a sweetening ingredient to many leading low calorie food and beverage manufacturers. We believe aspartame is one of the most thoroughly tested low calorie tabletop sweeteners, and has gained widespread acceptance among consumers.

        Our global business model results from 25 years of experience in the low calorie tabletop sweetener industry, first as a division of G.D. Searle & Co., or Searle, and later Monsanto, and currently as a stand-alone company. Our global infrastructure includes manufacturing operations in the United States, Argentina and Australia and dedicated facilities in Germany that are operated by a third party. We are the only competitor in the low calorie tabletop sweetener market with global infrastructure and presence, which provides us with a competitive advantage over companies that compete in regional markets. The low calorie tabletop sweetener market remains fragmented, and most of our competitors focus on distinct markets and products. We estimate that our global retail sales are 50% larger than those of our next largest competitor. Our global scale allows us to work with leading suppliers in local markets and to develop local distribution channels. We will continue to look for opportunities to leverage our global presence and enhance global efficiencies in our business.

Our Competitive Strengths

        We believe that our competitive strengths include:

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  Leading global market position.  We are the leading global marketer of low calorie tabletop sweeteners, with an estimated 30% dollar share of the global retail market in 2003. We estimate that, as of December 31, 2003, we had a 29% dollar share in North America, which, for our purposes, consists of the United States and Canada, a 37% dollar share in Europe, Africa and the Middle East, which we refer to as EAME, and a 28% dollar share in Latin America. Within the Asia/Pacific region, we believe we have captured a 49% dollar share of the Australia/New Zealand market and believe that we have established leading positions in several other markets within that region. Given our significant market share in most of our markets, we are well positioned to take advantage of overall industry growth in each of those markets.

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  Strong brand equity and brand portfolio.  Over the past 25 years, our brands have benefited from significant investments in consistent quality production and brand awareness. As a result, Equal® enjoys consumer loyalty of 65% in the United States as of December 2003. This brand equity has allowed us to expand by developing new products and new uses for our existing products, such as Equal Spoonful®, a product that measures like sugar to make it easier to use in recipes designed for Equal®; Equal® Perfect Pleasures™ candies, which we have successfully launched in the United States, Puerto Rico, Canada, Australia and South Africa; and Canderel® branded chocolates, which we have successfully launched throughout Europe and the Middle East. Our worldwide brand recognition and leadership position in the industry facilitate geographic expansion.

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  Unmatched global scale.  We are the only global competitor in the marketplace that is focused primarily on the low calorie tabletop sweetener business. We estimate that our global retail sales are 50% larger than those of our next largest competitor. We have the focus, resources and consumer insights to quickly and effectively develop new products, market our brands and serve our global customers. Our global scope allows us to selectively invest in markets with the highest potential for growth and the highest returns. We continue to seek efficiencies and optimize our resource allocation to take advantage of our global scale. Our leading competitive position in the low calorie tabletop sweetener market, which results from our brand equity, global scope and customer relationships, would be difficult and costly for our competitors to replicate.

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  Strong, stable and growing cash flow characteristics.  Supported by a unique combination of strong brand equity, high consumer loyalty, attractive margins and low capital expenditures, we have consistently produced strong cash flows, regardless of economic conditions, which have allowed us to pay down substantial debt. Our net sales have grown from an estimated $341.2 million in 2000 to $352.3 million in 2003. Prior to Merisant's refinancing in July 2003, we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. Subsequent to its refinancing, Merisant has repaid approximately $39 million, or 8%, of the debt incurred by Merisant in connection with the refinancing.

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  Experienced and incentivized management team.  Our senior management team has extensive experience in global brand management and the consumer products industry in markets around the world. Our chief executive officer, Etienne Veber, has a proven track record in the industry. Our employees have a financial incentive in the success of the business. All employees participate in one of two long-term incentive plans, and certain of our executive officers participate in our stock appreciation rights plan as well as Merisant's supplemental long-term incentive plan.

Our Business Strategy

        We plan on building on our leading market position, growing sales and improving margins by continuing to focus on the following strategies:

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  Expand our sales by promoting new usage among our existing consumers.  Our core consumer group, consisting of traditional users of Equal® and Canderel®, has been responsible for our historical growth and momentum. We intend to build on this group's loyalty and grow further by encouraging new and more frequent uses of our brands. We intend to increase usage through various value-focused promotional and in-store activities with retail partners and distributors and promote new uses by introducing innovative products, packaging and recipes designed especially for Equal® and Canderel®. Our active communication with our core consumers such as diabetics through our extensive consumer database and newsletters has been one of the key factors behind our consumer loyalty. Our market research indicates that approximately 42% of the users of Equal® are diabetics; similarly, approximately 52% of the volume of Equal® sold is consumed by diabetics.

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  Expand the Equal® and Canderel® brand positioning to attract new users into the category.  We seek to attract consumers who currently do not use low calorie tabletop sweeteners by convincing them that our products have a satisfying sweet flavor and can be used in their everyday lives. Market research indicates that Equal® is used by approximately 6% of all households in the United States and that approximately 14 million U.S. households, or 14%, are open to moving away from sugar. Our initiative to attract new users focuses on the great taste, usefulness and quality of our product through an integrated marketing campaign, including print, television, other media and sampling. Preliminary feedback from implementation of our brand repositioning has been positive.

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  Gain market share among current core users of low calorie tabletop sweeteners.  In North America, our market research indicates that there are approximately 7 million households in the United States who would consider conversion to our Equal® brand. We plan to pursue competitive brand users through focused promotion aimed at encouraging Equal® brand trial and conversion. Outside North America, we will pursue share gain primarily through geographic expansion. For example, we have recently launched our Equal® brand in Taiwan, Korea and Israel. We continue to expand our global presence in markets where we historically have been under-represented.

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  Continue to improve efficiencies and margins throughout our operations.  We have successfully achieved significant improvements in our working capital management and lowered our costs of operations. As a result, we have improved our gross margins and maximized our cash flow. Starting in 2001, we began consolidating vendors, increasing plant productivity and optimizing global sourcing of materials and business models. In addition, we recently renegotiated our agreement for the 2004 and a significant portion of the 2005 supply of our primary raw material, aspartame. Our operating model has enabled us to maximize cash flow and accelerate the repayment of debt. We will continue to examine cost reduction and working capital management strategies in an effort to enhance efficiencies and maximize cash available to service debt. In addition, our headcount reduction actions begun in June 2002, resulted in savings of $8.1 million, excluding severance costs, for the year ended December 31, 2003.

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  Allocate cash flows to repay our debt and pursue growth.  We intend to use our significant cash flows to continue to rapidly repay debt obligations. Prior to Merisant's refinancing in July 2003, we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. Subsequent to its refinancing, Merisant has repaid approximately $39 million, or 8%, of the debt incurred by Merisant in connection with its refinancing. We plan to pursue growth through continued investment in our current assets and small, strategic acquisitions in regional markets. Since the beginning of 2002, we spent $2.4 million on such acquisitions.

Our History and Corporate Structure

        The main sweetening ingredient in our leading tabletop brands, aspartame, was discovered in 1965 by Dr. James Schlatter while doing research at Searle on amino acids. By the early 1980s, after many years of testing before being approved for consumer use, the product was being marketed as Canderel® in much of Europe and as Equal® in the United States. In 1985, Monsanto entered the low calorie sweetener market through its acquisition of Searle. Monsanto's tabletop sweetener business, which packaged and distributed low calorie tabletop sweeteners, was sold to an investor group led by an affiliate of Pegasus Capital Advisors, L.P. on March 17, 2000 and renamed Merisant Company.

        The following chart illustrates our company's structure:

*
Where required by local law, a nominal number of shares may be held by directors or other persons.

Summary of the Exchange Offer

        For a more complete description of the terms of the exchange offer, see "The Exchange Offer" below in this prospectus.

Notes Offered	$136,040,000 aggregate principal amount at maturity of 12 1/4% senior subordinated discount notes due 2014.
Exchange Offer
We are offering to exchange $1,000 principal amount at maturity of our 12 1/4% senior subordinated discount notes due May 15, 2014, which have been registered under the Securities Act, for each $1,000 principal amount at maturity of our currently outstanding 12 1/4% senior subordinated discount notes due May 15, 2014, which were issued in a private offering on November 12, 2003. You are entitled to exchange your outstanding notes for freely tradable exchange notes with substantially identical terms to the outstanding notes. The exchange offer is intended to satisfy your registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes. Accordingly, if you do not exchange your outstanding notes, you will not be able to reoffer, resell or otherwise dispose of your outstanding notes unless you comply with the registration and prospectus delivery requirements of the Securities Act, or if there is an exemption available.

We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2004. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000 in principal amount at maturity. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes except that:
• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
• the exchange notes bear a different CUSIP number than the outstanding notes; and
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the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.
See "The Exchange Offer."

Transferability of Exchange Notes
We believe you will be able to transfer freely the exchange notes without registration or any prospectus delivery requirement so long as you are able to make the representations listed under "The Exchange Offer—Purpose and Effect of the Exchange Offer—Transferability." If you are a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, which time and date we call the expiration date, unless we decide to extend it.
Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions, which may be waived by us. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.
Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal to arrive by 5:00 p.m., New York City time, on the expiration date.
By executing the letter of transmittal, you will represent to us that, among other things:
• you, or the person or entity receiving the related exchange notes, are acquiring the exchange notes in the ordinary course of business;
• neither you nor any person or entity receiving the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;
• neither you nor any person or entity receiving the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;
• you are not affiliated with us; and
• you are not acting on behalf of any person or entity that could not truthfully make these statements.
See "The Exchange Offer—Procedures for Tendering Outstanding Notes" and "Plan of Distribution."

Special Procedures for Beneficial Holders
If you are the beneficial holder of outstanding notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should contact the person in whose name your outstanding notes are registered promptly and instruct that person to tender on your behalf. See "The Exchange Offer—Procedures for Tendering Outstanding Notes."
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and you cannot deliver those outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Outstanding Notes and Delivery of Exchange Notes
Subject to certain conditions, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer—Exchange Date."
Effect of Not Tendering
Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Because the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See "The Exchange Offer—Consequences of Failure to Exchange."
Withdrawal Rights	You may withdraw tenders at any time prior to 5:00 p.m., New York City time, on the expiration date pursuant to the procedures described under "The Exchange Offer—Withdrawal Rights."
Summary of Federal Income Tax Consequences
The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes and you will have the same tax basis and holding period in the exchange notes as you had in the outstanding notes immediately before the exchange. See "Summary of U.S. Federal Income Tax Considerations."

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent
Wells Fargo Bank, N.A. is serving as exchange agent in connection with the exchange notes. The address, telephone number and facsimile number of the exchange agent is set forth under "The Exchange Offer—Exchange Agent."

The Exchange Notes

        The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Tabletop Holdings, Inc.
Notes Offered	$136,040,000 in stated aggregate principal amount at maturity (including accreted amounts) of 12 1/4% Senior Subordinated Discount Notes Due 2014.
Maturity Date	May 15, 2014.
Interest
Prior to November 15, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on May 15 and November 15 of each year, commencing on May 15, 2009, at a rate of 12 1/4% per annum. The accreted value of principal of each note will increase from the date of issuance until November 15, 2008, at a rate of 12 1/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value of principal will equal the fully accreted stated principal amount at maturity on November 15, 2008.
Original Issue Discount
The notes are being offered with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the notes prior to May 15, 2009, interest will accrue from the issue date of the exchange notes based on the yield to maturity of the exchange notes and generally will be included as interest income (including for periods ending prior to November 15, 2008) for U.S. federal income tax purposes in advance of the cash receipt of the cash payments to which the income is attributable. Certain corporations holding the exchange notes may be entitled to the dividends received deduction on a portion of the original issue discount. See "Summary of U.S. Federal Income Tax Considerations."
Optional Redemption	We may redeem some or all of the exchange notes beginning on or after November 15, 2008 at the redemption prices listed under "Description of the Exchange Notes—Optional Redemption."

In addition, at any time prior to November 15, 2006, we may redeem up to 35% of the accreted value of the exchange notes as of the redemption date at a redemption price (expressed as a percentage of the accreted value of the exchange notes at the redemption date) of 112.25%, plus accrued and unpaid interest, if any, to the redemption date, with the Net Cash Proceeds (as defined in "Description of the Exchange Notes") from one or more Qualified Equity Offerings. See "Description of the Exchange Notes—Optional Redemption."

Change of Control
If we experience a change of control at any time on or prior to November 12, 2006, we may redeem all, but not less than all, of the exchange notes at a redemption price calculated in the manner described in "Description of the Exchange Notes—Optional Redemption upon a Change of Control during First Three Years." If we experience a change of control, and have not exercised the redemption right described in the preceding sentence, we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase. At any time on or prior to November 15, 2008, if holders of not less than 75% of the notes have accepted such an offer, we may redeem all of the exchange notes that remain outstanding after such offer at a redemption price calculated in the manner described in "Description of the Exchange Notes—Optional Redemption upon a Change of Control on or prior to the First Call Date."
Ranking
The exchange notes will rank junior in right of payment to all of our senior indebtedness, including our guarantee of Merisant's senior credit facility, and equal in right of payment with our senior subordinated indebtedness. They will be senior in right of payment to all of our subordinated indebtedness. Because the exchange notes are subordinated and unsecured, senior debt and other secured obligations will effectively rank senior to the exchange notes. The exchange notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

As of December 31, 2003, our senior indebtedness was $241.7 million, consisting entirely of our guarantee of Merisant's senior credit facility. As of the same date, the total liabilities of our subsidiaries, excluding intercompany obligations, were $673.8 million. In addition, Merisant had additional borrowing capacity of $35.0 million under the revolving portion of its senior credit facility.
Restrictive Covenants	The terms of the exchange notes restrict our ability and certain of our subsidiaries' ability to, among other things:
	•	incur additional indebtedness;
	•	layer indebtedness;
	•	pay dividends or make other distributions;
	•	repurchase or redeem capital stock;
	•	make investments or other restricted payments;
	•	create liens;
	•	enter into transactions with our affiliates;
	•	sell assets or shares of capital stock of our subsidiaries;

•	restrict dividend or other payments to us from our subsidiaries;
•	sell assets or shares of capital stock of our subsidiaries;
•	conduct operations other than as Merisant's holding company; and
•	merge, consolidate or transfer substantially all of our assets.

Risk Factors

        Investing in the exchange notes involves substantial risks. See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers before participating in the exchange offer.

Information About Us

        We are a Delaware corporation. Our chief executive offices are located at 10 South Riverside Plaza, Suite 850, Chicago, Illinois 60606. Our telephone number is (312) 840-6000.

Summary of Consolidated Financial and Operating Data

        The following table shows our summary historical consolidated financial data for the period from March 17, 2000 (our date of inception) to December 31, 2000 and the years ended December 31, 2001, 2002 and 2003. Our summary historical consolidated financial data were derived from our audited consolidated financial statements. This summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by, "Use of Proceeds," "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

		Year Ended December 31,
	Period From March 17 to December 31, 2000
		2001	2002	2003
	(in millions, except percentages and ratios)
Operating Data:
Net sales	$278.4	$343.1	$349.6	$352.3
Cost of sales	109.5	134.6	134.5	138.0

Gross profit	168.9	208.5	215.1	214.3
Operating expenses	130.1	151.1	140.8	147.2

Income from operations	38.9	57.4	74.2	67.1
Interest expense, net	36.2	42.2	33.6	37.7
Cost of refinancing	—	—	7.1	29.8
Euro-denominated loan foreign exchange loss	—	—	—	5.2
Other (income) expense, net	(0.3)	1.5	0.6	(7.6)
Provision for income taxes	5.1	7.4	8.1	19.7

Net income (loss)	$(2.2)	$6.3	$24.7	$(17.6)

Other Financial Data:
Depreciation and amortization	$33.7	$44.7	$38.3	$33.2
Capital expenditures	8.8	15.4	7.1	6.0
Ratio of earnings to fixed charges	1.076	1.320	1.939	1.050
Supplemental Data:
Operating EBITDA(1)	$93.5	$115.0	$115.6	$110.2
Operating EBITDA margin(1)	34%	34%	33%	31%
Balance Sheet Data (at end of period):
Cash and cash equivalents	$30.2	$14.3	$6.3	$8.8
Working capital as adjusted(2)	38.6	28.8	46.5	42.3
Total assets	669.4	640.9	580.8	575.5
Total debt(3)	408.2	365.3	310.4	542.9

(1)
"Operating EBITDA" as presented herein is the measure upon which management assesses our financial performance, and is the measure of our financial performance in each of our segments. Operating EBITDA excludes interest expense, income tax expense and depreciation and amortization, as well as items such as expenses related to start-up costs, restructuring expenses and other non-cash items.

The following table illustrates the reconciliation of Operating EBITDA to net income (loss), which management believes is the most nearly equivalent GAAP measure. The adjustments set forth below are those relevant to the periods presented.

		Year Ended December 31,
	Period From March 17 to December 31, 2000
		2001	2002	2003
	(in millions)
Net income (loss)	$(2.2)	$6.3	$24.7	$(17.6)
Provision for income taxes	5.1	7.4	8.1	19.7
Interest expense, net	36.2	42.2	33.6	37.7
Cost of refinancing	—	—	7.1	29.8
Euro-denominated loan foreign exchange loss	—	—	—	5.2
Realized gain on derivative instruments	—	—	—	(5.8)
Depreciation and amortization	33.7	44.7	38.3	33.2
Start-up expenses(a)	20.7	13.7	0.7	—
Restructuring expenses(b)	—	0.7	2.3	8.2
Other non-cash items(c)	—	—	0.7	(0.2)

Operating EBITDA	$93.5	$115.0	$115.6	$110.2

  (a)
  Start-up expenses, which we expense as incurred, are costs incurred in connection with the organization of our company. We include start-up expenses as operating expenses in the accompanying consolidated statements of operations and comprehensive loss.

  (b)
  During July 2001, we announced that as a result of our evaluation of strategic options, we would immediately begin implementing a plan designed to improve both financial results and the long-term value of the business. We announced a subsequent phase of this plan in June 2002. The charges principally relate to planned employee termination costs that have been announced in each of the respective periods. The restructuring liability as of the end of each period is included in accrued expenses and other liabilities in our consolidated balance sheets.

  (c)
  Other non-cash items consist of certain non-cash expenses (income) that have not been allocated to our reportable segments and, therefore, are not included in our definition of Operating EBITDA.

Operating EBITDA is presented herein because we believe it a useful supplement to operating income and cash flows from operations in understanding cash flows generated from operations that are available for tax, debt service and capital expenditures. In particular, management uses Operating EBITDA to evaluate reportable segment performance and allocate resources. Additionally, management uses these measures to compare our operating performance with that of our competitors. However, Operating EBITDA is not a measure of liquidity under GAAP. Accordingly, while providing useful information, these measures should not be considered in isolation or as a substitute for consolidated statement of cash flow data prepared in accordance with GAAP as an indication of our liquidity. In addition, the Operating EBITDA measure presented may differ from, and may not be comparable to, similarly titled measures used by other companies. Operating EBITDA margin represents Operating EBITDA as a percentage of net sales.

(2)
Working capital as adjusted consists of trade accounts receivable, net, plus other receivables, inventories and prepaid expenses and other current assets, less accounts payable, income taxes payable and accrued expenses and other current liabilities. Our definition of working capital as adjusted is different than working capital defined as total current assets minus total current liabilities. Working capital, defined as total current assets minus total current liabilities, was $47.7 million, $21.8 million, $27.9 million and $48.9 million at December 31, 2000, 2001, 2002 and 2003, respectively.

(3)
Excludes capital lease obligations of $0.6 million at December 31, 2001, $0.3 million at December 31, 2002 and $0.5 million at December 31, 2003.

RISK FACTORS

        An investment in the exchange notes is subject to various risks, including the risks discussed below. These risks should be considered carefully with the information provided elsewhere in this prospectus before deciding to participate in the exchange offer.

Risks Related to the Exchange Offer

  There has been no prior market for the exchange notes and therefore your ability to sell the exchange notes may be limited.

        Following the completion of this exchange offer, the exchange notes will be freely tradable by most holders. See "The Exchange Offer." We do not intend to list the exchange notes on any United States or foreign securities exchange. We can give no assurances concerning the liquidity of any market that may develop for the exchange notes, the ability of any investor to sell the exchange notes, or the price at which investors would be able to sell their exchange notes. If a market for the exchange notes does not develop, investors may be unable to resell the exchange notes for an extended period of time, if at all. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the exchange notes as collateral for loans.

        We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes or, in the case of any holders of outstanding notes that do not exchange them, the trading market for those notes following the offer to exchange those notes for exchange notes. Future trading prices of the outstanding notes and exchange notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the outstanding notes for the exchange notes;

  •
  the interest of securities dealers in making a market for the outstanding notes and the exchange notes; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of these securities. There can be no assurance that the market for the outstanding notes or the exchange notes will not be subject to similar disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

  Failure to exchange your outstanding notes will leave them subject to transfer restrictions.

        Any outstanding notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of outstanding notes will not have any further rights under the registration rights agreement, with limited exceptions. In general, outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate registering the outstanding notes under the Securities Act. As outstanding notes are tendered and accepted in the exchange offer, the aggregate principal amount of outstanding notes will decrease, which decrease will decrease their liquidity. Any market for outstanding notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

  Late deliveries of the outstanding notes and other required documents could prevent a holder from exchanging its notes.

        Holders are responsible for complying with all exchange offer procedures. Issuance of exchange notes in exchange for outstanding notes will only occur upon completion of the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering Outstanding Notes." Therefore, holders of outstanding notes who wish to exchange them for exchange notes should allow sufficient time for completion of the exchange procedures. We are not obligated to notify you of any failure to follow the proper procedures.

  If you are a broker-dealer, your ability to transfer the exchange notes may be restricted.

        A broker-dealer that purchased outstanding notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Risks Related to the Exchange Notes and Other Indebtedness

  We are a holding company with no operations of our own and depend on our subsidiaries for cash.

        We have no operations of our own and derive substantially all of our revenue and cash flow from our subsidiaries. None of our subsidiaries is obligated to make funds available to us for payment on the exchange notes. In addition, none of our subsidiaries will guarantee these exchange notes. Creditors of our subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, these exchange notes will effectively be subordinated to the prior payment of all of the debts (including trade payables) of our subsidiaries. In addition, the exchange notes will be expressly subordinated to the prior payment of all of our senior debts, including our guarantee of Merisant's senior credit facility.

        As of December 31, 2003, our total debt was $542.9 million, excluding unused revolving loan commitments under Merisant's senior credit facility and Merisant's capital lease obligation of $0.5 million, $177.6 million of which becomes due in January 2010. Further, approximately $35.0 million was available to Merisant for additional borrowing under the revolving senior credit facility. We cannot assure you that our subsidiaries that have their debt accelerated will be able to repay such indebtedness. We can also not assure you that our assets and our subsidiaries' assets will be sufficient to fully repay the exchange notes and our other indebtedness. See "Description of Certain Indebtedness."

  The terms of our indebtedness and the indebtedness of Merisant significantly restrict our access to the cash flow and other assets of our subsidiaries that will be needed to make payment on the exchange notes. Our ability to access the cash flow of our subsidiaries may be contingent upon our ability to refinance the debt of our subsidiaries.

        Our operations are conducted through our subsidiaries and none of our subsidiaries is obligated to make funds available to us for payment on the exchange notes. Accordingly, our ability to make payments on the exchange notes is dependent on the earnings and the distribution of funds from our subsidiaries. The exchange notes will be expressly subordinated to the prior payment of all of our senior debt, including our guarantee of Merisant's senior credit facility. The exchange notes will accrue cash interest after November 15, 2008. However, the terms of the senior credit facility prohibit our subsidiaries from paying dividends or otherwise distributing funds to us in order to fund the cash interest requirement. In addition, the indenture governing Merisant's senior subordinated notes restrict the ability of our subsidiaries to pay dividends or otherwise distribute funds to us if we do not meet certain financial requirements or if a default or event of default has occurred and is continuing under the indenture. Furthermore, our subsidiaries will be permitted under the terms of the senior credit facility and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. Therefore, in order to comply with the terms of the notes to pay cash interest after May 15, 2009, we will be required to seek the consent of the lenders under Merisant's senior credit facility and the creditors under the other debt instruments that limit the payment of dividends to us or refinance that debt. We cannot assure you that we be able to do so or that any refinancing indebtedness will be on terms as favorable as the existing debt.

        We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these exchange notes when due. See "Description of Certain Indebtedness."

  Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

        We have a significant amount of indebtedness. As of December 31, 2003, our total debt was $542.9 million, excluding unused revolving loan commitments under Merisant's senior credit facility and our capital lease obligation of $0.5 million, $177.6 million of which becomes due in January 2010. Our substantial indebtedness could have important consequences for you by adversely affecting our financial condition and thus making it more difficult for us to satisfy our obligations with respect to the exchange notes. Our substantial indebtedness could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, potential acquisition opportunities, a level of marketing necessary to maintain our current level of sales and other general corporate purposes;

  •
  increase the amount of interest expense that we have to pay, because some of our borrowings are at variable rates of interest, which will result in higher interest expense if interest rates increase, and, if and when we are required to refinance any of our indebtedness, an increase in interest rates would also result in higher interest expense;

  •
  increase our vulnerability to adverse general economic or industry conditions;

  •
  require refinancing, which we may not be able to do on reasonable terms;

  •
  limit our flexibility in planning for, or reacting to, competition and/or changes in our business or the industry in which we operate;

  •
  limit our ability to borrow additional funds;

  •
  restrict us from making strategic acquisitions or necessary divestitures, introducing new brands and/or products or exploiting business opportunities;

  •
  make it more difficult for us to satisfy our obligations with respect to the exchange notes;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt and/or more financial resources; and

  •
  cause the notes to be treated as equity for United States federal income tax purposes, with interest treated as dividends to the extent of current or accumulated earnings and profits and no interest deduction for the company.

  Despite our level of indebtedness, we will be permitted to incur substantially more debt. This could further exacerbate the risks described above.

        We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although the terms of our current debt, including the exchange notes, contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, including obligations not included within the definition of Indebtedness in the indenture governing the exchange notes. In addition, we are permitted to incur indebtedness under Merisant's senior credit facility and the indenture governing Merisant's senior subordinated notes. Under certain circumstances, the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our and our subsidiaries' currently anticipated debt levels, the substantial indebtedness risk described above would increase.

  The exchange notes are not secured by our assets nor those of our subsidiaries, and the lenders under Merisant's senior credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect the amounts due to them.

        In addition to being subordinated to all our existing and future senior debt, the exchange notes are not secured by any of our assets or those of our subsidiaries. Our guarantee of Merisant's obligations under its senior credit facility is secured by a lien on substantially all of our assets. See "Description of Certain Indebtedness." If we become insolvent or liquidated, or if payment under our secured senior indebtedness is accelerated, the holders of any other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law, in addition to any remedies that may be available under documents pertaining to the secured senior indebtedness.

  Your right to receive payments on the exchange notes is unsecured and is junior to all of our existing indebtedness and potentially some or all of our future borrowings.

        The exchange notes will be subordinated to the prior payment in full of our current and future senior debt. As of December 31, 2003, we and our subsidiaries had $241.7 million of senior indebtedness outstanding as well as the capacity to borrow up to an additional $35.0 million under the revolving portion of Merisant's senior credit facility, and all of those borrowings would be senior to the exchange notes. In addition, $50.0 million of the term loans under Merisant's senior credit facility are denominated in euro, and depending upon the exchange rate between dollars and euro from time to time after the date of the term loan, the dollar equivalent of that portion will vary and may exceed $50.0 million to a significant extent. The indenture relating to the exchange notes permits us to incur additional senior debt under specified circumstances. Because the exchange notes are unsecured and because of the subordination provision of the exchange notes, in the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding us, whether voluntary or involuntary, the holders of our secured debt will be entitled to receive payment before we can make any payment with respect to the exchange notes. In addition, our rights and our creditors' rights and the rights of holders of the exchange notes to realize upon the assets of any subsidiary would rank behind the claims of creditors (including trade creditors and tort claimants) of those subsidiaries, except to the extent that we may be a creditor with recognized claims against that subsidiary. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our debt and the exchange notes. As a result, you may receive less than you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs. In addition, the indenture provides that, in the event of a payment default on senior debt, including on our guarantee of Merisant's senior credit facility, all payments on the exchange notes will be blocked, and, in the event of specified non-payment defaults on senior debt, the trustee may block payments on the exchange notes for up to 179 of 360 consecutive days. See "Description of the Exchange Notes—Ranking."

  We will be substantially restricted by the terms of the exchange notes and our other debt, which could adversely affect us and increase your credit risk.

        The indenture governing the exchange notes, Merisant's senior credit facility and the indenture governing Merisant's senior subordinated notes contain various covenants and restrictions that limit our ability and certain of our subsidiaries' ability to, among other things:

  •
  incur additional indebtedness;

  •
  layer indebtedness;

  •
  pay dividends or make other distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments or other restricted payments;

  •
  create liens;

  •
  enter into transactions with our stockholders and affiliates;

  •
  sell assets or shares of capital stock of our subsidiaries;

  •
  restrict dividend or other payments to us from our subsidiaries; and

  •
  merge, consolidate or transfer substantially all of our assets.

        In addition, Merisant's senior credit facility contains covenants that require us to maintain specified financial ratios and satisfy financial tests. As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities.

        We cannot assure you that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

  Our failure to comply with restrictive covenants under the indenture or our guarantee of Merisant's senior credit facility could trigger prepayment obligations.

        Our failure to comply with the restrictive covenants described above as well as others in our guarantee of Merisant's senior credit facility could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations, financial condition and cash flows could be adversely affected by increased costs and rates. See "Description of Certain Indebtedness."

  We may not be able to fulfill our obligation to purchase the exchange notes upon a change of control and this obligation may discourage a sale or takeover of us.

        Upon the occurrence of certain events causing a change of control, we will be required to offer to repurchase the exchange notes at a purchase price equal to 101% of the accreted amount thereof, together with accrued and unpaid interest. See "Description of the Exchange Notes—Change of Control." A change of control is also a default under Merisant's senior credit facility and will require Merisant to offer to repurchase its senior subordinated notes at a purchase price equal to 101% of the outstanding principal amount thereof. See "Description of Certain Indebtedness." These change of control features may make a sale or takeover more difficult for us. There can be no assurance that we would have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all our obligations upon a change of control. If an offer to repurchase the exchange notes is required to be made and we do not have available sufficient funds to pay for the exchange notes, an event of default would occur under the indenture. The occurrence of an event of default could result in acceleration of the maturity of the exchange notes. See "Description of the Exchange Notes—Defaults." Furthermore, these provisions would not necessarily afford protection to holders of the exchange notes in the event of a highly leveraged transaction that does not result in a change of control. See "Description of the Exchange Notes—Change of Control."

  We are controlled by Tabletop Holdings, LLC and its interests as an equity holder may conflict with yours as a creditor.

        Tabletop Holdings, LLC, an entity formed by an affiliate of Pegasus Capital Advisors, L.P. and several other investors, beneficially owns approximately 88.7% of our total outstanding common stock. Pursuant to a stockholders agreement among our stockholders, Tabletop Holdings, LLC has the right to designate seven of the eight members of our Board of Directors. Although the indenture restricts our ability to pay dividends, those restrictions are subject to exceptions and, to the extent an exception is available, which may occur due to our strong cash flows, Tabletop Holdings, LLC may cause us to use our available cash to pay a dividend to our stockholders rather than to repay outstanding debt. The interests of Tabletop Holdings, LLC, our controlling stockholder, may not in all cases be aligned with your interests as a holder of the exchange notes.

Risks Related to Our Business

  Changes in consumer preferences could decrease our revenues and cash flow.

        We are subject to the risks of evolving consumer preferences and nutritional and health-related concerns. Substantially all of our revenues are derived from the sale of low calorie tabletop sweeteners in which aspartame is the primary ingredient. To the extent that consumer preferences evolve away from low calorie tabletop sweeteners, and aspartame-based low calorie tabletop sweeteners in particular, there will be a decreased demand for our products. Consumer perception that there are low calorie tabletop sweetener alternatives that are healthier or more natural than aspartame could also decrease demand for our products. Any shift in consumer preferences away from our products, including any shift in preferences from aspartame-based products to sucralose-based products or other low calorie tabletop sweetener products, could significantly decrease our revenues and cash flows and impair our ability to fulfill our obligations under the exchange notes and to operate our business.

  Competition and consolidation may reduce our sales and margins.

        We operate in a highly competitive industry. We compete with companies that have greater capital resources, facilities and diversity of product lines than ours. Increased competition as to our products could result in reduced volumes and/or prices, both of which would reduce our sales and margins.

        Our competitors may also introduce new low-calorie sweeteners, such as has occurred with the sucralose-based low calorie tabletop sweetener, Splenda®, which could increase competition. Splenda® was introduced in Australia in 1989, Canada in 1991, Mexico in 1997, the United States and Puerto Rico in 2000 and the United Kingdom in 2003. In the three years since the introduction of Splenda® in the United States, it has gained significant market share in the U.S. retail market. To the extent that current users of our products switch to sucralose-based products, there could be a decrease in the demand for our products.

        Our margins are also under pressure from consolidation in the retail food industry in many regions of the world. In the United States, we have experienced a shift in the channels where consumers purchase our products from the higher margin retail to the lower margin club and mass merchandisers. Such consolidation may significantly increase our costs of doing business and may further result in lower sales of our products and/or lower margins on sales. In addition, increased competition from private label manufacturers of low calorie tabletop sweeteners may have a negative impact on our sales and/or margins.

  Our business may be adversely affected by our dependence upon our suppliers.

        We rely on a limited number of suppliers for our raw materials. Currently, we purchase all of our requirements for aspartame, our primary raw ingredient, from The NutraSweet Company, which we refer to as NutraSweet, pursuant to an aspartame supply agreement that expires on December 31, 2005. Our agreement with NutraSweet contains a fixed purchase requirement in 2004 that is consistent with our projected usage and that will be purchased at a fixed price. In 2005, we will purchase a significant portion of our supply from NutraSweet at a fixed price but may also purchase aspartame from other suppliers. If for any reason, NutraSweet is unable to fulfill its obligations under the aspartame supply agreement, we may be unable to meet our aspartame supply needs on terms as favorable as those we have negotiated with NutraSweet. Additionally, there are a limited number of aspartame manufacturers who have the capacity to supply our global needs and meet our quality specifications. We estimate that the current aspartame market totals approximately 14,800 metric tons per year (with a capacity of 14,900 to 16,400 metric tons per year), of which we currently consume between 600 and 700 metric tons. Failure to acquire in a timely fashion a sufficient quantity of aspartame meeting our specifications would negatively impact our production schedule and could lead to shortages in stock, both of which would have a negative impact on our earnings and cash flows. An increase in the price of aspartame would negatively impact our earnings and cash flows.

  Inability to protect our trademarks and other proprietary rights could damage our competitive position.

        Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We rely on copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. We own no patents relating to aspartame or otherwise. We may have to engage in litigation to protect our rights to our intellectual property, which could result in significant litigation costs and require significant amounts of management's time.

        In a limited number of cases, we license our Equal® trademark to certain third parties for use in marketing certain of their products. We have invested substantially in the promotion and development of our trademarked brands and establishing their reputation as high-quality products. Actions taken by these parties may damage our reputation and our trademarks' value which could lead to reduced sales of our products.

        We and our affiliates have worldwide, royalty-free, exclusive licenses to the NutraSweet® mark in the tabletop sweetener category for products which contain aspartame sourced from NutraSweet. The licenses are in effect during the term of our aspartame supply agreement with NutraSweet and thereafter, subject to certain minimum purchase obligations. NutraSweet has the option to terminate the licenses upon six months' notice if we do not purchase at least 200 metric tons of aspartame from it in the calendar year then expired. Upon termination of our rights to the NutraSweet® mark, there is no guarantee that a third party, including NutraSweet, will not introduce a tabletop sweetener product under the NutraSweet® brand which competes with our products.

        We believe that the formulas and blends for our products are trade secrets. We rely on security procedures and confidentiality agreements to protect this proprietary information; however, such agreements and security procedures may be insufficient to keep others from acquiring this information. Any such dissemination or misappropriation of this information could deprive us of the value of our proprietary information.

  Health-related allegations could damage consumer confidence in our products.

        Periodically, claims are made regarding the safety of aspartame consumption. Past claims include allegations that aspartame leads to neurological illnesses and other health problems. Although we believe that we have been successful in presenting scientific evidence to dispute these claims and restore consumer confidence in the face of each of these claims, there can be no assurance that we will be similarly successful if health-related allegations are made in the future. If consumers lose confidence in the safety of our products, our sales and margins would be negatively impacted.

  Product liability claims or product recalls could adversely affect our business reputation.

        The sale of food products for human consumption involves the risk of injury to consumers. Such hazards could result from:

  •
  tampering by unauthorized third parties;

  •
  product contamination;

  •
  the presence of foreign objects, substances, chemicals and other agents; or

  •
  residues introduced during the manufacturing, packaging, storage, handling or transportation phases.

        Some of the products we sell are produced for us by third parties and such third parties may not have adequate quality control standards to ensure that such products are not adulterated, misbranded, contaminated or otherwise defective. In addition, we license our brands for use on products produced and marketed by third parties, for which we receive royalties. We may be subject to claims made by consumers as a result of products manufactured by these third parties which are marketed under our brand names.

        Consumption of adulterated products may cause serious health-related illnesses and we may be subject to claims or lawsuits relating to such matters. Even an inadvertent shipment of adulterated products is a violation of law and may lead to an increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies. Such claims or liabilities may not be covered by our insurance or by any rights of indemnity or contribution which we may have against third parties. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential consumers and on our brand image, all of which could negatively impact our earnings and cash flows.

        Additionally, our Fairfield, Australia facility manufactures certain pharmaceutical products for third parties. Our current insurance coverage excludes liabilities resulting from pharmaceutical manufacturing. A claim related to a pharmaceutical product which we produced could have a significant negative impact on our earnings and cash flows.

  Our international operations involve the use of foreign currencies, which subjects us to exchange rate fluctuations and other currency risks.

        The revenues and expenses of our international operations generally are denominated in local currencies, which subject us to exchange rate fluctuations between such local currencies and the U.S. dollar. These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations, as well as to other risks sometimes associated with international operations. There can be no assurance that we will not experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.

  If we do not manage costs in the highly competitive tabletop sweetener industry, our profitability could decrease.

        Our success depends in part on our ability to manage costs and be efficient in the highly competitive tabletop sweetener industry. We recently completed an internal reorganization aimed at eliminating excess costs and achieving additional efficiencies and we expect to make further cost reductions in the future. If we do not continue to manage costs and achieve additional efficiencies, our profitability could decrease. In addition, we cannot guarantee that following our cost reduction activities, we will have the internal resources to effectively compete against companies with greater resources than ours.

  If we fail to comply with the many laws applicable to our business, we may incur significant fines and penalties.

        Our facilities and products are subject to laws and regulations administered by the Federal Food and Drug Administration, and other federal, state, local, and foreign governmental agencies relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products. Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and recalls of our products. Our operations are also subject to regulations administered by the Environmental Protection Agency and other state, local and foreign governmental agencies. Failure to comply with these regulations can have serious consequences, including civil and administrative penalties and negative publicity.

        In addition to the possible fines and penalties discussed above, changes in laws and regulations in domestic and foreign jurisdictions, including changes in food and drug laws, accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws could have a significant adverse effect on our results of operations.

  Strikes or work stoppages by our unionized workers could disrupt our business.

        At December 31, 2003, approximately 7% of our employees, all of whom work in our Fairfield, Australia manufacturing facility, were covered by a collective bargaining agreement that is in effect until January 16, 2006. Our inability to negotiate an acceptable contract with the union upon expiration of this contract could result in strikes or work stoppages and increased operating costs as a result of higher wages or benefits paid to union members or replacement workers. If the unionized workers were to engage in a strike or work stoppage, or other non-unionized operations were to become unionized, we could experience a significant disruption of our operations or higher ongoing labor costs.

  There is no assurance that our senior management team or other key employees will remain with us.

        We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team and other key employees. If members of the management team or other key employees become unable or unwilling to continue in their present positions, the operation of our business would be disrupted and we may not be able to replace their skills and leadership in a timely manner to continue our operations as currently anticipated. We operate generally without employment agreements with, or key person life insurance on the lives of, our key personnel.

  We rely on a major distributor in our largest market.

        We have an agreement with Heinz to purchase and distribute our products to grocery and food service customers in our North American market. In 2003, purchases by Heinz represented 24% of our consolidated net sales. We are dependent on Heinz to sell our products to grocery stores, certain food wholesalers and food service distributors and operators. We do not have a significant sales force or sales organization to support the sale of products in North America. If Heinz becomes unwilling or unable to continue to fulfill its obligations under our agreement with them, or is not in the financial position to purchase or market our products, we may be required to find alternative means to sell our products and our financial performance may be adversely and materially affected. The terms of our agreement with Heinz provide that either party may terminate the agreement upon 180 days prior written notice. Each year we re-negotiate the terms of our agreement with Heinz. If we are unable to negotiate terms that are favorable to us, our earnings may be negatively impacted.

  Our business may be adversely affected by conditions in the countries where we operate.

        We operate in many countries throughout the world. Economic and political changes in the countries where we market and produce our products, such as inflation rates, recession, foreign ownership restrictions, restrictions on transfer of funds into or out of a country and similar factors may adversely affect our results of operations.

  We have a limited operating history, and therefore are subject to the risk of inconsistent results, policies and strategies.

        Merisant was formed by an affiliate of Pegasus Capital Advisors, L.P. and several other investors to acquire the assets of the low calorie tabletop sweetener business of the Consumer Food Division of Monsanto. Although Monsanto operated the business before the acquisition by Merisant in 2000, we have a limited operating history as a stand-alone company. As a result, our future results of operations or financial condition may vary from the results previously realized by Monsanto.

  Our taxes may increase.

        In 2000, our Swiss subsidiary purchased all of our foreign trademarks from us, in exchange for a promissory note in the amount of $168.0 million. The repayment of the principal of this note is not subject to tax in the United States. However, once the note is repaid in full, which may occur as soon as 2006, any cash repatriation from this subsidiary could result in a higher effective tax rate. If these taxes prove to be significant, our earnings and results of operations could be negatively impacted.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive the outstanding notes in like principal amount, the form and terms of which are substantially the same as the form and term of the exchange notes (which replace the outstanding notes, except as otherwise described in this prospectus, and which represent the same indebtedness). The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

        The net proceeds of the offering of the outstanding notes were approximately $72.5 million, after deducting the initial purchasers' discount and estimated offering expenses.

CAPITALIZATION

        The following table shows our cash and cash equivalents, debt and stockholders' equity on a consolidated basis at December 31, 2003. The table below should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Indebtedness," our consolidated financial statements and related notes, and other financial information included elsewhere in this prospectus.

As of December 31, 2003
($ in millions)
Cash and cash equivalents	$8.8

Long-term debt (including current portion)(1):
Revolving credit facility(2)	$—
Term loans(2)	241.7
9 1/2% senior subordinated notes due 2013	225.0
12 1/4% senior subordinated discount notes due 2014	76.2

Total debt, including current portion	542.9
Stockholders' equity (deficit):
Common stock	0.1
Additional paid-in capital	—
Due from employees for purchase of stock	(0.8)
Retained earnings (deficit)	(90.6)
Accumulated other comprehensive loss	(5.4)
Less cost of treasury stock	(1.7)

Total stockholders' equity (deficit)	(98.4)

Total capitalization	$444.5

(1)
Excludes a capital lease obligation of Merisant of $0.5 million.

(2)
Amounts outstanding under Merisant's credit facility are likely to vary as it continues to pay down debt using internally generated cash. As of December 31, 2003, the outstanding balance under Merisant's existing credit facility was $241.7 million, consisting of €42.0 million of Euro Term Loan A and $189.0 million of Term Loan B, and Merisant had no borrowings under the revolving credit facility.

  The term loans and the revolving credit facility under Merisant's credit facility bear interest at floating rates. As of December 31, 2003, the interest rate in effect for Euro Term Loan A was LIBOR plus 2.75% and the interest rate in effect for Term Loan B was LIBOR plus 2.75%. Merisant's Euro Term Loan A and revolving credit facilities mature on March 31, 2006 and its Term Loan B facility matures on March 31, 2007.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table shows our selected historical consolidated financial data for the period from March 17, 2000 (our date of inception) to December 31, 2000 and the years ended December 31, 2001, 2002 and 2003. Our selected historical consolidated financial data for the period from March 17, 2000 to December 31, 2000 and the years ended December 31, 2001, 2002 and 2003 were derived from our audited consolidated financial statements. This selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

		Year Ended December 31,
	Period From March 17 to December 31, 2000
		2001	2002	2003
	(in millions)
Income Statement Data:
Net sales	$278.4	$343.1	$349.6	$352.3
Cost of sales	109.5	134.6	134.5	138.0

Gross profit	168.9	208.5	215.1	214.3

Operating expenses:
Marketing and selling expenses	56.1	69.3	77.1	81.4
Administration expenses	24.3	31.1	32.0	35.4
Amortization of intangibles	29.0	36.2	28.7	22.2
Start-up expenses	20.7	13.7	0.7	—
Restructuring expenses	—	0.7	2.3	8.2

Total operating expenses	130.1	151.1	140.8	147.2

Income from operations	38.9	57.4	74.2	67.1

Other expenses (income):
Interest expense, net	36.2	42.2	33.6	37.7
Cost of refinancing	—	—	7.1	29.8
Euro-denominated loan foreign exchange loss	—	—	—	5.2
Other (income) expense, net	(0.3)	1.5	0.6	(7.6)

Total other expenses	35.9	43.7	41.4	65.1

Income before income taxes	2.9	13.7	32.8	2.0
Provision for income taxes	5.1	7.4	8.1	19.7

Net income (loss)	$(2.2)	$6.3	$24.7	$(17.6)

Cash Flow Data:
Cash flows provided by operating activities	$69.9	$42.5	$55.9	$68.4
Cash flows used in investing activities	(589.6)	(15.4)	(7.1)	(8.3)
Cash flows provided by (used in) financing activities	549.9	(42.9)	(56.8)	(58.4)
Financial and Other Data:
Operating EBITDA(1)	$93.5	$115.0	$115.6	$110.2
Depreciation and amortization	33.7	44.7	38.3	33.2
Capital expenditures	8.8	15.4	7.1	6.0
Ratio of earnings to fixed charges	1.076	1.320	1.939	1.050
Balance Sheet Data (at end of period):
Cash and cash equivalents	$30.2	$14.3	$6.3	$8.8
Working capital as adjusted(2)	38.6	28.9	46.5	42.3
Total assets	669.4	640.9	580.8	575.5
Senior debt	346.4	303.1	310.4	241.7
Total debt(3)	408.2	365.3	310.4	542.9
Stockholder's equity (deficit)	155.9	150.1	162.8	(98.4)
Total capitalization	564.1	515.4	473.2	444.5

(1)
"Operating EBITDA" as presented herein is the measure upon which management assesses our financial performance, and is the measure of our financial performance in each of our segments. Operating EBITDA excludes interest expense, income tax expense and depreciation and amortization, as well as items such as expenses related to start-up costs, restructuring expenses and other non-cash items.

The following table illustrates the reconciliation of Operating EBITDA to net income (loss), which management believes is the most nearly equivalent GAAP measure. The adjustments set forth below are those relevant to the periods presented.

		Year Ended December 31,
	Period From March 17 to December 31, 2000
		2001	2002	2003
	(in millions)
Net income (loss)	$(2.2)	$6.3	$24.7	$(17.6)
Provision for income taxes	5.1	7.4	8.1	19.7
Interest expense, net	36.2	42.2	33.6	37.7
Cost of refinancing	—	—	7.1	29.8
Euro-denominated loan foreign exchange loss	—	—	—	5.2
Realized gain on derivative instruments	—	—	—	(5.8)
Depreciation and amortization	33.7	44.7	38.3	33.2
Start-up expenses(a)	20.7	13.7	0.7	—
Restructuring expenses(b)	—	0.7	2.3	8.2
Other non-cash items(c)	—	—	0.7	(0.2)

Operating EBITDA	$93.5	$115.0	$115.6	$110.2

  (a)
  Start-up expenses, which we expense as incurred, are costs incurred in connection with the organization of our company. We include start-up expenses as operating expenses in the accompanying consolidated statements of operations and comprehensive loss.

  (b)
  During July 2001, we announced that as a result of our evaluation of strategic options, we would immediately begin implementing a plan designed to improve both financial results and the long-term value of the business. We announced a subsequent phase of this plan in June 2002. The charges principally relate to planned employee termination costs that have been announced in each of the respective periods. The restructuring liability as of the end of each period is included in accrued expenses and other liabilities in our consolidated balance sheets.

  (c)
  Other non-cash items consist of certain non-cash expenses (income) that have not been allocated to our reportable segments and, therefore, are not included in our definition of Operating EBITDA.

Operating EBITDA is presented herein because we believe it a useful supplement to operating income and cash flows from operations in understanding cash flows generated from operations that are available for tax, debt service and capital expenditures. In particular, management uses Operating EBITDA to evaluate reportable segment performance and allocate resources. Additionally, management uses these measures to compare our operating performance with that of our competitors. However, Operating EBITDA is not a measure of liquidity under GAAP. Accordingly, while providing useful information, these measures should not be considered in isolation or as a substitute for consolidated statement of cash flow data prepared in accordance with GAAP as an indication of our liquidity. In addition, the Operating EBITDA measure presented may differ from, and may not be comparable to, similarly titled measures used by other companies. Operating EBITDA margin represents Operating EBITDA as a percentage of net sales.

(2)
Working capital as adjusted consists of trade accounts receivable, net, plus other receivables, inventories and prepaid expenses and other current assets, less accounts payable, income taxes payable and accrued expenses and other current liabilities. Our definition of working capital as adjusted is different than working capital defined as total current assets minus total current liabilities. Working capital, defined as total current assets minus total current liabilities, was $47.7 million, $21.8 million, $27.9 million and $48.9 million at December 31, 2000, 2001, 2002 and 2003, respectively.

(3)
Excludes capital lease obligations of $0.6 million at December 31, 2001, $0.3 million at December 31, 2002 and $0.5 million at December 31, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with our consolidated financial statements and their accompanying notes included elsewhere in this prospectus. Our discussion of results by reportable segment should be read in conjunction with Note 14 to our consolidated financial statements included elsewhere in this prospectus, which illustrates the reconciliation of Operating EBITDA to net income.

Overview

        We are a holding company, with substantially all of our assets consisting of the capital stock of our wholly-owned subsidiary, Merisant. Through Merisant, we are the worldwide leader in the marketing of low calorie tabletop sweeteners, with an estimated 30% share of a growing global retail market which we estimate at $1.3 billion. We believe that we have the leading market share in 11 of the top 20 countries for low calorie tabletop sweetener sales. Our portfolio of brands, including our premium-priced brands Equal® and Canderel®, is sold in over 85 countries and are among the most recognized low calorie tabletop sweetener products in the world, with brand awareness estimated at 90% or above in each of their respective key markets. The strength of our leading brands is evidenced by price premiums relative to most of our competitors.

        Our company was formed by an investor group led by an affiliate of Pegasus Capital Advisors, L.P. in 2000 to acquire certain assets of the tabletop sweetener business of Monsanto. Monsanto entered the sweetener market in 1985 through its acquisition of Searle, which discovered aspartame and founded the business over 20 years ago.

        We sell through multiple channels of distribution, including grocery and pharmacy retailers, food service distributors, mass merchandisers and club/warehouse retailers. We use distributors and brokers to distribute our products throughout the world and sell our products directly to selected customers in our largest markets. In 2003, $83.8 million, or 24% of our net sales, were made to Heinz, our primary distributor to the grocery and food service customers in the United States. Other than Heinz, no customer, including those serviced by Heinz, accounted for greater than 10% of our total net sales in 2003. From time to time, we reevaluate our strategy to determine whether it is more advantageous to maintain a direct sales infrastructure or to use distributors and brokers within certain markets.

        Our reportable segments are organized and managed principally by geographic region: North America, EAME, Latin America and Asia/Pacific. We review Operating EBITDA to evaluate segment performance and allocate resources. Operating EBITDA consists of segment earnings before interest expense, income tax expense and depreciation and amortization as well as items such as expenses related to start-up costs, restructuring charges and other non-cash items (including non-cash derivative gains and losses). Other (income) expense, net, as reported in our consolidated financial statements, is included in Operating EBITDA of the respective reportable segment, except for the portion of other (income) expense, net that relates to foreign currency transaction gains or losses associated with the euro-denominated debt and unrealized gains or losses on derivative instruments. Corporate expenses include corporate staff and related amounts. Corporate expenses, interest and other expenses and the provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment performance utilized by management. Our assets, which are principally in the United States and Europe, are also managed geographically.

        Currently, we are positioned to leverage many of our strengths, including our leading global market position and scale, our strong brand equity, our strong and stable cash flows and our experienced management team. These strengths allow us to respond to changes in market conditions and challenges from competitors on both a global and local basis.

        Recently, we have seen some changes in the trends in our category. Most significantly, a considerable competitor has increased its efforts to penetrate both domestic and international markets. Although these trends have, in many ways, helped to grow the category from a historically steady 2-3% growth rate to a more robust 16% in the last year, they have also presented more immediate challenges to our market share. In order to maintain our leading position in the category, we are dedicated to expanding our brand positioning to both attract new users into the category and to promote new usage among our existing customers. Our strong financial position allows us to increase our advertising and marketing efforts while still allocating cash flows to pay down our existing debt.

Critical Accounting Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accounting estimates are an integral part of the financial statements prepared by management and are based on knowledge and experience about past and current events and on assumptions about future events.

        We believe the following to be our critical accounting estimates because they are both important to the portrayal of our financial condition and results of operations and they require critical management judgements and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our results of operations for future periods could be materially affected.

        Advertising and promotional accruals.    We expense advertising costs as incurred or in the year in which the related advertisement initially appears. We deduct consumer incentive and trade promotion activities from revenue based on amounts estimated as being due to customers and consumers at the end of a period, based principally on our historical utilization and redemption rates.

        Trade marketing.    Our trade marketing program is designed to fund direct and indirect trade customer efforts that promote the company's products. Direct trade customers are customers we sell and ship directly to, including mass marketers and larger grocery chains. Indirect trade customers are those customers served by one of our partners, such as Heinz in the United States, and related trade marketing activities are managed by and funded through our partners.

        Trade marketing spending helps generate strong retailer support of our brands, including retailer participation in promotions. Trade promotion activities include every day low price (EDLP), co-op advertising, product displays, special shelf price tagging and securing shelf space and aisle placement.

        Trade marketing deductions are recorded as reductions to sales and accrued based on volume shipped using a rate per standard case developed from historical and forecasted trade plan experience and information. The accrual rates are adjusted, if necessary, during the year if actual experience trends differently than the assumed rates per standard case.

        Coupons.    One of the primary methods of promoting our products to consumers in certain markets, primarily the United States, is through coupon related programs. Coupons are distributed typically as:

  •
  Free standing inserts in newspapers

  •
  Instant redeemables included on product packaging

  •
  In-store coupons at dispensers or register

  •
  Direct mail

        The month a coupon program is in place, the company accrues for expected redemptions by consumers and related redemption fees. We maintain extensive information on redemption history on coupon programs and have demonstrated the ability to reasonably predict and accrue for redemptions. Actual redemption rates are also reviewed monthly and if there is deviation from expectations, the accrual is adjusted.

        Allowance for doubtful accounts.    We record an allowance for doubtful accounts as an estimate of the inability of our customers to make their required payments. The determination of the allowance requires us to make assumptions about the future ability to collect amounts owed from customers. Changes to these assumptions or estimates could have a material impact on our results of operations. When determining the amount of the allowance for doubtful accounts, we consider a number of factors. Most importantly, an aging of the accounts receivable that lists past due amounts according to invoice terms is reviewed. In addition, we consider the current economic environment, the credit rating of the customers, general overall market conditions and historical experience.

        Once the determination is made that a customer is unlikely to pay, we will record a charge to bad debt expense in the income statement and an increase to the allowance for doubtful accounts. When it becomes certain the customer cannot pay, the receivable is written off against the allowance for doubtful accounts.

        From our inception on March 17, 2000, we have only experienced one significant customer bankruptcy, Kmart Corporation, which was announced at the end of 2001 and resulted in a charge against the allowance for doubtful accounts in the amount of $0.9 million. In 2003, we experienced no significant charges against the allowance for doubtful accounts. The allowance for doubtful accounts as of December 31, 2003 was $2.0 million, or 1% of sales, versus $1.4 million, or 0.4% of sales, as of December 31, 2002. In 2003, we recorded a sales return allowance in Asia Pacific related to a limited recall in the amount of $0.2 million. We believe our allowance for doubtful accounts is adequate to cover any future non-payments of our customers. However, if economic conditions deteriorate significantly or if one of our large customers declares bankruptcy, a larger allowance for doubtful accounts might be necessary.

        Impairment of goodwill.    We evaluate the recoverability of goodwill by estimating the future discounted cash flows of the business. The rate used in determining discounted cash flows is a rate corresponding to our cost of capital, risk adjusted where necessary. When estimated future discounted cash flows are less than the carrying value of the net assets (tangible and identifiable intangibles) and related goodwill, impairment losses of goodwill are charged to operations. Impairment losses, limited to the carrying value of goodwill, represent the excess of the sum of the carrying value of the net assets (tangible and identifiable intangibles) and goodwill over the discounted cash flows. In determining the estimated future cash flows, we consider current and projected future levels of income as well as business trends, prospects and market and economic conditions.

        Impairment of long-lived assets.    Long-lived assets consist principally of property and equipment and trademarks. We make regular assessments to determine if factors are present which indicate that an impairment of a long-lived asset or asset group may exist. When factors indicate that an impairment may exist, we compare the sum of the undiscounted cash flows expected from the long-lived asset or asset group to the carrying amount of the asset or asset group. If this comparison indicates impairment, the carrying amount of the long-lived asset or asset group is written down to estimated fair value. The cash flows related to an asset or asset group are based on our estimates of future results and actual cash flows may differ from such estimates.

        Income taxes.    We recognize deferred taxes for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. Federal income taxes are provided on that portion of the income of foreign subsidiaries that is expected to be remitted to the United States and be taxable. We evaluate our deferred tax assets to determine whether they are more likely than not to be realized in the future and record valuation allowances against the deferred tax assets for amounts which are not considered more likely than not to be realized. The estimate of the amount that is more likely than not to be realized requires the use of assumptions concerning the amounts and timing of our future income by taxing jurisdiction. We periodically review assumptions and estimates of our probable tax obligations using historical experience in tax jurisdictions and informed judgments. Actual results may differ from those estimates.

Results of Operations

        The following table sets forth certain of our financial data for the years ended December 31, 2002 and 2003.

			Year Ended December 31,
	Year Ended December 31,
					Better/(Worse) than Prior Year
	2002	2003	2002	2003
	(in millions)		as % of Sales		Dollars	%
Net sales	$349.6	$352.3	100%	100%	$2.7	1%
Cost of sales	134.5	138.0	38%	39%	(3.5)	(3)%

Gross profit	215.1	214.3	62%	61%	(0.7)	—%

Operating expenses:
Marketing and selling expenses	77.1	81.4	22%	23%	(4.4)	(6)%
Administration expenses	32.0	35.4	9%	10%	(3.3)	(10)%
Amortization of intangibles	28.7	22.2	8%	6%	6.5	23%
Start-up expenses	0.7	—	—%	—%	0.7	100%
Restructuring expenses	2.3	8.2	1%	2%	(5.9)	(255)%
Total operating expenses	140.8	147.2	40%	42%	(6.4)	(5)%

Income from operations	74.2	67.1	21%	19%	(7.1)	(10)%

Other expenses (income):
Interest income	(1.1)	(0.8)	—%	—%	(0.3)	28%
Interest expense	34.8	38.5	10%	11%	(3.7)	(11)%
Costs of refinancing	7.1	29.8	2%	8%	(22.6)	(316)%
Other (income) expense, net	0.6	(2.4)	—%	(1)%	3.0	475%

Total other expenses	41.4	65.1	12%	18%	(23.7)	(57)%

Income before income taxes	32.8	2.0	9%	1%	(30.8)	(94)%
Provision for income taxes	8.1	19.7	2%	6%	(11.6)	(143)%

Net income (loss)	$24.7	$(17.6)	7%	(5)%	$(42.3)	(171)%

        For each of the periods discussed below, the information set forth under the caption "—Consolidated Results" represents an overview of our results of operations on a consolidated basis. Additional detail regarding our results of operations can be found under the caption "—Segment Results" for each period discussed below.

  Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

  Consolidated Results

        Net sales.    The increase in consolidated net sales was attributable to approximately $17 million in positive currency translation, net of hedging losses, derived from all non-US regions, but primarily EAME. Additionally, growth in the drug and food service channels in North America, growth in some key markets, such as the Middle East and Australia/New Zealand, and sales related to the acquisition of the NoSucar™ trademark in Latin America contributed to the sales growth. This was partially offset by lower volumes in the North American grocery and club channels and certain markets in the other regions, primarily the UK and the Caribbean, as described in our segment results.

        Cost of sales.    Cost of sales increased mainly due to currency translation, plant equipment write-offs, inventory write-offs and timing of product improvements. These increases in cost of sales were partially mitigated by significant material cost improvements. This resulted in a slight overall decrease in gross margin from 62% to 61%.

        Operating expenses.    Marketing and selling expenses increased primarily due to increased marketing investment in North America and the unfavorable impact of currency translations, partially offset by marketing investment reductions in Latin America and Asia Pacific. Administration expenses increased primarily due to higher performance-based incentive expense related to achievement of 2003 targets and currency translation, partially offset by savings from restructuring actions. Amortization expense decreased as trademark usage rights were fully amortized by the end of 2002. Start-up expenses no longer exist in 2003, as our transition to a stand-alone company was complete in 2002. During June 2002, we announced that as a result of our evaluation of strategic options, we would immediately begin implementing a plan designed to improve both financial results and the long-term value of our business. As a result of these actions, we recorded restructuring charges for workforce reductions of $2.3 million in 2002 and $8.2 million in 2003. Cash payments related to restructuring liabilities totaled $1.6 million in 2002 and $4.5 million in 2003.

        Interest.    Net interest expense increased due to higher debt balances and interest rates resulting from our recapitalization, which occurred in July and November 2003.

        Costs of refinancing.    In conjunction with the refinancing of our credit facility in July 2003, we wrote off $8.7 million of deferred financing fees associated with our previous credit facility and recognized $21.1 million of derivative losses related to interest rate swaps and collars associated with the old debt which were previously deferred as a component of other accumulated comprehensive loss. In 2002, we refinanced our subordinated debt and incurred $7.1 million in refinancing costs.

        Other expense, net.    Other expenses decreased due to a $5.8 million gain on derivative instruments offset by the impact of the strengthened euro on the euro-denominated debt issued in July 2003.

        Taxes.    Our reported effective tax rate was 25% in the year ended December 31, 2002. In the year ended December 31, 2003, we recorded a $19.7 million tax provision on income before income taxes of $2.1 million. The unusual relationship of our tax provision to our pre-tax loss in 2003 relates to increased tax loss carryforwards and other deferred tax assets for which we have not recorded a tax benefit. We determined that we have not satisfied the "more likely than not" test with respect to these deferred tax assets and have increased our total valuation allowances by $21.2 million to $24.8 million. We will continue to assess the valuation allowances and, to the extent we determine that such allowances may no longer be required, these deferred tax assets will be recognized in the future.

  Segment Results

        The following table presents net sales and Operating EBITDA expressed in millions of dollars for each of our reportable segments (totals may not foot due to rounding):

	Net Sales				Operating EBITDA
	Year Ended December 31,		Better/(Worse) than Prior Year		Year Ended December 31,		Better/(Worse) than Prior Year
	2002	2003	$	%	2002	2003	$	%
	(in millions)				(in millions)
North America	$167.2	$161.0	$(6.2)	(4)%	$77.8	$75.2	$(2.6)	(3)%
Operating EBITDA Margin					47%	47%	—%
EAME	109.2	123.9	14.7	13%	36.6	38.7	2.1	6%
Operating EBITDA Margin					33%	31%	(2)%
Latin America	54.2	46.7	(7.5)	(14)%	20.9	15.7	(5.2)	(25)%
Operating EBITDA Margin					39%	34%	(5)%
Asia/Pacific	19.0	20.7	1.7	9%	0.6	0.6	—	(9)%
Operating EBITDA Margin					3%	3%	—%
Corporate expenses	—	—	—	—	(20.3)	(20.0)	0.3	(1)%

	$349.6	$352.3	$2.7	1%	$115.6	$110.2	$(5.4)	5%

Operating EBITDA Margin					33%	31%	(2)%

  North America

        Net sales.    The sales decrease in our North American segment was principally attributable to volume decline in a few channels, mainly grocery and club, and additional expenses related to the potential introduction of new products. The decrease in grocery channel volumes is due to lower consumer demand. The reduction in the club channel is due to lower consumption and the temporary removal of a product from a limited number of stores during the second half of 2003.

        Operating EBITDA.    Operating EBITDA decreased due to a reduction in sales and increased marketing investment, partially offset by improved cost of sales. Operating EBITDA margin was relatively flat as stronger gross margins were partially offset by higher marketing spending. Gross margin increased due to savings in product costs and favorable product mix.

  EAME

        Net sales.    The net sales increase in EAME resulted from the favorable impact of currency translations. Although there was volume growth in Middle East/Africa and Hungary, those sales were more than offset by a decline in a number of other countries, mainly the UK.

        Operating EBITDA.    Operating EBITDA increased mainly due to the impact of strengthened currency in the region partially offset by an increase in marketing investment in select countries. The decrease in Operating EBITDA margin was primarily due to a decline in gross margin coupled with an increase in marketing and selling expenses as a percentage of net sales. Gross margin declined primarily due to inventory write-offs and increased depreciation.

  Latin America

        Net sales.    The decrease in Latin American sales is mainly due to a strategic decision to halt shipments to certain customers in the Caribbean region. Also negatively impacting sales are lower volumes across portions of the region due to the continued negative economic environment and our decision to exit the unprofitable Brazilian market. Increased sales in Central America due to a trademark acquisition partially offset these declines.

        Operating EBITDA.    Operating EBITDA decreased mainly due to the reduction in sales described above and higher manufacturing expenses. The decrease in Operating EBITDA margin was primarily due to a decline in gross margin and an increase in marketing, selling and administrative expenses as a percentage of net sales. Gross margin declined primarily due to higher manufacturing expenses during 2003 when compared to unusually low manufacturing expenses in 2002 relating to the devaluation of the Argentine peso. Sales declines outpaced marketing, selling and administration expense reductions, resulting in an increase in these expenses as a percent of sales.

  Asia/Pacific

        Net sales.    Net sales in the Asia/Pacific region increased primarily due to volume growth in Australia/New Zealand, our biggest market in the region, and the favorable impact of currency translations. This increase was somewhat offset by lower volumes in Asia attributable to SARS, uncertainty generated by the hostilities in Iraq and a return allowance for sales of certain SKUs involved in a limited recall subsequent to December 31, 2003 in Australia/New Zealand, which negatively impacted the fourth quarter of 2003.

        Operating EBITDA.    Operating EBITDA was relatively flat as increased margins were offset by inventory write-offs due to the limited recall in Australia/New Zealand described above, lower fixed cost absorption and unfavorable currency revaluation impacts.

  Corporate

        Corporate expenses.    Corporate expenses were relatively flat, decreasing from $20.3 million in 2002 to $20.0 million in 2003, primarily due to restructuring savings offsetting higher performance-based incentive expense related to achievement of 2003 targets.

Results of Operations

        The following table sets forth certain of our financial data, for the years ended December 31, 2001 and 2002.

			Year Ended December 31,
	Year Ended December 31,
					Better/(Worse) than Prior Year
	2001	2002	2001	2002
	(in millions)		as % of Sales		Dollars	%
Net sales	$343.1	$349.6	100%	100%	$6.5	2%
Cost of sales	134.6	134.5	39%	38%	0.1	—%

Gross profit	208.5	215.1	61%	62%	6.5	3%

Operating expenses:
Marketing and selling expenses	69.3	77.1	20%	22%	(7.7)	(11)%
Administration expenses	31.1	32.0	9%	9%	(1.0)	(3)%
Amortization of intangibles	36.2	28.7	11%	8%	7.5	21%
Start-up expenses	13.7	0.7	4%	—%	13.0	95%
Restructuring expenses	0.7	2.3	—%	1%	(1.6)	(222)%

Total operating expenses	151.1	140.8	44%	40%	10.3	7%

Income from operations	57.4	74.2	17%	21%	16.8	29%

Other expense (income):
Interest income	(1.5)	(1.1)	—%	—%	(0.3)	23%
Interest expense	43.7	34.8	13%	10%	8.9	20%
Costs of refinancing	—	7.1	—%	2%	(7.1)	N/A
Other expense, net	1.5	0.6	—%	—%	0.9	58%

Total other expenses	43.7	41.4	13%	12%	2.3	5%

Income before income taxes	13.7	32.8	4%	9%	19.1	140%
Provision for income taxes	7.4	8.1	2%	2%	(0.7)	(10)%

Net income	$6.3	$24.7	2%	7%	$18.4	292%

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Consolidated Results

        Net sales.    The increase in net sales was primarily attributable to volume growth across North America, EAME and Asia/Pacific, partially offset by a volume decline in Latin America due to the impact of a severe economic crisis in Argentina, a key Latin American market.

        Cost of sales.    Consolidated cost of sales remained essentially flat, despite an increase in sales, primarily due to the favorable impact of currency translation, lower performance-based incentive expense related to 2002 growth targets and lower product costs. This resulted in an increase in gross margin from 61% to 62%.

        Operating expenses.    Marketing expenses increased primarily due to higher marketing investment across all our segments. Administration expenses increased primarily due to increased staff costs, largely offset by lower performance-based incentive expense related to 2002 performance. Amortization expense decreased as we discontinued amortization of goodwill as required under SFAS 142. Start-up expenses decreased substantially in 2002 when compared to 2001, as our transition to a stand-alone company was substantially completed in 2001. In July 2001 and June 2002, we announced that as a result of our evaluation of strategic options, we would immediately begin implementing a plan designed to improve both financial results and the long-term value of our business. As a result of these actions, restructuring and restructuring-related charges for workforce reductions of $2.3 million and $0.7 million were recorded for the years ended December 31, 2002 and December 31, 2001, respectively.

        Interest.    The decrease in net interest expense was primarily due to a lower debt balance, as total debt decreased approximately $55.2 million in 2002 from 2001. Increased cash flows were applied to outstanding debt. The decrease in interest rates had an immaterial impact on total interest expense due to interest rate hedges in place throughout 2001 and 2002.

        Costs of refinancing.    In conjunction with the refinancing of our subordinated debt in early 2002, we incurred $7.1 million in refinancing costs.

        Other expense, net.    The reduction in other expense is primarily due to unfavorable currency impacts related to the EAME region that did not repeat in 2002.

        Taxes.    Our reported effective tax rate for 2002 decreased from 54% in 2001 to 25% in 2002, due primarily to favorable changes in global product sourcing. Additionally, we determined that we have not satisfied the "more likely than not" test with respect to certain deferred tax assets of some of our U.S. and foreign operations, resulting in a net increase in our valuation allowances of $2.5 million, for a total of $3.6 million. We will continue to assess the valuation allowances, and, to the extent we determine that changes in the allowances are required, they will be recognized in the future.

  Segment Results

        The following table presents net sales and Operating EBITDA expressed in millions of dollars for each of our reportable segments:

	Net Sales				Operating EBITDA
	Year Ended December 31,		Better/(Worse) than Prior Year		Year Ended December 31,		Better/(Worse) than Prior Year
	2001	2002	$	%	2001	2002	$	%
	(in millions)				(in millions)
North America	$159.8	$167.2	$7.4	5%	$79.7	$77.8	$(1.9)	(2)%
Operating EBITDA Margin					50%	47%	(3)%
EAME	104.8	109.2	4.4	4%	38.3	36.6	(1.7)	(5)%
Operating EBITDA Margin					37%	34%	(3)%
Latin America	62.8	54.2	(8.6)	(14)%	20.9	20.9	—	—
Operating EBITDA Margin					33%	39%	5%
Asia/Pacific	15.7	19.0	3.3	21%	1.4	0.6	(0.8)	(53)%
Operating EBITDA Margin					9%	3%	(6)%
Corporate expenses	—	—	—	—	(25.3)	(20.3)	5.0	(20)%

	$343.1	$349.6	$6.5	2%	$115.0	$115.6	$0.6	—

Operating EBITDA Margin					34%	33%	(0.1)%

  North America

        Net sales.    The increase in net sales was principally attributable to volume growth across the food service, club/warehouse and mass merchandiser distribution channels and a net price increase due to lower coupon expense, partially offset by volume declines in the grocery distribution channel.

        Operating EBITDA.    The decrease in Operating EBITDA margin was primarily attributable to increased operating expenses, partially offset by stronger gross margin. Gross margin increased due to savings in product costs and favorable absorption of fixed costs from higher volumes, partially offset by unfavorable channel mix. Operating expenses increased primarily due to certain marketing expense reimbursements in 2001.

  EAME

        Net sales.    The sales increase resulted from growth in several European markets and Africa and the favorable impact of currency translations, partially offset by a decline in Middle East sales due to the timing of shipments related to our transition to a stand-alone company.

        Operating EBITDA.    The decrease in Operating EBITDA margin was primarily due to a decline in gross margin, as well as an increase in operating expenses as a percentage of net sales, partially offset by favorable foreign currency translation. Gross margin declined primarily due to a shift in country mix as well as increased staff costs related to supply chain management. Operating expenses increased in 2002 as a result of infrastructure costs relating to the completion of our transition to a stand-alone company, increased marketing expenses and restructuring charges, partially offset by lower performance-based incentive expenses related to 2002 performance against growth targets. Favorable impact of foreign currency translation increased Operating EBITDA by $1.2 million.

  Latin America

        Net sales.    Net sales decreased primarily due to a decrease in sales volume in Argentina as a result of the economic crisis in that country. The remainder of the decline in Latin America sales was due primarily to the significant devaluation of the Argentine peso in early 2002.

        Operating EBITDA.    Despite the decrease in net sales, Operating EBITDA remained flat in 2001 and 2002, resulting in an increase in Operating EBITDA margin. This increase was primarily the result of favorable currency translation on expenses and lower performance-based incentive expenses related to 2002 performance, partially offset by increased marketing expenses.

  Asia/Pacific

        Net sales.    Net sales in the Asia/Pacific region grew primarily due to an increase in India and Australia/New Zealand, our biggest market in the region, and increased contract manufacturing sales at our Fairfield facility in Australia.

        Operating EBITDA.    The decrease in Operating EBITDA and Operating EBITDA margin is a result of a relatively high fixed cost component in Asia, where we have invested in anticipation of expansion and growth.

  Corporate

        Corporate expenses.    Corporate expenses decreased from $25.3 million in 2001 to $20.3 million in 2002, primarily due to lower performance-based incentive expenses related to 2002 performance against growth targets.

Liquidity and Capital Resources

        Our liquidity needs are primarily met through internally-generated cash flow. From time to time, Merisant also borrows money under its revolving line of credit under its senior credit facility. Our primary uses of cash are cost of sales, operating expenses, debt service, capital expenditures and dividends. We do not plan to pay significant dividends in the future.

  Year Ended December 31, 2003

        Net cash provided by operating activities totaled approximately $68.4 million for the year ended December 31, 2003, compared to $55.9 million for the year ended December 31, 2002. Working capital contributed $9.8 million to cash flow from operating activities in the year ended December 31, 2003, primarily due to increases in current liabilities and other receivables, partially offset by increased trade receivables and inventories. Net cash provided by operating activities in 2003 was higher than 2002 due to the timing of interest payments and the costs of refinancing.

        Net cash used in investing activities totaled $8.3 million for the year ended December 31, 2003, compared to $7.1 million for the year ended December 31, 2002. Capital expenditures in 2003 were lower than in 2002 and were primarily manufacturing-related at our three production facilities at Manteno, Illinois, Zarate, Argentina, and Fairfield, Australia. Net cash used in investing activities also included a payment of $2.4 million in 2003 in connection with the acquisition of a trademark in Latin America.

        Net cash used in financing activities totaled $58.4 million in the year ended December 31, 2003, compared to $56.8 million in 2002. Net cash used in financing activities in 2003 consisted of payments of existing term loans and dividends to stockholders offset by new long-term borrowings pursuant to our refinancing in the third quarter.

  Year Ended December 31, 2002

        Net cash provided by operating activities for the year ended December 31, 2002 totaled approximately $55.9 million, compared to $42.5 million for the same period in 2001. Operating cash flows in 2002 were derived from net income, partially offset by working capital changes in operating assets and liabilities of $15.9 million. The working capital variance was primarily due to decreases in payables ($11.1 million) and accruals ($19.0 million), partially offset by a decrease in our value-added tax receivables of $11.6 million. Payables decreased due to the devaluation of the Argentine peso and the related acceleration of Argentina payables denominated in U.S. dollars ($5.2 million) as well as the acceleration of payables to Monsanto in connection with the transfer of our European manufacturing operations to a third party contract manufacturer ($3.0 million). The accruals decreased due to lower performance incentives ($7.3 million), payments made under our aspartame supply agreement ($5.5 million), and higher tax payments ($3.6 million). Additionally, cash flows from operations for the year ended December 31, 2002 reflect the payment of prepayment penalties of $2.6 million and debt discount of $2.8 million in connection with our debt refinancing.

        Net cash used in investing activities for the year ended December 31, 2002 totaled $7.1 million compared to $15.4 million for the year ended December 31, 2001. The decrease was primarily attributable to one-time expenditures made in 2001, as discussed below. Capital expenditures in 2002 were primarily manufacturing-related at the company's three manufacturing facilities at Manteno, Illinois, Zarate, Argentina, and Fairfield, Australia.

        During the year ended December 31, 2002, we entered into a new term loan for $70.0 million. We used those proceeds, along with cash generated by operating activities, to repay $63.0 million on existing term loans and $65.0 million aggregate principal amount ($62.2 million net of debt discount) of our senior subordinated notes. As a result, for the year ended December 31, 2002, net cash used in financing activities totaled $56.8 million.

  Capital Expenditures

        Capital expenditures in 2004 are expected to be in the range of $10.0 million to $12.0 million. We believe that internally generated cash flow, together with borrowing available under Merisant's senior credit facility, will be sufficient to fund capital expenditures over the next 12 months.

  Financing

        On November 12, 2003, we issued $136 million of Senior Subordinated Discount Notes due 2014. A portion of the proceeds of the discount notes were used to pay a dividend to our shareholders. The discount notes are unsecured obligations and are subordinated in right of payment to all of our existing and future senior indebtedness. The discount notes had an initial accreted value of principal of $.551 per $1 fully accreted principal amount at maturity of the discount notes. The accreted value of principal of each discount note increases from the date of issuance until November 15, 2008 at the rate of 12.25% annually. Cash interest will accrue and will be payable semiannually in arrears on May 15th and November 15th, commencing on May 15, 2009. The discount notes mature on May 15, 2014. In connection with the discount note issuance, we incurred deferred financing fees of $2.6 million. The indenture governing the discount notes contain covenants that limit our ability to pay dividends, incur additional debt, create liens, engage in transactions with affiliates, sell or purchase property and equipment and take certain other actions with respect to the business.

        On July 11, 2003, Merisant issued $225.0 million principal amount of 9 1/2% Senior Subordinated Notes due 2013 and refinanced its credit facility with a new senior credit facility. A portion of the proceeds of the new subordinated notes and the new senior credit facility were used to pay a dividend to us, which we used to pay a dividend to our shareholders. The senior credit facility provides for aggregate commitments of up to $310.0 million, consisting of a revolving loan facility of $35.0 million, of which a portion is available at Merisant's option in euro or dollars or in the form of letters of credit denominated in dollars or euro; as well as term loan facilities of $275.0 million, consisting of a Euro Term Loan A of $50.0 million, and a Term Loan B of $225.0 million, denominated in dollars. The senior credit facility is guaranteed by us and each of our domestic subsidiaries. The senior credit facility and the guarantees of the guarantors are secured by a first-priority security interest in substantially all of Merisant's assets and the assets of the guarantors.

        Borrowings under Merisant's senior credit facility bear interest, at Merisant's option, at either adjusted LIBOR or, in the case of dollar-denominated loans, at the alternate base rate plus, in each case, a spread. For an initial period ending September 30, 2003, such spread was fixed at 2.75%. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans. The Euro Term Loan A and the revolving loan facility have a maturity of five and one-half years while the Term Loan B has a maturity of six and one-half years.

        The indenture governing the subordinated notes and the senior credit facility contain covenants that limit Merisant's ability to pay dividends, incur additional debt, create liens, engage in transactions with affiliates, sell or purchase property and equipment and take certain other actions with respect to the business. In addition, the senior credit facility contains covenants that require Merisant to maintain a specified maximum leverage ratio and senior debt ratio and a minimum fixed charge ratio and interest coverage ratio. Merisant was in compliance with its obligations under the senior credit facility at December 31, 2003.

        In June 2001, Merisant entered into an interest rate swap which fixes the underlying interest rate on $155.0 million of its term loans at 5.47% for a period of six years. This interest rate swap amortizes with the term loan and expires on March 31, 2007.

        In June 2000, Merisant entered into no-cost interest rate collars which lock the underlying interest rate on $80.0 million of its term loans between 6.49% and 8.50% for three years. In June 2001, Merisant extended the terms of the no-cost interest rate collars for three additional years. The no-cost interest rate collars lock the underlying interest rate on $40.0 million of the term loan principal balance between 5.92% and 8.50% and $40.0 million of the term loan principal balance between 5.96% and 8.50%. Both no-cost interest rate collars expire on June 30, 2006.

        Obligations under Merisant's derivative instruments are secured by substantially all of its and certain of its subsidiaries' assets.

        The company periodically reviews its derivative instruments in relation to anticipated debt payments and may enter into new derivative instruments or terminate existing instruments accordingly.

        The effective cash interest rate on all borrowings under the senior credit facility, taking into account the interest rate swap and no-cost interest rate collars, was approximately 9.0% as of December 31, 2003.

        We anticipate that funds generated by operations, together with availability under Merisant's revolving credit facility, will be sufficient to meet working capital requirements and to finance capital expenditures over the next 12 months. In addition, the terms of Merisant's subordinated notes allow it to incur substantial additional indebtedness if it is able to meet a debt incurrence test, although the senior credit facility will place significant restrictions on the incurrence of any such indebtedness.

        Merisant's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance its indebtedness, including its subordinated notes and its senior credit facility, or to fund planned capital expenditures will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond our control.

  Contractual Obligations and Commercial Commitments

        The following table summarizes future payments for our contractual obligations at December 31, 2003.

Contractual Obligations
At December 31, 2003

	Payments due by Period
Contractual Obligations	Less than 1 year	Year 2-3	Year 4-5	After 5 years	Total
	(in millions)
Long-Term Debt	$6.3	$21.1	$28.9	$546.4	$602.7
Capital Lease Obligations	0.2	0.3	—	—	0.5
Operating Leases	3.1	5.3	4.3	1.3	14.0
Purchase Obligations	20.8	10.4	0.3	—	31.5
Other Long-Term Liabilities(1)	1.3	3.4	2.0	2.0	8.7

Total Contractual Cash Obligations	$31.7	$40.5	$35.5	$549.7	$657.4

For additional information, see Notes 5 and 9 to our consolidated financial statements included elsewhere in this prospectus.

(1)
Consists of certain deferred compensation owed to our Chairman and certain other payments owed to our Chairman in connection with the termination of his employment as our Chief Executive Officer. As described under "Management—Employment Contracts, Termination of Employment and Change-in-Control Arrangements," a portion of these payments are offset by a note from our Chairman due to the Company.

Quantitative and Qualitative Disclosures About Market Risk

  Foreign Operations

        With approximately 55% of our consolidated total net sales generated by our subsidiaries outside of the United States in 2003, our ability to obtain funds necessary to meet our obligations is subject to applicable laws, foreign taxes and intercompany pricing laws, including those relating to the flow of funds between our foreign affiliates pursuant to, for example, purchase agreements, licensing agreements or other arrangements. Currently, we receive a vast majority of funds from our foreign affiliates through our Swiss subsidiary in the form of payments pursuant to a promissory note. Once the note is repaid in full, which may occur as early as December 2004, we will receive funds from this subsidiary, as well as other foreign affiliates, in the form of a dividend or other type of payment. Such payments will be subject to any applicable laws or restrictions. Regulators in the United States and other foreign countries where we operate may closely monitor our corporate structure and how we effect intercompany fund transfers.

        Net sales outside of the United States aggregated 56%, 53% and 54% of our total net sales for the fiscal years 2003, 2002 and 2001, respectively. In addition, as of December 31, 2003, foreign affiliates comprised approximately 47% of our consolidated total assets. Accordingly, we have experienced and continue to be exposed to foreign exchange risk. See "—Foreign Currency and Interest Rate Risks."

  Foreign Currency and Interest Rate Risks

        Inherent in our operations are certain risks related to changes in foreign currency exchange rates and interest rates. We bear foreign exchange risk because a majority of our financing was obtained in U.S. dollars although a significant portion of our revenues are earned in the various currencies of our foreign subsidiaries' operations. Under Merisant's senior credit facility, a portion of our financing is obtained in euro. This decreases our transactional exposure to euro exchange fluctuations until the euro principal and interest are repaid. Interest rate exposure results from our floating rate borrowings. A portion of the interest rate risks have been managed by entering into swap and collar agreements.

        In the normal course of business, we identify risks relating to foreign currency exchange rates and interest rates and mitigate their financial impact through our corporate policies and hedging activities. Our hedging activities include the use of derivative financial instruments. We use derivatives only where there is an underlying exposure and do not use them for trading or speculative purposes. The counter parties to the hedging activities are highly rated financial institutions. Additional information regarding our use of derivative financial instruments is included in the Notes to our consolidated financial statements included elsewhere in this prospectus.

        The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents principal cash flows and for interest rate swaps and collars, the table presents notional amounts. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Fair value of interest rate hedges are based on third party valuations.

	Total Debt	$75M Swap	$155M Swap	$80M Collars	Total Hedged
	(in millions, except percentages)
Swap Rate %		7.19%	5.6275%
Collar Cap % ($80M)				8.50%
Collar Floor % ($40M)				6.09%
Collar Floor % ($40M)				6.00%
2002	$310.4	$75.0	$137.9	$80.0	$292.9
2003	189.0	—	126.5	80.0	206.5
2004	187.1	—	112.6	80.0	192.6
2005	185.2	—	62.8	80.0	142.8
2006	183.3	—	11.9		11.9
2007	181.4	—	—	—	—
Fair Value (pre-tax) at December 31, 2003		—	(8.4)	(6.8)	(15.3)

        Based on our current portfolio of interest rate hedges, we do not have material interest rate risk.

  Inflation Risk

        Inflation is not expected to have a material impact on our business, financial condition or results of operations. In markets outside the United States in countries with higher inflation, we generally have been able to offset the impact of inflation through a combination of cost-cutting measures and price increases.

Recently Issued Accounting Standards

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for classification and measurement of mandatorily redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets, and certain obligations to issue a variable number of shares. The first phase SFAS No. 150 is effective immediately for financial instruments entered into or modified after May 31, 2003. The second of phase SFAS No. 150 has been deferred indefinitely. The adoption of the first phase of SFAS No. 150 did not have any impact on our 2003 consolidated financial statements.

        In December 2003, the FASB issued Interpretation 46 (46R) to clarify certain provisions of FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," and to exempt certain entities from its requirements. Special effective dates apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of 46R. Otherwise, application of 46R or FIN 46 is required in financial statements of public entities that have interests in structures that are special-purpose entities for periods ending after December 15, 2003. The adoption of FIN 46 is not expected to have any impact on our consolidated financial statements.

INDUSTRY OVERVIEW

        We estimate that the global retail market for low calorie tabletop sweeteners is approximately $1.3 billion. Low calorie sweeteners are found as ingredients in thousands of food and beverage products, and are also sold as a tabletop sweetener to individual consumers or to restaurants in single-serving packets for patrons to add to food and beverages.

        From 1990 to 2000, the demand for low calorie tabletop sweetener products grew two to three times faster than the demand for caloric sweeteners by volume in the tabletop sweetener category. According to LMC, global demand for low calorie tabletop sweeteners grew at a CAGR of 3% between 1990 and 2000 to 952,000 tons of sugar equivalent, but it only represented 2% of total tabletop sweetener demand. As a result, we believe there is substantial room for further growth in the low calorie tabletop sweetener industry. According to company estimates based primarily on ACNielsen data, the global retail volume of low calorie tabletop sweeteners increased at a CAGR of approximately 8% during the years 2000 - 2003. During the same period, global low calorie tabletop sweetener retail sales increased at a CAGR of 9%.

Global Growth of Low Calorie Tabletop Sweetener Category

        The following graphs provide information on the estimated size and growth of the low calorie tabletop sweetener category worldwide.

(1)
Sales for 2001 are restated at 2002 exchange rates.

Source: Management estimates, ACNielsen and IRI.

        We believe the strong growth characteristics of worldwide low calorie tabletop sweetener usage are a result of three main factors: favorable demographics for the industry, an increase in the incidence of diabetes and glucose intolerance and an increased health consciousness among consumers.

  •
  Favorable Industry Demographics.  In general, as people age, they become concerned with weight gain and become more glucose-intolerant, resulting in the need for some form of sugar substitute. There has been a significant increase in the U.S. population of individuals older than 50; we believe this age group accounts for a significant portion of the purchases of low calorie tabletop sweeteners. According to the U.S. Census Bureau, this segment of the population is expected to increase by 25% from 2001 through 2010. Furthermore, according to the American Diabetes Association, in the United States, approximately 18% of the 60 and over age group have diabetes, compared to 9% of the 20 and over age group. The growing population of Americans over age 65, the primary users of our product, highlights the growth potential of the industry. We believe these trends are observed in other parts of the world as well, particularly in Western Europe.

  •
  Increased Incidence of Diabetes.  There has been a steady increase of diabetics and persons with glucose intolerance throughout the world, with significant growth projected in developing nations. According to the American Diabetes Association, the diabetic population in the United States is approximately 18 million and is expected to grow annually by 1.3 million people. As the number of diabetics and persons with glucose intolerance increases, we believe the demand for our products will also increase.

  •
  Increased Health Consciousness.  We believe there is a general trend towards healthier eating habits among the population in developed nations, especially low calorie alternatives to sugar or caloric sweeteners. As fitness and exercise become a regular regimen for more people, there is a heightened consumer awareness of nutrition and healthful foods. Health professionals increasingly are emphasizing the benefits of lower calorie diets. We believe as more people look for healthy alternatives to sugar, they will gravitate to low calorie products, such as our branded sweeteners.

Low Calorie Sweetening Ingredients

        The U.S. Food and Drug Administration has approved five low calorie sweetening ingredients (saccharin, aspartame, neotame, acesulfame potassium (commonly referred to as Ace-K) and sucralose) and is currently reviewing two additional sweeteners for consumer use (cyclamate and alitame). The most recent entry is neotame, which was discovered in the early 1990s and recently approved by the FDA but which has not been used as the base of a widely available commercial low calorie tabletop sweetener. To our knowledge, there are no other active commercial programs to introduce a new sweetener in the marketplace. We estimate that aspartame and saccharin together comprise a vast majority of the sweetening ingredient usage in the global low calorie tabletop sweetener category, while Ace-K and sucralose account for the remainder. Historically, tabletop sweetener products containing aspartame have generally been priced at a premium to similar products containing saccharin. Over time, the different taste profiles of aspartame and saccharin have resulted in high consumer brand loyalty. The following table provides a brief comparison of different low calorie tabletop sweeteners currently prevalent in their use:

Ingredient
	Saccharin	Aspartame	Sucralose
Discovery	1879	1965	1976
Launch	1879	1979	1991
Sweetness vs. sugar	300X	200X	600X
Formats	Packets, tablets, & granulated	Packets, tablets, & granulated	Packets & granulated
Breakdown	Not metabolized	Metabolized like food	Not metabolized
Calories/TSP	2	2	2
FDA	Safe to use	Safe to use	Safe to use
Used in cooking	Yes	Yes	Yes
Primary Tabletop Brands	Sweet 'N Low®; SweetMate®	Equal®; NutraSweet®; NatraTaste®; Canderel®	Splenda®
Taste	Bitter aftertaste for some consumers	Clean taste	Clean taste

Source: Management estimates, Calorie Control Council and International Sweeteners Association.

Competition

        We believe there are significant barriers to entry into the low calorie tabletop sweetener market, including the lengthy regulatory approval process for the basic sweetening ingredient and significant investment in research and development. Furthermore, the low calorie tabletop sweetener market is already well-served at a variety of price points by a number of well-established competitors. Any potential new entrants using existing sweetening ingredients would have to overcome a highly loyal consumer base, established relationships with worldwide trade and distribution networks, the expense of brand building and lack of product differentiation.

        We are the leader in the global low calorie tabletop sweetener category with an estimated worldwide retail market share of approximately 30% in 2003. According to management estimates based primarily on ACNielsen and IRI data, our primary competitors are Cumberland Packing Co., Johnson & Johnson, Ajinomoto, Sara Lee Corporation and Hermes Sweeteners Ltd. On a global basis, we believe that market shares among major competitors have remained relatively constant over the recent past. The remainder of the business remains fragmented through numerous local brands.

2003 Retail Market Share—Global Low Calorie Tabletop Sweetener Market

        The following chart illustrates the estimated market position of competitors in the global low calorie tabletop sweetener market.

Estimated Total Market Size: $1.3 billion

Source: Management estimates, ACNielsen and IRI.

Regional Overview

        In our view, the worldwide low calorie tabletop sweetener market can be divided into four main regions. The following table provides information about the markets in which we compete.

Low Calorie Tabletop Sweetener Market—Regional Breakdown

Region	Current market size	Merisant market share	Merisant brands	Major competitors
	($ in millions)
North America	$596.8	29%	Equal®, NutraSweet®	Sweet 'N Low®, Splenda®, NatraTaste®
EAME	385.9	37%	Canderel®, Mivida™, Misura®, Punto™, NutraSweet®, Sweetex™ Natreen®, Hermesetas®, Private Label
Latin America	206.1	28%	Canderel®, NutraSweet®, Sucaryl™, Equal®, Chuker™, Semblé™, Rider Sweet™, SAME®, SweetMate®, Sabro™, NoSucar™, EqualSweet™	Sweet 'N Low®, Lilly™, Azucar BC™, Sucrel™, Splenda®, Fin™, Vepe™, Zero Cal™, Hileret™, Si Diet™, Naturalist™, Park Davis™, Boom Diet™, Menocal™, Aldy™, Sukia™, Cristaalosa™
Asia/Pacific	149.0	20%	Equal®, NutraSweet®	Sugarine™, Hermesetas®, Splenda®
Total sales	$1,337.9	30%

Source: Management estimates, ACNielsen and IRI.

  North America

        We estimate the North American low calorie tabletop sweetener retail market to be $596.8 million, the largest in the world. In 2003, we estimate that the category grew by 27%, and is continuing to experience growth. The U.S. market is dominated by three brands: Equal®, Sweet 'N Low® and Splenda®. Other brands include NatraTaste® (a low-price brand aspartame product introduced in 1994) and private labels. We estimate that, in the United States, aspartame accounts for more than one-fourth of low calorie tabletop sweetener retail sales, while saccharin, sucralose and Ace-K account for a vast majority of the rest. Among the aspartame-based brands, Equal® is the premium-priced brand, while NutraSweet®, NatraTaste® and other private label brands are low-priced brands. Splenda® is priced similar to Equal®, while Sweet 'N Low® and other saccharin-based brands are priced at significantly lower prices.

  EAME

        We estimate EAME to be the second largest market worldwide for low calorie tabletop sweeteners and Western Europe currently accounts for the majority of the low calorie tabletop sweetener sales in this region with total retail sales of $385.9 million in 2003. France (25%), the United Kingdom (21%), Germany (12%) and Italy (11%) are the largest markets in the region, which is more fragmented than the North American region. A majority of low calorie tabletop sweeteners sold in France are aspartame-based; saccharin is more prevalent in Germany and Spain, and consumption in Italy and the United Kingdom is more balanced between the two products. Our brand Canderel® has leading market shares in France (61%) and the United Kingdom (33%), and our brands in Italy also have high market shares (31%). Natreen®, a saccharin-based product, has the leading market share in Germany, the Netherlands and Spain.

  Latin America

        Accounting for an estimated 15% of the worldwide low calorie tabletop sweetener market with retail sales of $206.1 million in 2003, the Latin American region has experienced growth in key markets over the last four years, with Brazil experiencing the strongest growth. The Latin American low calorie tabletop sweetener market includes a variety of sweetening ingredients, including saccharin, aspartame, sucralose and stevia, as well as several forms, primarily sachets, liquids and tablets. Consistent with other regions, aspartame holds a premium price over saccharin and other sweeteners.

        There are many competitors in the region and no single brand has a clear market share lead. Many of our competitors' businesses are country-specific. We are one of the few companies that operates in more than one country in the region and we have the leading market position across the entire region.

  Asia Pacific

        Aspartame is more prevalent than any other low calorie tabletop sweetener in this region. Of the region's estimated overall retail sales of $149.0 million in 2003, approximately $82.0 million was attributable to Japan, where we do not have a presence. Australia and New Zealand represent the next largest markets, together accounting for an estimated $37.0 million of the region's overall retail sales in 2003. Our sales in the Asia/Pacific region are primarily in Australia and New Zealand, which contributed 62% of our retail sales in the region in 2003.

        The remainder of the Asia/Pacific low calorie tabletop sweetener market remains relatively underdeveloped; however, growth opportunities exist as the market in the region develops. Increases in diabetes, health awareness and affluence, significant growth opportunities exist in this region through increased usage and penetration in Australia and New Zealand, category expansion in South East Asia and geographic expansion into Japan.

        In the Australia and New Zealand markets, Equal® is the leading brand with estimated market share of 47% and 56%, respectively. In Australia, Equal® competes with the Hermesetas®, Sugarine™ and Splenda® brands. We believe we have the leading market share throughout most of Asia excluding Japan, including Philippines, Singapore, Malaysia, Hong Kong and Thailand.

BUSINESS

Overview

        We are a holding company, with substantially all of our assets consisting of the capital stock of our wholly-owned subsidiary, Merisant. Through Merisant, we are the worldwide leader in the marketing of low calorie tabletop sweeteners, with an estimated 30% share of a growing global retail market which we estimate at $1.3 billion. We believe that we have the leading market share in 11 of the top 20 countries for low calorie tabletop sweetener sales. Our portfolio of brands, including our premium-priced brands Equal® and Canderel®, is sold in over 85 countries and are among the most recognized low calorie tabletop sweetener products in the world, with brand awareness estimated at or above 90% in each of their respective key markets. The strength of our leading brands is evidenced by price premiums relative to most of our competitors. We have a global infrastructure, including manufacturing operations whose principal activity is to blend and package our products. For the year ended December 31, 2003, we generated net sales of $352.3 million. Our strong margins and low capital expenditures help us generate significant cash flows. Prior to Merisant's refinancing in July 2003, we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. Subsequent to the refinancing, we have repaid approximately $39 million, or 8%, of the debt incurred in connection with the refinancing.

        Our typical customer tends to be female, over 35 years of age and either a member of a diabetic household or a dieter. Our core customer base is growing as a result of an aging population, an increased number of diabetics and persons who are glucose intolerant and an increased level of health consciousness among consumers. We believe that these demographic trends have been primarily responsible for growth in the low calorie tabletop sweetener industry. According to LMC International Ltd, or LMC, global demand for low calorie tabletop sweeteners grew at a CAGR of 3% between 1990 and 2000 to 952,000 tons of sugar equivalent, but it only represented 2% of total tabletop sweetener demand. As a result, we believe there is substantial room for further growth in the low calorie tabletop sweetener industry.

        We sell through multiple channels of distribution, including grocery and pharmacy retailers, food service distributors, mass merchandisers and club/warehouse retailers. We use distributors and brokers to distribute our products throughout the world and sell our products directly to selected customers in our largest markets. In 2003, $83.8 million, or 24% of our net sales, were made to Heinz U.S.A., which we refer to as Heinz, our primary distributor to the grocery and food service customers in the United States. Other than Heinz, no customer, including those serviced by Heinz, accounted for greater than 10% of our total net sales in 2003. We enjoy strong relationships with our customers, who include well-known mass merchandisers such as Wal-Mart, Sam's and Costco, restaurant chains such as McDonald's and Starbucks and grocery chains such as Kroger and Carrefour.

        The key ingredient in a majority of our products, including Equal® and Canderel®, is aspartame, although we also offer tabletop products sweetened with saccharin and other blended low calorie tabletop sweeteners. We currently obtain aspartame from the same third party manufacturer that supplies it as a sweetening ingredient to many leading low calorie food and beverage manufacturers. We believe aspartame is one of the most thoroughly tested low calorie tabletop sweeteners, and has gained widespread acceptance among consumers.

        Our global business model results from 25 years of experience in the low calorie tabletop sweetener industry, first as a division of G.D. Searle & Co., or Searle, and later Monsanto, and currently as a stand-alone company. Our global infrastructure includes manufacturing operations in the United States, Argentina and Australia and dedicated facilities in Germany that are operated by a third party. We are the only competitor in the low calorie tabletop sweetener market with global infrastructure and presence, which provides us with a competitive advantage over companies that compete in regional markets. The low calorie tabletop sweetener market remains fragmented, and most of our competitors focus on distinct markets and products. We estimate that our global retail sales are 50% larger than those of our next largest competitor. Our global scale allows us to work with leading suppliers in local markets and to develop local distribution channels. We will continue to look for opportunities to leverage our global presence and enhance global efficiencies in our business.

Our Competitive Strengths

        We believe that our competitive strengths include:

  •
  Leading global market position.  We are the leading global marketer of low calorie tabletop sweeteners, with an estimated 30% dollar share of the global retail market in 2003. We estimate that, as of December 31, 2003, we had a 29% dollar share in North America, a 37% dollar share in EAME, and a 28% dollar share in Latin America. Within the Asia/Pacific region, we believe we have captured a 49% dollar share of the Australia/New Zealand market and believe that we have established leading positions in several other markets within that region. Given our significant market share in most of our markets, we are well positioned to take advantage of overall industry growth in each of those markets.

  •
  Strong brand equity and brand portfolio.  Over the past 25 years, our brands have benefited from significant investments in consistent quality production and brand awareness. As a result, Equal® enjoys consumer loyalty of 65% in the United States as of December 2003. This brand equity has allowed us to expand by developing new products and new uses for our existing products, such as Equal Spoonful®, a product that measures like sugar to make it easier to use in recipes designed for Equal®; Equal Perfect Pleasures™ candies, which we have successfully launched in the United States, Puerto Rico, Canada, Australia and South Africa; and Canderel® branded chocolates, which we have successfully launched throughout Europe and the Middle East. Our worldwide brand recognition and leadership position in the industry facilitate geographic expansion.

  •
  Unmatched global scale.  We are the only global competitor in the marketplace that is focused primarily on the low calorie tabletop sweetener business. We estimate that our global retail sales are 50% larger than those of our next largest competitor. We have the focus, resources and consumer insights to quickly and effectively develop new products, market our brands and serve our global customers. Our global scope allows us to selectively invest in markets with the highest potential for growth and the highest returns. We continue to seek efficiencies and optimize our resource allocation to take advantage of our global scale. Our leading competitive position in the low calorie tabletop sweetener market, which results from our brand equity, global scope and customer relationships, would be difficult and costly for our competitors to replicate.

  •
  Strong, stable and growing cash flow characteristics.  Supported by a unique combination of strong brand equity, high consumer loyalty, attractive margins and low capital expenditures, we have consistently produced strong cash flows, regardless of economic conditions, which have allowed us to pay down substantial debt. Our net sales have grown from an estimated $341.2 million in 2000 to $352.3 million in 2003. Prior to Merisant's refinancing in July 2003, we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. Subsequent to the refinancing, Merisant has repaid approximately $39 million, or 8%, of the debt by Merisant incurred in connection with its refinancing.

  •
  Experienced and incentivized management team.  Our senior management team has extensive experience in global brand management and the consumer products industry in markets around the world. Our chief executive officer, Etienne Veber, has a proven track record in the industry. Our employees have a financial incentive in the success of the business. All employees participate in one of two long-term incentive plans, and certain of our executive officers participate in our stock appreciation rights plan as well as Merisant's supplemental long-term incentive plan.

Our Business Strategy

        We plan on building on our leading market position, growing sales and improving margins by continuing to focus on the following strategies:

  •
  Expand our sales by promoting new usage among our existing consumers.  Our core consumer group, consisting of traditional users of Equal® and Canderel®, has been responsible for our historical growth and momentum. We intend to build on this group's loyalty and grow further by encouraging new and more frequent uses of our brands. We intend to increase usage through various value-focused promotional and in-store activities with retail partners and distributors and promote new uses by introducing innovative products, packaging and recipes designed especially for Equal® and Canderel®. Our active communication with our core consumers such as diabetics through our extensive consumer database and newsletters has been one of the key factors behind our consumer loyalty. Our market research indicates that approximately 42% of the users of Equal® are diabetics; similarly, approximately 52% of the volume of Equal® sold is consumed by diabetics.

  •
  Expand the Equal® and Canderel® brand positioning to attract new users into the category.  We seek to attract consumers who currently do not use low calorie tabletop sweeteners by convincing them that our products have a satisfying sweet flavor and can be used in their everyday lives. Market research indicates that Equal® is used by approximately 6% of all households in the United States and that approximately 14 million U.S. households, or 14%, are open to moving away from sugar. Our initiative to attract new users focuses on the great taste, usefulness and quality of our product through an integrated marketing campaign, including print, television, other media and sampling. Preliminary feedback from implementation of our brand repositioning has been positive.

  •
  Gain market share among current core users of low calorie tabletop sweeteners.  In North America, our market research indicates that there are approximately 7 million households in the United States who would consider conversion to our Equal® brand. We plan to pursue competitive brand users through focused promotion aimed at encouraging Equal® brand trial and conversion. Outside North America, we will pursue share gain primarily through geographic expansion. For example, we have recently launched our Equal® brand in Taiwan, Korea and Israel. We continue to expand our global presence in markets where we historically have been under-represented.

  •
  Continue to improve efficiencies and margins throughout our operations.  We have successfully achieved significant improvements in our working capital management and lowered our costs of operations. As a result, we have improved our gross margins and maximized our cash flow. Starting in 2001, we began consolidating vendors, increasing plant productivity and optimizing global sourcing of materials and business models. In addition, we recently renegotiated our agreement for the 2004 and a significant portion of the 2005 supply of our primary raw material, aspartame. Our operating model has enabled us to maximize cash flow and accelerate the repayment of debt. We will continue to examine cost reduction and working capital management strategies in an effort to enhance efficiencies and maximize cash available to service debt. In addition, our headcount reduction actions begun in June 2002, resulted in savings of $8.1 million, excluding severance costs, for the year ended December 31, 2003.

  •
  Allocate cash flows to repay our debt and pursue growth.  We intend to use our significant cash flows to continue to rapidly repay debt obligations. Prior to Merisant's refinancing in July 2003, we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. Subsequent to its refinancing, Merisant has repaid approximately $39 million, or 8%, of the debt incurred by Merisant in connection with its refinancing. We plan to pursue growth through continued investment in our current assets and small, strategic acquisitions in regional markets. Since the beginning of 2002, we spent $2.4 million on such acquisitions.

Our Brands

        Our two largest brands, Equal® and Canderel®, are among the most recognized low calorie tabletop sweetener products in the world, with brand awareness estimated at or above 90% in their respective key market areas. Our consumer research also indicates that our brands such as Equal® enjoy significant loyalty. Equal® is our premium-priced brand in North America and Asia/Pacific and Canderel® is our premium-priced brand in EAME and Mexico. Our remaining brands are primarily targeted to specific countries or markets. Our global brand positioning is described in the table below:

Brand	Key Markets	Price Point
Equal®	United States, Puerto Rico, Australia/New Zealand, Canada	Premium
Canderel®	France, United Kingdom, Belgium, Netherlands, South Africa, Mexico	Premium
NutraSweet®	Argentina United States, Mexico	Premium Mid-Priced
Misura®/Mivida™	Italy	Premium
Sucaryl™	Argentina	Value
Chuker™	Argentina	Value

        Our trademark portfolio is of material importance to our business, and we have invested substantially in the promotion and development of our trademarked brands. Other than NutraSweet®, our company owns the trademarks that we use in the United States, including Equal®. We license the use of our Equal® trademark to certain third parties for marketing certain of their products. Merisant Company 2 Sarl, one of our Swiss subsidiaries, holds our foreign trademark registrations, including Canderel®, Misura®, Mivida™, Sucaryl™ and Chuker™. NutraSweet has granted to us and our affiliates worldwide licenses to use the NutraSweet® trademark in connection with the sale of tabletop sweetener products that contain aspartame sourced pursuant to our supply agreement with NutraSweet. The licenses are in effect during the term of the our supply agreement with NutraSweet and thereafter, subject to certain minimum purchase obligations. NutraSweet has the option to terminate the licenses upon six months' notice if we do not purchase at least 200 metric tons of aspartame from it in the calendar year then expired.

Distribution Channels

        We supply our products to our consumers through multiple distribution channels that include grocery and pharmacy retailers, as well as mass merchandisers, club/warehouse retailers and food service. Our distribution channels are well established and give us the flexibility to service our consumers and optimize our profitability. We use distributors and brokers to distribute our products throughout the world and sell our products directly to selected customers in our largest markets. Our largest distributor is Heinz, which accounted for $83.8 million of net sales in 2003 pursuant to exclusive distribution agreements for the U.S. retail and food service channels. Other than Heinz, no customer, including those serviced by Heinz, accounted for greater than 10% of our total net sales in 2003. We enjoy strong relationships with our customers, who include well-known mass merchandisers such as

Wal-Mart, Sam's and Costco; restaurant chains such as McDonald's and Starbucks and grocery chains such as Kroger and Carrefour. Our customers are frequently our partners in trade marketing programs.

Regional Overview

        Our global infrastructure allows us to manage a number of brands in over 85 countries, organized into the following four major regions: (i) North America; (ii) EAME; (iii) Latin America and (iv) Asia/Pacific. The following graph provides the regional breakdown of our net sales and Operating EBITDA for the year ended December 31, 2003:

Year Ended December 31, 2003 Net Sales $352.3 million	Year Ended December 31, 2003 Operating EBITDA $130.2 million(1)

(1)
Before corporate expenses of $20.0 million.

  North America

        Our North American region, comprised of the U.S. and Canadian markets, is our largest sales region and accounted for 46% ($161.0 million) of our total net sales and 57% ($75.2 million) of Operating EBITDA in 2003. The majority of our North American net sales are derived from Equal®. We also offer medium- and low-priced brands, NutraSweet® (aspartame) and SweetMate® (saccharin), as part of our portfolio strategy designed to offer U.S. consumers various price options and to better address lower-priced competition, therefore supporting Equal®'s premier pricing position. Since 1997, when we introduced the lower-priced brands, we have increased our market share, primarily from private label competitors with minimal cannibalization of Equal®'s market share. In North America, our products are sold primarily in powder forms, in packets and in jars.

        Brands.    We primarily market two brands in North America: Equal® and NutraSweet®. Equal® represented approximately 92% of our regional sales. In addition, Equal® enjoys consumer loyalty of 65% in the United States as of December 31, 2003. NutraSweet® represented less than 5% of regional sales before consumer incentive expenses in 2003, and SweetMate® and other products represented the remainder. Equal® was launched in the United States in 1982, providing a significant taste benefit because it tastes like sugar and has no unpleasant aftertaste, unlike then-current products in a saccharin-driven category. It has been a leading low calorie tabletop sweetener in the region for several years despite its premium price. Notwithstanding the patent expiration of aspartame in 1992, Equal® has been able to maintain a premium pricing strategy due to its strong brand equity, strong product performance and marketing initiatives. We have continued to drive category innovation through the introduction of multiple product forms and packaging.

        Marketing.    With a 98% brand awareness level according to Synovate, Equal® has established strong brand equity. Part of Equal®'s continued brand strength is a reflection of a shift in marketing strategy toward building equity with core consumer groups. During 2001 and before, our products were marketed by focusing on one-on-one communication and relationship marketing as the primary means of increasing core consumer penetration and loyalty. In 2002, we initiated an integrated marketing campaign aimed at maintaining loyalty and increasing usage among current Equal® users, bringing new users into our franchise and increasing penetration in the food service channel. We are also building on established relationships with the American Diabetes Association and other organizations by visiting clinics for diabetics to help educate consumers about diabetes and the role diet plays in controlling the disease. Through these efforts, we have built a substantial consumer database of approximately 1.9 million names. The essence of our current Equal® marketing strategy is to shift the brand perception from its "diet" image into a mainstream everyday product.

        We intend to accomplish this strategy by focusing on taste and how the product is used in everyday life. We also intend to reinforce Equal® versatility through the launch of a 4 oz. Equal Spoonful® product, which is directly targeted at baking and recipe users.

        Distribution.    We have developed a multi-channel distribution and selling strategy in North America that enables us to focus on our key retail customers while maintaining broad customer support of our brands throughout all outlets. These channels include:

  •
  U.S. food (grocery and pharmacy) retail, which represented 29% of regional sales before consumer incentive expenses in 2003;

  •
  U.S. food service distributors wholesale, which represented 27% of regional sales before consumer incentive expenses in 2003;

  •
  U.S. club/warehouse retail, which represented 21% of regional sales before consumer incentive expenses in 2003;

  •
  U.S. mass merchandisers retail, which represented 10% of regional sales before consumer incentive expenses in 2003;

  •
  U.S. other direct, which represented 10% of regional sales before consumer incentive expenses in 2003; and

  •
  Canada & other, which represented 3% of regional sales before consumer incentive expenses in 2003.

        This U.S. distribution strategy involves four selling methods:

  •
  Direct sales to large mass merchandisers, club/warehouse retailers and food service companies. Key customers include Kmart, Wal-Mart, Sam's Club, BJ's, Costco and McDonald's. These customers represented approximately 36% of our regional sales before consumer incentive expenses in 2003.

  •
  Sales through our sole U.S. distributor, Heinz, to retail grocery stores, food wholesalers and food service distributors and operators. Key customers served by Heinz include Safeway, Kroger, Publix, Super Valu, Alliant Food Service, Starbucks and Sysco. Heinz handles the order processing, warehousing, trade marketing and distribution of the product. Heinz takes title to the product and an item is booked as a sale when received by Heinz. Heinz distributed approximately 51% of our regional sales before consumer incentive expenses in 2003.

  •
  Sales through non-food brokers to provide national coverage of pharmacies, smaller mass merchandisers and deep discount stores such as Dollar General, representing approximately 8% of our regional sales before consumer incentive expenses in 2003.

  •
  A broker network to provide product to office coffee service operators and distributors, representing approximately 5% of our regional sales before consumer incentive expenses in 2003.

  EAME

        Consisting of the relatively mature markets in Western Europe and the growing markets in Eastern Europe, South Africa, and the Middle East, the EAME region accounted for 35% ($123.9 million) of our total net sales and 30% ($38.7 million) of Operating EBITDA in 2003. In this region, our products are primarily sold in tablet and powder form. Of our $128.1 million of regional sales in 2003, excluding foreign currency hedging costs, France represented 37%, the United Kingdom and Ireland represented 16%, Italy and Belgium each represented 7%, South Africa and the Middle East each represented 6% and all other markets within the region represented 21%.

        Brands.    Canderel® became the world's first aspartame-based product when it was introduced to the French market in 1979 and is now the only significant pan-European brand on the market. Canderel® accounted for the majority of EAME's 2003 net sales. Canderel® is marketed in a variety of different product forms, of which the tablet form is the most popular. While packaging units vary by country, the product is typically sold in packages containing 100 or 300 counts or refills of 500 tablets. Canderel® is also produced as a powder. The Canderel® marketing strategy has enabled us to command a premium price over our competitors.

        As the following chart indicates, in addition to Canderel®, we manage a number of other brands within the EAME region as part of our portfolio brand strategy.

Brand	Market	Pricing Position	Sweetener Ingredient
Misura®, Mivida™	Italy	Premium	Aspartame, Saccharin/Fructose
Sweetex™	Poland	Premium	Aspartame
Punto™	Italy	Value	Aspartame, Fructose, Ace-K/sugar
Equal®	South Africa	Value	Aspartame
NutraSweet®	Hungary	Value	Aspartame

        Marketing.    Canderel® has been the pan-European brand leader of the low calorie tabletop sweetener market, holding the #1 position in France and the United Kingdom. To differentiate ourselves from the competition and to reach new consumer segments, we have regularly developed new product offerings of Canderel®, including the half dose tablet and a 100 gram granulated powder box introduced in 1990, the 500 tablet refill launched in 1992, and "credit-card' like dispensers which were introduced in 1998. We have also improved product packaging with the complete redesign of our key products in 1994 and 1998.

        We have developed the Canderel® brand imagery via the regional use of the "sunburst" logo throughout Europe since 1990. This logo has contributed to a distinct personality for the brand, which has been consistently advertised and promoted across European markets for years. In 2002, we initiated a new pan-European marketing campaign built around packaging and formulation innovations as well as enhancements of our brand imagery. Our pan-European campaign for the Canderel® brand is supported by a new brand design, an improved taste profile, and new packaging called "Spoon for Spoon Jar." By modernizing the image of the brand we intend to improve usage and re-establish the brand by demonstrating its benefits to a broad range of consumers.

        We tailor our marketing approach on a country-by-country basis. For example, in markets where Canderel® has established strong brand equity, we have introduced products in categories other than tabletop sweeteners under the umbrella Canderel® brand. These products include chocolate powder in France and Portugal and chocolate bars in Portugal, Belgium and Hungary. These additional products have created business opportunities and further strengthened the brand position through cost-effective umbrella advertising and promotion.

        Distribution.    In the EAME region, approximately 43% of net sales are managed through direct sales, and the remaining sales are through a network of distributors and brokers.

        Overall, the European retail market is more concentrated than the U.S. retail market, with a small number of large operators accounting for the majority of the sector. We estimate that in 2002, our top ten customers in Europe, including Carrefour and ASDA, a subsidiary of Wal-Mart, represented approximately 48% of our net sales in the region and do not believe this percentage to be materially different in 2003.

  Latin America

        Our Latin American region, comprising 23 countries from Mexico to Argentina, accounted for 13% ($46.7 million) of total net sales and 12% ($15.7 million) of Operating EBITDA in 2003.

        Of our Latin American regional sales, Mexico accounted for 46%, the Caribbean region accounted for 15%, Argentina accounted for 14%, Colombia accounted for 6%, Costa Rica accounted for 5%, Venezuela accounted for 4% and all other Latin American countries accounted for 10% in 2003. The majority of our products sold in Latin America are in the form of liquid and powder, and the majority of our packaging is in bottles (liquid) and sachets (powder). Sachets carry premium prices and correspondingly higher margins.

        Brands.    We manage 14 brands in the region. Canderel® is our largest brand in the region and is sold exclusively in Mexico where it has achieved 86% brand awareness. Equal® is our second largest brand in the region. NutraSweet® is sold primarily in Argentina and Mexico and is our third largest brand in Latin America. In addition to the introduction of our core brands in Latin America, we have acquired established regional brands to fill out our portfolio. In 1998, Monsanto acquired the Sucaryl™ brand, which is one of the region's largest brands. Sucaryl™ is sold as a saccharin and saccharin/cyclamate blend in liquid and tablet form and distributed in virtually all Latin American countries, with the majority of its sales in Argentina. In 2003, we acquired the NoSucar™ brand in Central America, which is the largest brand in Costa Rica, and we launched SAME® in Puerto Rico.

        We control seven additional brands in the region. These brands are generally country-specific and have enabled us to strengthen our leadership position in key markets, including Argentina, Chile, Colombia, Puerto Rico and the Caribbean.

        Marketing.    Our marketing strategy in Latin America is aimed at expanding the low calorie tabletop sweetener category, both in volume and profitability. The majority of volume expansion will be achieved by continuing to attract new users into the category. The current strategy focuses on positioning our brands as not only being part of a healthy lifestyle but also as a way to maintain youth and vigor. This positioning is in line with the younger demographics of Latin America versus the United States and Europe. Our regional strategy is focused around:

  •
  our top three markets: Mexico, Puerto Rico and Argentina;

  •
  the introduction of new and improved formulations (improved taste) combined with sampling efforts;

  •
  the positioning of our major brands as part of a healthy and modern lifestyle; and

  •
  bringing consumers over time from low-priced to premium-priced brands.

        We will continue to strengthen brand equity by investing in the most cost-effective and proven programs that increase consumer demand at point of sale, such as tasting programs, demonstrators and one-to-one communication with consumers, secondary displays and on-pack promotions with host leading brands. As in other regions, we customize our marketing programs in the Latin American region depending upon country specific market conditions.

        Distribution.    We have a strong network of 48 distributors throughout the region, through which nearly all of our sales are made. These distributors sell through all major channels in the region to direct accounts and wholesalers. In addition, we have our own sales force in Colombia.

  Asia/Pacific

        Our Asia/Pacific region, comprised of Australia/New Zealand and Asia, achieved net sales of $20.7 million in 2003, accounting for 6% of our total net sales and less than 1% ($0.6 million) of Operating EBITDA for the year. Our sales are primarily in Australia/New Zealand (67% of regional sales in 2003). In the Asia/Pacific region, the product is distributed primarily in tablet form, followed by powder in jars and sachets.

        Brands.    Net sales in the Asia/Pacific region are generated almost entirely through the sales of two brands, Equal® and NutraSweet®, with Equal® accounting for the majority of sales in the region. Equal® is positioned as a premium-priced brand within the region, and NutraSweet® is positioned as a value brand.

        Marketing.    Our sales in the Asia/Pacific region are driven by our strong presence in Australia and New Zealand. We continue to focus our resources on five key growth drivers:

  •
  increasing existing customer loyalty by implementing a pipeline of product and packaging innovations, providing convenience and differentiation;

  •
  bringing new users, targeting younger and male demographics, to our franchise by repositioning Equal® in Australia/New Zealand and continuing to build the Equal® franchise in other markets, specifically Thailand, Indonesia and Singapore;

  •
  restaging the NutraSweet® brand to complement effectively the premium positioning of Equal®;

  •
  increasing distribution through geographic expansion into Japan, greater China and Korea following the successful launch of Equal® in Taiwan in early 2002; and

  •
  expanding into the sugar-free candies and chocolate categories.

        Distribution.    Outside of Australia and New Zealand, our brands have traditionally been marketed in the region as "Need to Use" pharmaceuticals for health problems and have largely been sold through the pharmacy channel. We operate through master distributors across the Asian continent in the grocery, pharmacy and food service channels. Australian sales are managed through a direct sales organization of about 21 people that promote our brands. In New Zealand, we use a distributor/broker partner due to the small size of the market.

Public Acceptance

        Aspartame, our primary ingredient, is one of the most thoroughly tested and studied food additives/ingredients the FDA has ever approved, with more than 200 toxicological and clinical studies confirming its safety. Aspartame received regulatory approval 16 years after its discovery, following extensive scientific review. It is also approved by the World Health Organization and regulatory agencies of more than 100 other countries. In addition, the product is supported by major health organizations including the American Diabetes Association, the American Dietetic Association and the Juvenile Diabetes Research Foundation.

        Phenylketonuria, or PKU, is the only confirmed aspartame-related health concern. PKU is a rare inherited disease, affecting approximately one in 10,000 to 15,000 people, in which individuals cannot properly metabolize the amino acid phenylalanine. The amount of phenylalanine found in aspartame is much smaller than that in other common foods eaten every day, such as meats, milk and other protein-rich foods; however, individuals with PKU must consider aspartame as an additional source of phenylalanine. Thus the United States and most countries around the world require that all products containing aspartame contain disclosure so that consumers with this condition will be aware of the presence of the substance and be able to avoid or restrict it.

        Public relations.    We have developed long-standing relationships with key medical and nutritional organizations to encourage consumers to use our products as part of a healthy lifestyle. Key relationships include: American Diabetes Association; international diabetic associations in France, the United Kingdom, Mexico, Argentina, Australia/New Zealand; Multiple Sclerosis Foundation; Council on Scientific Affairs of the American Medical Association; American Dietetic Association; Calorie Control Council; International Sweetener Association, Juvenile Diabetes Research Foundation; and International Food Information Council. By maintaining these important industry relationships and disseminating educational information to consumers in a timely manner, we believe that we will be able to effectively respond to any potential misinformation.

Suppliers and Raw Materials

        The primary raw materials that we use in our manufacturing process are aspartame, Unidex® (a blending agent), paper and carton. Aspartame is the biggest component of our raw material cost. Currently, we purchase all of our requirements for aspartame, our primary raw ingredient, from NutraSweet under an aspartame supply agreement that expires on December 31, 2005. Our agreement with NutraSweet contains a fixed purchase requirement in 2004 that is consistent with our projected usage and that will be purchased at a fixed price. Our aspartame purchases from NutraSweet in 2005 will be at a fixed price and will be subject to a fixed purchase requirement as specified in our supply contract. In 2005, we will purchase a significant portion of our supply from NutraSweet at a fixed price but may also purchase aspartame from other suppliers. In the future, the price of aspartame could fluctuate.

        In connection with our supply relationship with NutraSweet, we and our affiliates have worldwide, royalty-free, exclusive licenses to use the NutraSweet® trademark in the tabletop sweetener category. The licenses are in effect during the term of the aspartame supply agreement and thereafter, subject to certain minimum purchase obligations. NutraSweet has the option to terminate the licenses upon six months' notice if we do not purchase at least 200 metric tons of aspartame from it in the calendar year then expired.

        According to management's most recent estimates, the current aspartame market totals approximately 14,800 metric tons per year with a capacity of 14,900 to 16,400 metric tons per year. NutraSweet is the world's largest aspartame producer, supplying a significant portion of the market. We believe we are one of the top five users of aspartame in the world and one of NutraSweet's largest customers. Prior to 1992, NutraSweet manufactured aspartame in the United States under patent protection. In 1992, the patent on aspartame expired, paving the way for additional aspartame producers and private label brands. Aspartame prices have declined significantly since the patent expired. There are currently several major manufacturers of aspartame globally. The second and third largest suppliers are Ajinomoto Co. Inc. and Holland Sweetener Company, respectively. Additional aspartame suppliers include Wujin Niutang, Zhejiang Haosen Pharmaceutical Co., Ltd., Shaoxing Yamei Biochemical Industry Co., Ltd., and VitaSweet Co., Ltd., which are China based aspartame producers.

Facilities

        We are engaged in two primary manufacturing processes, one for the powder product and one for tablet. We do not manufacture aspartame or any other ingredient used in these processes. The powder process primarily involves dry-blending ingredients in a tumble mixer or plow blender. The tablet operation consists of loading product ingredients into a tumble mixer for blending. The blended ingredients are then transferred to a dry roller compactor, compressed, and screened to obtain a uniform particle size. The last ingredient is added and the batch is blended a second time. The material is then transferred to the tablet press where the specified tablet size and weight are produced, after which the tablets are placed in small drums for transfer to the high-speed packaging line.

        We are also engaged in a number of different packaging processes for the powder and tablets. Once the powder is mixed, it is filled into sachets or jars on high-speed filling lines and then packaged in varying carton sizes, depending on markets and channels. The tablets are filled through high-speed filling lines into appropriate dispensers of varying sizes and packaged in varying carton sizes, depending on market and channels.

        We produce the majority of our products at five production facilities throughout the world, three of which we currently operate:

  •
  Manteno, Illinois. The business has operated the Manteno facility since 1990. The Manteno site was selected for its proximity to key raw material and component suppliers, significant advantages for finished goods' distribution, and lower conversion costs per case.

  Since 1993, annual volumes produced in this plant have grown by 44%. The main drivers of this growth expansion were increased demand in the mass merchandising, club/warehouse and food service business. In 1995, the Manteno plant was expanded to install granulated powder packaging (jars) capabilities.

  Today, the Manteno facility operates with approximately 155 non-union employees. The plant has substantial capacity to accommodate future growth for the business. The available capacity has been driven by significant improvements in machine efficiencies. The plant's products are sold primarily in the United States, Canada, Mexico and Caribbean markets.

  •
  Fairfield, Australia. The facility in Fairfield, Australia currently has approximately 61 employees and has union representation for the production workforce. Our relations with the union are good; there has been no prior strike history.

  The site has continued a pharmaceutical contract manufacturing operation that was established during the time of Searle's plant ownership. The plant distributes to a number of countries in the Asia/Pacific region, including Australia, New Zealand, Malaysia, Indonesia, the Philippines, Thailand, Singapore, China, and Taiwan.

  •
  Zarate, Argentina. The Latin American operation began in 1996 in Zarate, Argentina. There are approximately 54 non-union employees at the site dedicated to the production of our products. The plant produces products for the bulk of the Latin America region. It is the only facility that has a liquid line.

  •
  Bergisch and Stendal, Germany. Since 1999, we have contracted with Kruger GmbH & Co. to manufacture our products for sale in Europe and South Africa. Kruger has production lines in its plants in Bergisch and Stendal, Germany which are exclusively dedicated to our products. We own the equipment used by Kruger to manufacture our products.

        Our focus on safety continues to be very high and is reflected by the certifications awarded to each of our three company-owned manufacturing sites:

  •
  Manteno, Illinois. We were one of 178 U.S.-based companies and one of 36 food sites to receive the Voluntary Protection Program, or VPP, Star in 2001 and recertified in 2002.

  •
  Fairfield, Australia. Our Fairfield plant received the 2002 Australian 5 Star Award from the federal government on November 26, 2002. This is the highest national recognition for safety and health, equivalent to the VPP Star in the United States. Our Fairfield plant has won this award for six consecutive years (every year since the program was established).

  •
  Zarate, Argentina. We were one of 8 companies in Argentina, and the only company in Food, to receive the OHSAS 18001 designation in 2001. We recertified in OHSAS 18000 in December 2002.

Offices

        The executive and administrative office of Merisant and Tabletop is located in Chicago, Illinois and has approximately 26,300 rentable square feet. The lease for this office will expire on April 30, 2011. We do not believe that we will have difficulty renewing our current leases or finding alternative space in the event we are unable to renew any of our leases on a basis we find satisfactory. We consider our offices suitable and adequate for the conduct of our business.

Our History

        The main sweetening ingredient in our leading tabletop brands, aspartame, was discovered in 1965 by Dr. James Schlatter while doing research at Searle on amino acids. The newly discovered sweetening ingredient underwent many years of testing before being approved for consumer use for the first time in 1979 in France, where the product was marketed as "Canderel®." By the early 1980s, Canderel® was being marketed in much of Europe. In 1981, the U.S. Food and Drug Administration approved the tabletop use of aspartame. The following year, Equal® was launched in the United States. In 1985, Monsanto entered the sweetener market through its acquisition of Searle. Subsequently, in mid-1999, Monsanto made the strategic decision to divest the business, which was being operated as a portion of Monsanto's nutrition and consumer sector, in order to focus on its core businesses as a life sciences company and delever its balance sheet. The sweetener ingredients business, which was sold to an investor group led by J.W. Childs & Co. and renamed The NutraSweet Company, manufactured and supplied aspartame to food and beverage companies as a sweetening ingredient. The tabletop sweetener business, which was sold to an investor group led by an affiliate of Pegasus Capital Advisors, L.P. on March 17, 2000 and renamed Merisant Company, packaged and distributed low calorie tabletop sweeteners (primarily aspartame- and saccharin-based).

Environmental and Legal

        Our operations are subject to federal, state, local and foreign laws and regulations relating to environmental protection, including regulation of discharges onto land and into the air and water. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property, or which migrate from such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we are not aware of any material environmental conditions that require remediation under federal, state, local or foreign law on our properties, a comprehensive environmental review of our properties or operations has not been conducted since 1999 and no assurance can be given that we have identified all of the potential environmental liabilities at our properties or that such liabilities would not have a material adverse effect on our financial condition.

        Management believes that we are in material compliance with all other applicable laws and regulations, including workplace safety regulations. From time to time, we are involved in litigation concerning our business operations. Management believes that the litigation in which we are currently involved is not reasonably likely to be material to our financial condition or the results of our operations.

Employees

        We and our subsidiaries have a total of approximately 553 employees as of December 31, 2003, approximately 38 of whom are covered by union contracts. All of our union employees are employed at the production facility in Fairfield, Australia.

MANAGEMENT

        The following table sets forth the names, ages and titles of the boards of directors and executive officers of Tabletop and Merisant as of March 30, 2004.

Name	Age	Position
Arnold W. Donald	48	Chairman of the Board of Directors
Andrew M. Bursky	47	Director
Vivek Mehta	26	Director
Jonathan Swerdlow	48	Director
David S. Uri	34	Director
Etienne Veber	41	Director, President and Chief Executive Officer
Warren B. Grayson	53	Vice President, General Counsel and Secretary
Donald J. Hotz	47	Vice President of Finance and Chief Financial Officer
John Sheptor	45	Vice President of Global Operations

Our Board of Directors and Executive Officers

        Arnold W. Donald has served as the Chairman of our board of directors and the board of directors of Merisant since April 2000. From March 2000 to June 2003, Mr. Donald served as Chief Executive Officer of Merisant and Tabletop. Prior to 2000, Mr. Donald was a senior executive of Monsanto Company in St. Louis, Missouri. Mr. Donald joined Monsanto in industrial chemical sales in 1977 and held increasingly senior roles in his 20 plus years with that company. Mr. Donald currently serves on the boards of Washington University, Carleton College, Crown Cork & Seal Company, Inc., The Scotts Company, Carnival Corporation, Oil-Dri Corporation, Belden, Inc. and The Laclede Group, Inc. Mr. Donald also is serving a second term on the President's Export Council, appointed initially by President Clinton and then re-appointed by President Bush.

        Andrew M. Bursky has served as a director of Merisant and Tabletop since March 2000. Mr. Bursky is Chairman and Chief Executive Officer of Atlas Holdings, L.L.C. and an advisor of Pegasus Capital Advisors, L.P. From 1999 to 2002, Mr. Bursky was Managing Partner of Pegasus Capital Advisors, L.P. Prior to joining Pegasus in 1999, Mr. Bursky was one of the founding principals and a senior principal of Interlaken Capital, Inc.

        Vivek Mehta has served as a director of Merisant and Tabletop since March 2000. Mr. Mehta is an employee of Pegasus Capital Advisors, L.P. Prior to joining Pegasus in August 1999, Mr. Mehta was a financial analyst in the leveraged finance group of Bear, Stearns & Co., Inc. in New York.

        Jonathan Swerdlow has served as a director of Merisant and Tabletop since March 2004. Mr. Swerdlow has served as President of GALCO, Inc. since February 2004. From 2001 to 2004, Mr. Swerdlow worked as an independent consultant for high net worth families and private equity firms. From 1999 to 2000, Mr. Swerdlow served as Vice President of Business Development for CareerPath.com. Prior to joining CareerPath.com, Mr. Swerdlow was Vice President of Strategy and Business Development at Sony Retail Entertainment. Earlier in his career, Mr. Swerdlow was Executive Vice President at Mann Holding Company.

        David S. Uri has served as a director of Merisant and Tabletop since March 2000. Mr. Uri is an employee of Pegasus Capital Advisors, L.P. Prior to joining Pegasus in 1999, Mr. Uri was a Vice President of The Jordan Company L.L.C. From 1993 to 1997, Mr. Uri was a principal of EXOR America Inc., an international investment holding company controlled by the Agnelli Group. Prior to that, Mr. Uri was a financial analyst in the mergers and acquisitions group of Kidder, Peabody & Co., Inc.

        Etienne Veber has served as President and Chief Executive Officer of Merisant and Tabletop since June 2003 and was the Chief Operating Officer of Merisant and Tabletop from September 2001 to June 2003. Mr. Veber has served as a director of Merisant and Tabletop since June 2003. Prior to joining Merisant and Tabletop in March 2001, Mr. Veber was President and General Manager of The NutraSweet Company, formerly a subsidiary of Monsanto. From 1989 to 1999, Mr. Veber held various management positions within Monsanto. Mr. Veber also worked in brand management at Procter and Gamble.

        Warren B. Grayson has served as Vice President, General Counsel and Secretary of Merisant and Tabletop since January 2004. From June 1, 2002 through December 2003, Mr. Grayson served as Vice President, General Counsel and Secretary of Somera Communications, Inc.. Prior to that, from January 2002 through June 2002, Mr. Grayson was self-employed as a legal consultant. Mr. Grayson was Of Counsel to Eastman Chemical Co. from July 2000 through December 2002. From June 1999 through July 2000, Mr. Grayson served as Vice President, General Counsel of McWhorter Technologies, Inc. Prior to that, Mr. Grayson held several positions at Monsanto Company from September 1989 through June 1999, including Deputy General Counsel.

        Donald J. Hotz has served as Vice President of Finance of Merisant and Tabletop since August 2003 and as Chief Financial Officer since October 2003. Prior to joining Merisant and Tabletop, from 2001 to 2002, Mr. Hotz was the Chief Financial Officer for Tab Products, a manufacturer of custom folders and filing systems, where he was instrumental in returning the company to profitability and generating positive cash. From 1985 to 2001, Mr. Hotz held senior finance positions in several operating divisions of Moore Corporation in the United States and Canada, including Vice President of Finance from 2000 to 2001. From 1982 to 1985, Mr. Hotz worked in the public accounting firm of Melton and Melton in Houston.

        John Sheptor has served as Vice President of Global Operations for Merisant and Tabletop since July 2001. Prior to joining Merisant and Tabletop in 2001, Mr. Sheptor was the Director of Manufacturing for the Specialty Chemicals group within Monsanto's Agricultural Sector. Prior to this assignment, he served for six years as Director of Manufacturing, Latin America, in Sao Paolo, Brazil.

Board of Directors

        Our board of directors is comprised of six directors—Arnold W. Donald, Andrew M. Bursky, Vivek Mehta, Jonathan Swerdlow, David S. Uri and Etienne Veber. We currently have two vacancies on our board of directors. Two of our directors are current or former employees of our company. Each of our remaining four directors have other relationships with Tabletop Holdings, LLC, the controlling shareholder of our parent, Tabletop Holdings, Inc. See "Related Party Transactions." The board of directors has three committees—the audit and finance committee, compensation committee and the executive committee. Our board of directors and the committees of our board of directors are the same as Merisant.

        Messrs. Mehta and Uri serve on the audit and finance committee, which meets with financial management, the internal auditors and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters. Messrs. Bursky, Mehta and Uri serve on the compensation committee, which reviews the compensation of our executive officers, executive bonus allocations and other compensation matters. Messrs. Bursky, Donald and Uri serve on the executive committee, which has been formed to take action on matters relating to the general governance of our company when the board is not otherwise meeting.

Executive Compensation

        The following summary compensation table sets forth certain information concerning compensation awarded to, earned by, or paid to Arnold W. Donald, who served as our Chairman during 2003 and President and Chief Executive Officer through June 2003, Etienne Veber, who served as our President and Chief Executive Officer from and after June 2003 and each of our other four most highly compensated executive officers, who we refer to as the named executive officers, for the years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation($)			Securities Underlying SARs (#)	All Other Compensation ($)(1)
Arnold W. Donald Chairman and former President and Chief Executive Officer	2003 2002 2001	$354,167 837,500 800,000	$	— — 340,000	$	— 6,760 —	(2)	— — —	$440,135 18,333 7,767	(3)
Etienne Veber President, Chief Executive Officer and former Chief Operating Officer	2003 2002 2001	290,625 253,750 171,827		150,000 50,000 112,000		— — —		— — 35,775	9,348 13,317 6,873
Carl Warschausky Former Executive Vice President and Chief Financial Officer(4)	2003 2002 2001	208,692 267,500 257,500		— — 155,000		— — —		— — —	108,706 9,700 9,958	(5)
Luther C. Kissam, IV Former Vice President, General Counsel and Secretary(6)	2003 2002 2001	164,339 216,000 207,500		50,000 — 125,000		— — —		— — —	3,230 9,825 10,933
John Sheptor Vice President, Global Operations	2003 2002 2001	200,000 198,750 89,375		84,000 — 110,000		— — —		— — 25,775	6,958 7,900 —
Donald J. Hotz Vice President, Finance and Chief Financial Officer(7)	2003 2002 2001	65,540 — —		50,000 — —		— — —		— — —	— — —

(1)
Amounts shown in this column represent our contributions under our 401(k) Plan and Non-Qualified Retirement Plan.

(2)
Consists of above-market interest on deferred compensation.

(3)
Includes severance payments totaling $437,500.

(4)
Mr. Warschausky resigned as an officer of Merisant and Tabletop effective as of September 30, 2003.

(5)
Includes severance payments totaling $105,556.

(6)
Mr. Kissam resigned as an officer of Merisant and Tabletop effective as of September 26, 2003.

(7)
Mr. Hotz joined Merisant and Tabletop in August 2003.

Employee Benefits

        Stock Appreciation Rights Plan.    With the exception of Don Hotz, each of the named executive officers participates in the Tabletop Holdings, Inc. Stock Appreciation Rights Plan, which we refer to as the SAR Plan. Unless otherwise provided in an individual's grant agreement relating to a stock appreciation right, or SAR, each SAR granted vests with respect to one-third of the shares subject to the SAR on each of the second, third and fourth anniversaries of the grant date. In general, vesting is conditioned upon continued employment of the SAR holder, although vesting is accelerated under certain circumstances (e.g., full vesting upon a termination of employment due to disability or death, and pro rata vesting upon a termination of a holder's employment without cause). Each SAR will immediately vest upon a change in control of Tabletop. Vested SARs are not exercisable by the holders thereof and payments are only made with respect to the SARs upon the sale of all of the common stock of Tabletop or other distribution event. We are not able to determine the aggregate value of the SARs because the equity of Tabletop is privately held and there is no public market for the underlying securities.

        There were no SARs granted in the last fiscal year to any of the named executive officers.

        The following table sets forth information for each of the named executive officers with regard to the number of securities underlying SARs held at December 31, 2003.

	Number of Securities Underlying SARs at December 31, 2003 (#)
Name
	Vested	Unvested
Arnold W. Donald	500,000	—
Etienne Veber	3,333	32,442
Carl Warschausky(1)	49,581	—
Luther C. Kissam, IV(2)	30,240	—
John Sheptor	8,592	17,183
Donald J. Hotz	—	—

(1)
Mr. Warschausky resigned as an officer of Tabletop and Merisant effective as of September 30, 2003. Pursuant to the terms of Mr. Warschausky's voluntary separation and release agreement, Mr. Warschausky was vested in 49,581 SARs. All such SARs remain subject to the terms and conditions set forth in the SAR Plan.

(2)
Mr. Kissam resigned as an officer of Tabletop and Merisant effective as of September 26, 2003. At the time of his resignation, Mr. Kissam was vested in 30,240 SARs.

        Supplemental Long-Term Incentive Plan.    Executive officers of Merisant and Tabletop are eligible to participate in Merisant's Supplemental Long-Term Incentive Plan, which we refer to as the Supplemental LTIP. Under the Supplemental LTIP, executive officers are provided incentives to exceed financial performance and business valuation goals during a performance period that began on March 17, 2000 and ends on the earlier of a sale of all of the common stock of Tabletop or March 17, 2005. These goals are based on a combination of equity value and cumulative financial performance targets. Any payments under the Supplemental LTIP based upon financial performance will be paid following the conclusion of the performance period. Any payments under the Supplemental LTIP will be made at such time and in such form as determined by our board of directors in its sole discretion and are not based on specific awards. There have been no awards made under our Supplemental LTIP. The Supplemental LTIP is terminable at any time.

        If the Supplemental LTIP is terminated prior to the payment of awards, participants shall receive only such compensation as determined by the board of directors in its sole discretion.

        Employees' Savings and Retirement Plan.    All employees of Merisant US, Inc. who are at least 21 years of age are eligible to participate in the Merisant US, Inc. Employees' Savings and Retirement Plan, which we refer to as the 401(k) Plan, except employees covered by a collective bargaining agreement, leased employees, nonresident aliens who do not receive any earned income from our company which constituted U.S. source income, and individuals who perform services under an agreement that classifies them as independent contractors. The 401(k) Plan is intended to be qualified under the Internal Revenue Code of 1986, as amended. The 401(k) Plan permits participants to make pre-tax contributions of up to 16% of compensation, subject to limits established by the Internal Revenue Service, and participants who are age 50 or older are permitted to make additional catch-up contributions.

        We make matching contributions for participants who have completed at least one year of service in an amount equal to 100% of the first 3% of a participant's contribution and 50% of the next 2% of a participant's contribution. We are also authorized to make discretionary profit sharing contributions under the 401(k) Plan for participants who have completed at least one year of service and have made profit sharing contributions as follows: 3% of employee compensation in 2000; 2% of employee compensation in 2001; 0% in 2002; and 0% in 2003.

        Participants are always 100% fully vested in their own contributions and in our company's matching contributions. With respect to discretionary profit sharing contributions, if any, participants become 20% vested after one year of service and an additional 20% each year thereafter.

        The 401(k) Plan may be terminated at any time.

        Employees' Non-Qualified Savings and Retirement Plan.    The Merisant US, Inc. Employees' Non-Qualified Savings and Retirement Plan, which we refer to as the Non-Qualified Retirement Plan, is a non-qualified and unfunded retirement plan designed to supplement Merisant's 401(k) Plan for a select group of management and highly compensated employees whose participation in the 401(k) Plan is limited by the Internal Revenue Code. For each plan year beginning on or after January 1, 2002, each participant may elect to defer up to 16% of compensation. For the plan year ending December 31, 2001, the deferral percentage could not exceed 64%. In addition, in its discretion, Merisant US may make a profit sharing contribution on behalf of each employee who completes at least 1,000 hours of service during a plan year and is employed on the last day of the plan year. Participants become 20% vested in discretionary profit sharing contributions, if any, after one year of service and an additional 20% each year thereafter. Contributions that are made under the Non-Qualified Retirement Plan are held in a grantor trust separate and apart from the company's general assets. Any assets held by the trust will be subject to the claims of the company's general creditors in the event of insolvency. The Non-Qualified Retirement Plan may be terminated at any time.

Compensation of Directors

        Pursuant to an agreement, effective as of June 1, 2003, between Merisant and Mr. Donald, Mr. Donald will receive a base compensation of $150,000 per year from June 1, 2003 to June 1, 2005, unless terminated earlier pursuant to the agreement, for serving as Chairman of Merisant's board of directors. In addition, Merisant will provide Mr. Donald with certain perquisites during the term of the agreement. See "—Employment Contracts, Termination of Employment and Change-in-Control Arrangements" for additional information regarding compensation payable to Mr. Donald.

        In 2003, except as disclosed above, none of our directors received compensation for serving on our or Merisant's board of directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        In June 2003, Merisant entered into a contract completion agreement with Mr. Donald in connection with the termination of Mr. Donald's employment as its Chief Executive Officer. Pursuant to the terms of the contract completion agreement, Mr. Donald will receive $62,500 each month for the first 24 months beginning on or after June 1, 2003 and $1,500,000 payable on June 1, 2006 or upon a change in control of Tabletop, whichever is earlier. See "Related Party Transactions—Arrangements with Management" for additional information regarding deferred compensation payable to Mr. Donald and "—Compensation of Directors" for additional information regarding compensation payable to Mr. Donald as Chairman of Merisant's board of directors.

        In September 2003, Merisant US, Inc. entered into a voluntary separation and release agreement with Mr. Warschausky in connection with the termination of Mr. Warschausky's employment as our Executive Vice President and Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Warschausky will receive severance payments totaling $475,000, less all applicable federal and state withholdings, to be made in 27 equal installments on the 15th and last day of each month following the effective date of Mr. Warschausky's resignation, as well as certain placement assistance. In addition, Mr. Warschausky will be vested in 49,581 SARs under the SAR Plan.

        Effective September 2003, Merisant implemented the Key Executive Performance and Retention Plan, referred to as the Key Executive Plan, which provides performance and retention incentives for its Chief Executive Officer. Payout under the Key Executive Plan is based on creating shareholder value and payment will only occur in the event of a sale of the business, public offering or other event that results in the occurrence of a distribution date under the SAR Plan. The Key Executive Plan pays at rates of $1.50 for every $100 of net proceeds (as defined in the Key Executive Plan) between $300 million and $350 million, $2.00 for every $100 of net proceeds between $350 million and $400 million, and $2.50 for every $100 of net proceeds above $400 million. To be eligible under the Key Executive Plan, the Chief Executive Officer must have been employed by Merisant on September 1, 2003 and must remain employed by Merisant until he becomes vested. He will become fully vested with respect to 100% of the actual payout amount, if any, at the earlier of September 1, 2006 and the date that is 12 months after a change in control (as defined in the SAR Plan). He will be vested in a pro rata amount in the event of an involuntary termination other than for cause, except upon an involuntary termination for cause during the twelve month period following a change in control, upon which he will become fully vested with respect to 100% of the actual payout amount.

        Except as described above, we have not entered into any employment agreements with our named executive officers, but such officers may be entitled to certain payments with respect to their SARs or under the Supplemental LTIP upon the sale of all of the common stock of Tabletop or other distribution event, as described above.

Compensation Committee Interlocks and Insider Participation

        Our board of directors established a compensation committee to review all compensation matters that come before the board of directors. The individuals serving on the compensation committee are Messrs. Bursky, Mehta and Uri.

        In connection with their assistance in the structuring, sourcing and the consummation of the offering of the outstanding notes and the closing of the new senior credit facility, Merisant paid an aggregate transaction fee of 0.5% of the aggregate principal amount of the outstanding notes and the term loans and commitments under the senior credit facility to Pegasus Capital Advisors, L.P., certain investing affiliates of MSD Capital, L.P., referred to as MSD, and affiliates of Carolwood Tabletop Holdings, LLC. Pegasus received 48.2% of the transaction fee, affiliates of MSD received 37.0% and affiliates of Carolwood received 14.8%. Messrs. Uri and Mehta are employees and Mr. Bursky is an advisor of Pegasus Capital Advisors, L.P., an affiliate of Pegasus Partners II, L.P. In addition, Jonathan Swerdlow is President of Brener International Group, LLC, an affiliate of Carolwood. MSD is not currently represented on our board but has reserved its right to appoint a director. See "Related Party Transactions" for additional information regarding such transaction. Pegasus Partners II, L.P., MSD and Carolwood are members of Tabletop Holdings, LLC.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of our common stock as of March 30, 2004 by: (1) certain executive officers and each director of our company individually; (2) all executive officers and directors of our company as a group; and (3) certain principal stockholders. Unless otherwise indicated below, the business address for each of our beneficial owners is c/o Merisant US, Inc., 10 South Riverside Plaza, Suite 850, Chicago, Illinois 60606.

Name and Address	Shares	Percentage
Tabletop Holdings, LLC(1) 99 River Road Cos Cob, Connecticut 06807	8,062,105	88.7%
Arnold W. Donald(2)	321,969	3.5%
Andrew M. Bursky	—	—
Vivek Mehta(3)	—	—
Jonathan Swerdlow	—	—
David S. Uri(3)	—	—
Etienne Veber(4)	15,184	*
Warren B. Grayson	—	—
Donald J. Hotz	—	—
John Sheptor	17,008	*
All executive officers and directors as a group (9 people)	354,161	3.9%

*
Less than 1%

(1)
Tabletop Holdings, LLC is a Delaware limited liability company controlled by Pegasus Partners II, L.P.

(2)
The business address of Mr. Donald is c/o Merisant Company, One North Brentwood Boulevard, Suite 510, Clayton, Missouri 63105.

(3)
The business address of Messrs. Mehta and Uri is c /o Pegasus Partners II, L.P., 99 River Road, Cos Cob, Connecticut 06807.

(4)
Consists of 15,184 shares held in a revocable trust for the benefit of Mr. Veber for which Mr. Veber serves as trustee.

RELATED PARTY TRANSACTIONS

Investor Agreements and Arrangements

        In connection with their investment in Tabletop, our stockholders entered into a stockholders agreement with Tabletop Holdings, LLC and each other holder of common stock of Tabletop. Pursuant to the stockholders agreement, the parties entered into agreements among themselves relating to the composition of the Tabletop and Merisant boards of directors and the transfer or public offering of our equity securities and we granted Tabletop Holdings, LLC and certain other stockholders certain preemptive rights. We also entered into a registration rights agreement with Tabletop Holdings LLC and certain other stockholders. Pursuant to the registration rights agreement, we granted Tabletop Holdings, LLC and certain other stockholders certain rights to require us to register any shares of common stock held by Tabletop Holdings, LLC or such stockholders under the Securities Act or include, upon request, any such shares in any registration of its common stock affected by us.

        In connection with their assistance in the structuring, sourcing and the consummation of the offering of the outstanding notes and the closing of the new senior credit facility, Merisant paid an aggregate transaction fee of 0.5% of the aggregate principal amount of the outstanding notes and the term loans and commitments under the senior credit facility to Pegasus Capital Advisors, L.P., certain investing affiliates of MSD Capital, L.P., referred to as MSD, and affiliates of Carolwood Tabletop Holdings, LLC. Pegasus received 48.2% of the transaction fee, affiliates of MSD received 37.0% and affiliates of Carolwood received 14.8%. Messrs. Uri and Mehta are employees and Mr. Bursky is an advisor of Pegasus Capital Advisors, L.P., an affiliate of Pegasus Partners II, L.P. In addition, Jonathan Swerdlow is President of Brener International Group, LLC, an affiliate of Carolwood. MSD is not currently represented on our board but has reserved its right to appoint a director. See "Related Party Transactions" for additional information regarding such transaction. Pegasus Partners II, L.P., MSD and Carolwood are members of Tabletop Holdings, LLC.

Arrangements with Management

        In connection with our acquisition of the tabletop sweetener business from Monsanto, Merisant assumed liability for certain deferred compensation payable to Arnold Donald, our chairman, which requires Merisant to make annual payments to Mr. Donald of $535,000 through 2005 and $1,000,000 through 2010 on or before the date on which Merisant pays its annual bonus for the preceding year to executive officers.

        In March 2000, Merisant advanced $5,350,000 to Mr. Donald, in exchange for a promissory note. The promissory note bears interest at the rate of 6.35% per annum and requires annual interest and principal payments on January 1 of each year through January 1, 2010. The largest aggregate amount outstanding under this loan during 2003 was $5,151,726.

        Merisant has advanced funds to certain of its executive officers and members of management in connection with purchases of shares of our common stock. None of the loans to executive officers that are currently outstanding were entered into or amended after July 30, 2002. These loans are evidenced by promissory notes which bear interest at the rate of 7.5% per annum, mature in 2007 and are secured by a pledge of the stock. The names of the executive officers who have received loans and the principal amounts borrowed by them are listed below. In addition to the executive officers listed below, we have entered into similar loan agreements with 2 other members of management pursuant to which Merisant has advanced approximately $174,000 in the aggregate as of December 31, 2003.

Executive Officer	Largest Aggregate Amount Outstanding Since January 1, 2003	Principal Amount Outstanding at December 31, 2003
Arnold Donald	$5,003,333	$0
Etienne Veber	$234,917	$0

DESCRIPTION OF CERTAIN INDEBTEDNESS

Merisant Senior Credit Facility

        In connection with its offering of senior subordinated notes, Merisant entered into a new senior credit facility in July 2003 with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of Merisant's new senior credit facility.

  Structure

        The senior credit facility provides for aggregate commitments of up to $310.0 million, consisting of

  •
  a revolving loan facility of approximately $35.0 million, of which a portion is available at Merisant's option in euro or dollars or in the form of letters of credit in dollars or euro, and

  •
  term loan facilities of $275.0 million, of which up to $50.0 million is denominated in euro and up to $225.0 million is denominated in dollars.

  Security and Guarantees

        The indebtedness under Merisant's senior credit facility is guaranteed by Tabletop and each of Merisant's domestic subsidiaries (other than special purpose subsidiaries established in connection with securitizations). The senior credit facility and the guarantees of the guarantors are secured by a first-priority security interest in substantially all Merisant's assets and the assets of the guarantors, including a pledge of all of the capital stock of Merisant and Merisant's domestic subsidiaries and 65% of the capital stock of Merisant's foreign subsidiaries.

  Interest and Expenses

        Borrowings under the term loan facility and revolving loan facility bear interest, at Merisant's option, at either adjusted LIBOR or, in the case of dollar-denominated loans, at the alternate base rate plus, in each case, a spread. The spread is determined by reference to a pricing grid. Outstanding letters of credit under the revolving loan facility are subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans. In addition, Merisant is required to pay administrative fees, commitment fees, letter of credit issuance and administration fees and certain expenses, and to provide certain indemnities, all of which we believe are customary for financings of this type.

  Maturity and Amortization

        The portion of the term loan facility denominated in euro and the revolving loan facility have a maturity of five and a half years; the portion of the term loan facility denominated in dollars has a maturity of six and a half years. Amounts under the term loan facility become due and payable in installments during the term of the facility in annual amounts set forth in the facility.

  Prepayments

        Merisant is permitted to make voluntary prepayments on outstanding borrowings and reduce the commitments under its senior credit facility in whole or in part, at its option, and Merisant is required to prepay loans under the term loan facility and then to prepay loans under the revolving loan facility and reduce commitments thereunder in certain circumstances that are customary for financings of this kind.

  Covenants

        The Merisant senior credit facility contains affirmative, negative and financial covenants customary for such financings. The senior credit facility includes covenants, subject to certain exceptions, relating to limitations on:

  •
  dividends on, and redemptions and repurchases of, capital stock;

  •
  entering into agreements with certain restrictions affecting Merisant's ability to repay borrowings under the senior credit facility;

  •
  liens and sale and leaseback transactions;

  •
  loans and investments;

  •
  debt and hedging arrangements;

  •
  changes in business conducted, tax or accounting reporting, capital structure or charter;

  •
  special purpose subsidiaries;

  •
  amendment of debt and other material agreements;

  •
  negative pledge clauses;

  •
  mergers, acquisitions and asset sales;

  •
  transactions with affiliates; and

  •
  capital expenditures.

        The senior credit facility also prohibits Tabletop and Merisant from prepaying, redeeming and repurchasing certain debt, including the notes and Merisant's senior subordinated notes. In addition, the senior credit facility contains financial covenants which require Merisant to maintain certain financial ratios.

  Events of Default

        The Merisant senior credit facility contains events of default customary for such financings, including, but not limited to:

  •
  nonpayment of principal, interest, fees or other amounts when due;

  •
  violation of covenants;

  •
  failure of any representation or warranty to be true in all material respects when made or deemed made;

  •
  cross default and cross acceleration;

  •
  certain ERISA events;

  •
  change of control;

  •
  bankruptcy events;

  •
  material judgments; and

  •
  actual or asserted invalidity of the guarantees or security documents.

        Some of these events of default allow for grace periods and materiality concepts.

Merisant 9 1/2% Senior Subordinated Notes Due 2013

        Merisant has outstanding $225.0 million in aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2013. Interest on the senior subordinated notes is payable semiannually on January 15 and July 15 of each year. The senior subordinated notes are guaranteed by all of Merisant's domestic subsidiaries.

        The senior subordinated notes constitute unsecured, subordinated indebtedness of Merisant. The senior subordinated notes are effectively subordinated in right of payment to all existing and future senior indebtedness of Merisant and the guarantees are subordinated in right of payment to all existing and future senior indebtedness of the guarantors.

        On or after July 15, 2008, Merisant may redeem some or all of the senior subordinated notes at the redemption prices set forth in the indenture governing the senior subordinated notes, plus accrued and unpaid interest. Prior to July 15, 2008, Merisant may redeem up to 35% of the aggregate principal amount of the senior subordinated notes using the proceeds of certain equity offerings of Merisant, Tabletop or Tabletop Holdings, LLC. Upon a change in control of Merisant, Tabletop or Tabletop Holdings, LLC, Merisant must offer to repurchase the senior subordinated notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest.

        The indenture governing the senior subordinated notes contains certain covenants that limit, among other things, the ability of Merisant and its subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends on, redeem or repurchase its capital stock;

  •
  make investments;

  •
  permit payments or dividend restrictions on certain of its subsidiaries;

  •
  sell assets;

  •
  create certain liens;

  •
  engage in certain transactions with affiliates; and

  •
  consolidate or merge or sell all or substantially all of its assets and the assets of its restricted subsidiaries.

THE EXCHANGE OFFER

        The following is a summary of the exchange offer relating to the outstanding notes. As a summary, it does not contain all of the information you might find useful. For further information, you should read the registration rights agreement and the form of letter of transmittal, copies of which have been filed as exhibits to the registration statement. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement.

Purpose and Effect of the Exchange Offer

        Exchange Offer Registration Statement.    We sold the outstanding notes to Credit Suisse First Boston LLC and Jefferies & Company, Inc., or the "initial purchasers," on November 12, 2003. The initial purchasers have advised us that they subsequently resold the outstanding notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S under the Securities Act. As a condition to the offerings of the outstanding notes, we entered into a registration rights agreement dated November 12, 2003, pursuant to which we agreed to file a registration statement within 160 days after issuing the outstanding notes relating to the offer to exchange the outstanding notes for exchange notes and to use our reasonable best efforts to have it declared effective within 250 days after the initial issue date of the outstanding notes.

        Further, we agreed to keep the exchange offer open for acceptance for not less than 30 business days. For each outstanding note validly tendered pursuant to the exchange offer and not withdrawn, the holder of that note will receive an exchange note having a principal amount equal to that of the tendered outstanding note. Interest on each exchange note will accrue from the last date on which interest was paid on the tendered outstanding note in exchange therefor or, if no interest was paid on that outstanding note, from the issue date.

        Transferability.    We issued the outstanding notes on November 12, 2003 in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the outstanding notes may not be offered or sold in the United States unless registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. Based on no-action letters issued by the staff of the SEC with respect to similar transactions, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by holders of notes who are not our affiliates without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

  •
  any exchange notes to be received by the holder were acquired in the ordinary course of the holder's business;

  •
  at the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

  •
  the holder is not an "affiliate" of ours, as defined in Rule 405 under the Securities Act; and

  •
  the holder did not purchase the outstanding notes directly from us to resell pursuant to 144A or another available exemption.

        However, we have not sought a no-action letter with respect to the exchange offer and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. Any holder who tenders its outstanding notes in the exchange offer with any intention of participating in a distribution of exchange notes (1) cannot rely on the interpretation by the staff of the SEC, (2) will not be able to validly tender outstanding notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those notes were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

        Shelf Registration Statement.    In the event that:

          (1)   applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

          (2)   for any other reason we do not consummate the exchange offer within 290 days after the date of original issue of the outstanding notes; or

          (3)   an initial purchaser shall notify us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

          (4)   certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

          (1)   promptly file a shelf registration statement with the SEC covering resales of the outstanding notes or the exchange notes, as the case may be;

          (2)   use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 140th day after the date on which the obligation to file a shelf registration statement arises, or the "shelf filing date"; and

          (3)   keep the shelf registration statement effective until the earliest of (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date of the shelf registration statement and (C) the date on which all outstanding notes registered thereunder are disposed of in accordance therewith.

        We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling outstanding notes or exchange notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the registration rights agreement that are applicable to that holder, including specified indemnification obligations. A holder will not be permitted to sell notes pursuant to the shelf registration statement unless the holder has returned to us a completed and signed notice electing to be included and furnishing the holder's name and other information required to be included in the related prospectus.

  Special Interest

        We will pay additional cash interest on the outstanding notes and exchange notes, subject to certain exceptions,

          (1)   if we fail to file an exchange offer registration statement with the SEC on or prior to the 160th day after the date of original issue of the outstanding notes,

          (2)   if the exchange offer registration statement is not declared effective by the SEC on or prior to the 250th day after the date of original issue of the outstanding notes or, if obligated to file a shelf registration statement, a shelf registration statement is not declared effective by the SEC on or prior to the 140th day after the shelf filing date,

          (3)   if the exchange offer is not consummated on or before the 40th day after the exchange offer registration statement is declared effective,

          (4)   if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the 45th day after the shelf filing date, or

          (5)   after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable, subject to certain exceptions.

The rate of additional interest will accrue on the principal amount of the outstanding notes and the exchange notes, in addition to the stated interest on the outstanding notes and the exchange notes, from and including the date on which an event referred to in clauses (1) through (5) above shall occur, each event being a "registration default," to the date on which all such events have been cured or if earlier, the date on which the outstanding notes may first be resold in reliance on Rule 144(k). The additional interest will accrue at a rate of 0.25% per annum for the first 90 day period immediately following the occurrence of such registration default and shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured up to a maximum additional interest rate of 1.0% per annum. All additional interest that accrues on the notes on or prior to November 15, 2008 will be added to the accreted value of each note and all additional interest that accrues thereafter will be payable in cash to holders of the notes on each scheduled interest payment date.

Terms of the Exchange Offer

        Upon satisfaction or waiver of all the conditions of the exchange offer, we will accept any and all outstanding notes properly tendered and not validly withdrawn prior to the expiration date and will promptly issue the exchange notes. See "—Conditions to the Exchange Offer" and "—Procedures for Tendering Outstanding Notes." We will issue $1,000 principal amount at maturity of exchange notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. As of the date of this prospectus, there are $136,040,000 aggregate principal amount at maturity of outstanding notes. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 principal amount at maturity.

        The exchange notes are identical to the outstanding notes except for the elimination of certain transfer restrictions and registration rights pertaining to the outstanding notes. The exchange notes will evidence the same debt as the outstanding notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the outstanding notes were issued and will be deemed one issue of notes, together with the outstanding notes.

        This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the outstanding notes. Holders of outstanding notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

        For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes when, and if, we have given oral or written notice thereof to the exchange agent. The exchange agent will act as our agent for the purpose of distributing the appropriate exchange notes from us to the tendering holders. If we do not accept any tendered outstanding notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the unaccepted outstanding notes, without expense, to the tendering holder thereof promptly after the expiration date.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term "expiration date" shall mean 5:00 p.m., New York City time, on                        , 2004, for the exchange offer unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice and each appropriate registered holder by means of press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion,

  •
  to delay accepting any outstanding notes,

  •
  to extend the exchange offer,

  •
  to terminate the exchange offer and not accept any outstanding notes if each condition set forth below under "—Conditions to the Exchange Offer" shall not have been satisfied or waived by us, or

  •
  to amend the terms of the exchange offer in any manner.

        We will notify the exchange agent of any delay, extension, termination or amendment by oral or written notice. We will also notify each registered holder of any amendment. We will give to the exchange agent written confirmation of any oral notice.

Exchange Date

        As soon as practicable after the close of the exchange offer, we will accept for exchange all outstanding notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date in accordance with the terms of this prospectus and the letter of transmittal.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, and subject to our obligations under the registration rights agreement, we

  •
  shall not be required to accept any outstanding notes for exchange,

  •
  shall not be required to issue exchange notes in exchange for any outstanding notes and

  •
  may terminate or amend the exchange offer

if, at any time before the acceptance of outstanding notes for exchange, any of the following events shall occur:

  •
  any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

  •
  any law, statute, rule or regulation is proposed, adopted or enacted which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

  •
  any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

  •
  the exchange offer will violate any applicable law or any applicable interpretation of the staff of the SEC.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of those conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights, and those rights shall be deemed ongoing rights that may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any tendered outstanding notes, if at such time any stop order shall be threatened by the SEC or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture for the notes under the Trust Indenture Act of 1939, as amended.

        The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

Consequences of Failure to Exchange

        Any outstanding notes not tendered pursuant to the exchange offer will remain outstanding and will continue to be entitled to the benefits of the indenture and continue to accrue interest. The outstanding notes will remain "restricted securities" within the meaning of the Securities Act. Accordingly, prior to the date that is one year after the later of the issue date and the last date on which we or any of our affiliates was the owner of the outstanding notes, the outstanding notes may be resold only:

  •
  to us;

  •
  to a person who the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A;

  •
  pursuant to the limitations on resale provided by Rule 144 under the Securities Act;

  •
  pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act;

  •
  pursuant to an effective registration statement under the Securities Act; or

  •
  pursuant to any other available exemption from the registration requirements of the Securities Act,

subject, in each of the foregoing cases, to compliance with applicable state securities laws. As a result, the liquidity of the market for non-tendered outstanding notes could be adversely affected upon completion of the exchange offer.

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

        Expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other miscellaneous fees and expenses.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer as additional interest expense over the term of the exchange notes.

Procedures for Tendering Outstanding Notes

        The tender of outstanding notes pursuant to any of the procedures set forth in this prospectus and in the letter of transmittal will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. The tender of outstanding notes will constitute an agreement to deliver good and marketable title to all tendered outstanding notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

        Except as provided in "—Guaranteed Delivery Procedures," unless the outstanding notes being tendered are deposited by you with the exchange agent prior to the expiration date and are accompanied by a properly completed and duly executed letter of transmittal, we may, at our option, reject the tender. Issuance of exchange notes will be made only against deposit of tendered outstanding notes and delivery of all other required documents. Notwithstanding the foregoing, The Depository Trust Company, or "DTC," participants tendering through its Automated Tender Offer Program, or "ATOP," will be deemed to have made valid delivery where the exchange agent receives an agent's message, as defined below, prior to the expiration date.

        Accordingly, to properly tender outstanding notes, the following procedures must be followed:

        Notes held through a Custodian.    Each beneficial owner holding outstanding notes through a DTC participant must instruct the DTC participant to cause its outstanding notes to be tendered in accordance with the procedures set forth in this prospectus.

        Notes held through DTC.    Pursuant to an authorization given by DTC to the DTC participants, each DTC participant holding outstanding notes through DTC must

  •
  electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent for its acceptance, or

  •
  comply with the guaranteed delivery procedures set forth below and in a notice of guaranteed delivery. See "—Guaranteed Delivery Procedures."

        Promptly after the date of this prospectus, the exchange agent will establish an account at DTC for purposes of the exchange offer with respect to outstanding notes held through DTC. Any financial institution that is a DTC participant may make book-entry delivery of interests in outstanding notes into the exchange agent's account through ATOP. However, although delivery of interests in the outstanding notes may be effected through book-entry transfer into the exchange agent's account through ATOP, an agent's message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the exchange agent at its address set forth under "—Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each DTC participant tendering through ATOP that that DTC participant has received a letter of transmittal and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such DTC participants.

        Cede & Co., as the holder of the global note, will tender a portion of the global note equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC participants.

        By tendering, each holder and each DTC participant will represent to us that, among other things:

  •
  it is not our affiliate;

  •
  it is not a broker-dealer tendering outstanding notes acquired directly from us for its own account;

  •
  it is acquiring the exchange notes in its ordinary course of business; and

  •
  it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

        Unless waived by us, we will not accept any alternative, conditional, irregular or contingent tenders. By transmitting an acceptance through ATOP, each tendering holder waives any right to receive any notice of the acceptance for purchase of its outstanding notes.

        We will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered outstanding notes, and that determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition to the exchange offer and any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. We, along with the exchange agent, shall be under no duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until those irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        Letters of transmittal and outstanding notes must be sent only to the exchange agent. Do not send letters of transmittal or outstanding notes to us or DTC.

        The method of delivery of outstanding notes, letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or letters of transmittal and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to the expiration date.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those notes were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Guaranteed Delivery Procedures

        DTC participants holding outstanding notes through DTC who wish to cause their outstanding notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the expiration date, may cause a tender to be effected if:

  •
  guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including the following, which we call "eligible institutions":

  •
  a bank;

  •
  a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings institution that is a participant in a Securities Transfer Association recognized program;

  •
  prior to the expiration date, the exchange agent receives from any of the above institutions a properly completed and duly executed notice of guaranteed delivery, by mail, hand delivery, facsimile transmission or overnight courier, substantially in the form provided with this prospectus; and

  •
  book-entry confirmation and an agent's message in connection therewith are received by the exchange agent within three New York Stock Exchange trading days after the date of the execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw tenders of outstanding notes, or any portion of your outstanding notes, in integral multiples of $1,000 principal amount due at the stated maturity, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any outstanding notes properly withdrawn will be deemed to be not validly tendered for purposes of the exchange offer.

        DTC participants holding outstanding notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the expiration date, withdraw the instruction given thereby by delivering to the exchange agent, at its address set forth under "—Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC participant, the principal amount of outstanding notes to which such withdrawal relates and the signature of the DTC participant. Receipt of such written notice of withdrawal by the exchange agent effectuates a withdrawal.

        A withdrawal of a tender of outstanding notes by a DTC participant or a holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new letter of transmittal, as the case may be, in accordance with the procedures described herein.

        A withdrawal of an instruction must be executed by a DTC participant in the same manner as the person's name appears on its transmission through ATOP to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC participant may withdraw an instruction only if that withdrawal complies with the provisions of this prospectus.

Exchange Agent

        Wells Fargo Bank, N.A. will act as exchange agent for the exchange offer.

        You should direct all executed letters of transmittal to the exchange agent at one of the addresses set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for copies of the notice of guaranteed delivery to the exchange agent, addressed as follows:

        By registered or certified mail:

    Wells Fargo Bank, N.A.
    MAC # N9303-121
    Corporate Trust Operations
    P.O. Box 1517
    Minneapolis, MN 55480-1517

        By regular mail or overnight courier:

    Wells Fargo Bank, N.A.
    MAC # N9303-121
    Corporate Trust Operations
    6th & Marquette Avenue
    Minneapolis, MN 55479

        By hand:

    Wells Fargo Bank, N.A.
    608 Second Avenue South
    Corporate Trust Operations, 12th Floor
    Minneapolis, MN 55402

        By facsimile (eligible institutions only):

    (612) 667-4927

        Telephone inquiries:

    (800) 344-5128

  Delivery to an address other than as set forth above will not constitute a valid delivery.

Transfer Taxes

        Holders of outstanding notes who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Other

        Participation in the exchange offer is voluntary. You should carefully consider whether to accept the exchange offer. You should consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES

        The outstanding notes, or the "Outstanding Notes," were issued and the exchange notes, the "Exchange Notes," will be issued under an Indenture, or the "Indenture," dated as of November 12, 2003 between the Company and Wells Fargo Bank Minnesota, National Association, as trustee (the "Indenture"). We refer to the Outstanding Notes, the Exchange Notes, and any other notes issued under the Indenture as the "Notes." The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        Certain terms used in this description are defined under the subheading "—Certain Definitions." In this description, the words "Company," "we," "us" and "our" refer only to Tabletop Holdings, Inc. and not to any of its parents or subsidiaries, and the term "Merisant" refers only to Merisant Company and not to any of its parents or subsidiaries. The "Notes" refers to the Notes offered hereby, the Exchange Notes and any Additional Notes described below.

        The following description is only a summary of the material provisions of the Exchange Notes and the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the Exchange Notes. You may request a copy of the Indenture at our address set forth under the heading "Where You Can Find More Information."

Brief Description of the Exchange Notes

        These Exchange Notes:

  •
  are unsecured senior subordinated obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  •
  are senior in right of payment to any future Subordinated Obligations of the Company; and

  •
  are not guaranteed by any of the Company's Subsidiaries.

Principal, Maturity and Interest

        We will issue the Exchange Notes initially with a stated aggregate principal amount at maturity of $136,040,000. We will issue the Exchange Notes in denominations of $1,000 stated principal amount at maturity and any integral multiple of $1,000. The Exchange Notes will mature on May 15, 2014. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness," we are permitted to issue more Notes from time to time under the Indenture on the same terms and conditions as the Notes being offered hereby, except for issue date, issue price, pre-issuance accrued interest, accreted value at issuance and first interest payment date ("Additional Notes") in an unlimited principal amount. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase, but may be treated as separate classes, with, among other things, separate issue prices, for United States federal tax purposes. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Exchange Notes," references to the Notes include any Additional Notes actually issued.

        No cash interest will accrue on the Exchange Notes prior to November 15, 2008, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See "Summary of U.S. Federal Income Tax Considerations" for a discussion regarding the taxation of such original issue discount. The Accreted Value of each Note will increase from the date of issuance until November 15, 2008 at a rate of 12 1/4% per annum, reflecting the accrual of non-cash interest, such that the Accreted Value will equal the stated principal amount at maturity on November 15, 2008. Cash interest will accrue on the Exchange

Notes at the rate of 12 1/4% per annum from November 15, 2008, or from the most recent date to which interest has been paid, and will be payable semiannually in arrears on May 15 and November 15 of each year, commencing May 15, 2009, to the holders of record at the close of business on May 1 or November 1, as applicable, immediately preceding the interest payment date. Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months. The Company will pay interest on overdue principal (or Accreted Value, if applicable) at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

        Additional interest may accrue on the Exchange Notes in certain circumstances pursuant to the Registration Rights Agreement. Any additional interest that accrues on the Exchange Notes on or prior to November 15, 2008 as a result of a Registration Default under the Registration Rights Agreement will be added to the Accreted Value of the Exchange Notes. If such an event were to occur, the principal amount at maturity of each Note would exceed $1,000 per $1,000 stated principal amount at maturity, and the aggregate principal amount at maturity of the Exchange Notes would exceed the principal amount stated on the cover of this prospectus.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the Exchange Notes at our option prior to November 15, 2008.

        On and after November 15, 2008, we will be entitled at our option to redeem all or a portion of the Exchange Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of Accreted Value on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2008	106.125%
2009	104.083%
2010	102.042%
2011 and thereafter	100.000%

In addition, before November 15, 2006, we may at our option on one or more occasions redeem Exchange Notes (which includes Additional Notes, if any) in an aggregate principal amount at maturity not to exceed 35% of the aggregate principal amount at maturity of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of Accreted Value thereof at the redemption date) of 112.25%, plus accrued and unpaid interest, if any, to the redemption date, with the Net Cash Proceeds from one or more Qualified Equity Offerings; provided, that:

  (1)
  at least 65% of such aggregate principal amount at maturity of Notes (which excludes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates);

  (2)
  each such redemption occurs within 60 days after the date of the related Qualified Equity Offering; and

  (3)
  if the Qualified Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company or used to acquire from the Company Capital Stock (other than Disqualified Stock) of the Company.

Optional Redemption upon a Change of Control during First Three Years

        At any time on or prior to the date that is three years after the Issue Date, if a Change of Control occurs we may, at our election, redeem all, but not less than all, of the Notes upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to the sum of 100% of the Accreted Value of the Notes as of the redemption date, a premium equal to the One Year's Coupon, and accrued and unpaid interest, if any, to, the date of redemption. If we elect to exercise the redemption right set forth in this paragraph (the "Three-Year Change of Control Redemption Right"), we must do so by mailing a notice to each Holder with a copy to the Trustee within 30 days following the Change of Control and before mailing notice of a Change of Control Offer, and we will not make a Change of Control Offer. If we have made a Change of Control Offer, we may not exercise the Three-Year Change of Control Redemption Right.

Optional Redemption following a Change of Control Offer on or prior to the First Call Date

        At any time on or prior to the First Call Date, after the completion of a Change of Control Offer that was accepted by Holders of Notes having an Accreted Value of not less than 75% of the total Accreted Value of Notes then outstanding, we may redeem the Notes of any Holder who has not accepted the Change of Control Offer (the "Untendered Notes") upon not less than 30 nor more than 60 days' prior notice but in no event more than 90 days after the completion of such Change of Control Offer, mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the Accreted Value of the Untendered Notes at the redemption date plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Change of Control Redemption Date"), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the Persons who were the Holders of record at the close of business on the relevant record dates.

Selection and Notice of Redemption

        If we are redeeming less than all the Exchange Notes at any time, the Trustee will select Exchange Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem Exchange Notes with a principal amount at maturity of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed at its registered address.

        If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to that Exchange Note will state the portion of the principal amount at maturity thereof to be redeemed. We will issue a new Exchange Note in a principal amount at maturity equal to the unredeemed portion of the original Exchange Note in the name of the holder upon cancellation of the original Exchange Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Accreted Value will cease to accrete and interest will cease to accrue on Exchange Notes or portions of them called for redemption unless the Company defaults in making the redemption payment.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes. However, under certain circumstances, we may be required to offer to purchase Exchange Notes as described under the captions "—Certain Covenants—Change of Control" and "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase Notes in the open market or otherwise.

No Guarantors

        When issued, the Exchange Notes will not be, and the Credit Agreement will prohibit the Exchange Notes from being, guaranteed by any of our Subsidiaries. Although we may elect to cause a Subsidiary to become a Guarantor in the future if and to the extent the Credit Facilities then so permit, and, in certain circumstances, we may be required to do so, currently we do not anticipate that any of our Subsidiaries will become Guarantors under the Indenture.

Ranking

Senior Indebtedness versus Exchange Notes

        The payment of the principal of, premium, if any, and interest on the Exchange Notes and any other payment obligation of the Company in respect of the Exchange Notes (including any obligation to repurchase the Exchange Notes) and the payment of any Guaranty will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Guarantor, as the case may be, including the obligations of the Company and such Guarantor under the Credit Agreement.

        As of December 31, 2003, the Company's Senior Indebtedness was approximately $241.7 million, all of which consisted of its guaranty of Senior Indebtedness of Merisant under the Credit Agreement.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and any Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Indebtedness."

Liabilities of Subsidiaries (including the Merisant Notes and Credit Agreement) versus Exchange Notes

        We are a holding company, and we do not have any material assets or operations other than ownership of the Capital Stock of our Subsidiaries. All of our operations are conducted through our Subsidiaries. In general, our Subsidiaries will not guarantee the Exchange Notes, and none of our Subsidiaries will be Guarantors when the exchange notes are issued. In addition, the Credit Agreement prohibits the Exchange Notes from being guaranteed by any of our Subsidiaries. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the Exchange Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Exchange Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries. Merisant will not be a guarantor of the Exchange Notes, and, accordingly, the Exchange Notes will be effectively subordinated to the Merisant Notes. In addition, the Exchange Notes will be expressly subordinated to the Credit Agreement and effectively subordinated to any other Credit Facilities incurred by Merisant or any of its subsidiaries.

        At December 31, 2003, the total liabilities of our Subsidiaries were approximately $673.8 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness."

Other Senior Subordinated Indebtedness versus Exchange Notes

        Only Indebtedness of the Company or any Guarantor that is Senior Indebtedness will rank senior to the Exchange Notes and the relevant Guaranty in accordance with the provisions of the Indenture. The Exchange Notes and any Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and any Guarantor, respectively.

        As of December 31, 2003, the Company's Senior Subordinated Indebtedness was approximately $301.6 million, consisting of the Notes.

        We and any Guarantors will agree in the Indenture that we and they will not Incur any Indebtedness if such Indebtedness is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Guarantor, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. See "—Certain Covenants—Anti-Layering." The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

Payment of Exchange Notes

        We are not permitted to pay principal of, premium, if any, or interest on the Exchange Notes or any other payment obligation of the Company in respect of the Exchange Notes (including any obligation to repurchase the Exchange Notes) or make any deposit pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge" below and may not purchase, redeem or otherwise retire any Exchange Notes (collectively, "pay the Exchange Notes") if either of the following occurs (a "Payment Default"):

  (1)
  any portion of any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

  (2)
  any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Exchange Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Exchange Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of a written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Exchange Notes after the end of such Payment Blockage Period. The Exchange Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  (1)
  the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Exchange Notes are entitled to receive any payment; and

  (2)
  until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Exchange Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Exchange Notes may receive certain Capital Stock and subordinated debt obligations.

        If a payment or distribution is made to holders of the Exchange Notes that, due to the subordination provisions, should not have been made to them, such holders of the Exchange Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        If payment of the Exchange Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

        Any Guarantor's obligations under its Guaranty would be senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Guarantor pursuant to its Guaranty would be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Exchange Notes apply equally to any Guarantor and the obligations of such Guarantor under its Guaranty.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or any Guarantor who are holders of Senior Indebtedness of the Company or such Guarantor, as the case may be, may recover more, ratably, than the holders of the Exchange Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Exchange Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Exchange Notes pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge".

Book-Entry, Delivery and Form

        Except as set forth below, the Exchange Notes will be issued in registered, global form in minimum denominations of $1,000 stated principal amount at maturity and integral multiples of $1,000 in excess of $1,000.

        Exchange Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the Notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the respective systems or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the Notes (the "Initial Purchasers")), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount at maturity of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners of the Exchange Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any of the Company's or the Trustee's agents has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount at maturity of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries, however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant

Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to the Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may be exchanged for beneficial interests in any Global Note at any time.

Same Day Settlement and Payment

        The Company will make payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Note. The Company will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. All payments will be made in United States dollars. The Exchange Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Covenants

        The Indenture contains covenants including, among others, those summarized below:

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), if the Company has not exercised the Three-Year Change of Control Redemption Right (if applicable), each Holder shall have the right to require that the Company repurchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  prior to the first public offering of common stock of Parent, the Company or Merisant, (A) the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Merisant, whether as a result of issuance of securities of the Company or Merisant, any merger, consolidation, liquidation or dissolution of the Company or Merisant, or otherwise, or (B) Pegasus Partners II, L.P. and its Related Parties cease to have the right or ability, by voting power, contract or otherwise, to elect or designate for election a majority of the managers or directors of Parent (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

  (2)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Merisant; provided, however, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Merisant than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Merisant (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

  (3)
  individuals who on the Merisant Issue Date constituted the Board of Directors of Merisant or, so long as the Company owns a majority of the total voting power of the Voting Stock of Merisant, the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of Merisant or the Company or whose nomination for election by the shareholders of Merisant or the Company, as the case may be, was approved by a vote of a majority of the directors of Merisant or the Company, as the case may be, then still in office who were either directors on the Merisant Issue Date or whose election or nomination for election was previously so approved or whose election was approved by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of Merisant or the Company then in office;

  (4)
  the adoption of a plan relating to the liquidation or dissolution of Merisant; or

  (5)
  the merger or consolidation of Parent, the Company or Merisant with or into another Person or the merger of another Person with or into Parent, the Company or Merisant, or the sale of all or substantially all the assets of the Company or Merisant (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent, the Company or Merisant, as appropriate, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Exchange Notes and a Subsidiary of the transferor of such assets; provided, however, that it shall not constitute a Change of Control under this clause (5) if, after giving effect to such transaction, the Permitted Holders beneficially own (as defined in clause (1) above) a majority or more of the total voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction.

        If the Company has not mailed notice to the Holders that it elects to exercise the Three-Year Change of Control Redemption Right (if applicable), within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Exchange Notes purchased;

  (5)
  that if the Change of Control Offer is accepted by Holders of not less than 75% of the Notes then outstanding, the Company will have the option to redeem the Untendered Notes as described above under "Optional Redemption upon a Change of Control on or prior to the First Call Date," and setting forth the formula used to determine the redemption price in such circumstances; and

  (6)
  if applicable, that the Company has not exercised and will not exercise the Three-Year Change of Control Redemption Right.

        The Credit Agreement limits our ability to purchase Exchange Notes, and also provides that the occurrence of certain change of control events with respect to the Company or Merisant would constitute a default thereunder. In the event that at the time of a Change in Control, the terms of the Credit Agreement or any other Credit Facility prohibit the Company from making a Change of Control Offer or from purchasing the Exchange Notes pursuant thereto, prior to the mailing of the notice to Noteholders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

  (1)
  repay in full all Indebtedness outstanding under the relevant Credit Facility; or

  (2)
  obtain the requisite consent under the relevant Credit Facility to permit the purchase of the Exchange Notes as described above.

        The Company must first comply with the covenant described above before it will be required to purchase Exchange Notes in the event of a Change of Control, provided, however, that the Company's failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a default described in clause (4) under "—Defaults" below (and not under clause (2) thereof). As a result of the foregoing, a holder of the Exchange Notes may not be able to compel the Company to purchase the Exchange Notes unless the Company is able at the time to refinance all Indebtedness outstanding under the Credit Facilities or obtain requisite consents under the Credit Facilities.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Exchange Notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent, the Company and Merisant and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Neither the Company, Merisant nor Parent has any present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we, Merisant or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness." Such restrictions can be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Accordingly, the Indenture may not afford holders of the Exchange Notes protection in the event of a highly leveraged transaction.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Exchange Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Exchange Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company or Merisant to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Exchange Notes may require the Company to make an offer to repurchase the Exchange Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Exchange Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

Limitation on Restricted Payments

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  (A) in the case of a Restricted Payment by the Company, the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a)(1) of the covenant described under "—Limitation on Indebtedness" (it being understood that for purposes of calculating the Consolidated Coverage Ratio for this purpose only, any of the Company's noncash interest expense and amortization of original issue discount shall be excluded) or (B) in the case of a Restricted Payment by any Restricted Subsidiary of the Company, Merisant is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a)(2) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Merisant Issue Date made pursuant to this subparagraph (a)(3) and all Restricted Payments since the Merisant Issue Date made pursuant to subparagraphs (b)(1), (b)(3), (b)(4) and (b)(8) below (in each case determined as if the Indenture had been in effect at all times since the Merisant Issue Date) would exceed the sum of (without duplication):

  (A)
  50% of the Consolidated Net Income of the Company (it being understood that for purposes of calculating Consolidated Net Income pursuant to this clause (a)(3)(A) only, any of the Company's noncash interest expense and amortization of original issue discount shall be excluded) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Merisant Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

    (B)
    100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Merisant Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an ESOP) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Merisant Issue Date; plus

    (C)
    the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Merisant Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

    (D)
    an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding amounts that contribute to Consolidated Net Income), in each case received by the Company or any Guarantor, and (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

        (b)   The preceding provisions will not prohibit the following Restricted Payments (but in the case of subparagraphs (b)(3), (b)(4), (b)(7) and (b)(8) below, only if no Default has occurred and is continuing or would result therefrom):

  (1)
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an ESOP) or a substantially concurrent cash capital contribution received by the Company from one or more of its shareholders;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Issuance or sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness";

  (3)
  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant (such dividend being included in the calculation set forth in subparagraph (a)(3) above at the time of declaration);

  (4)
  the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions or retirements shall not exceed the lesser of (A) the sum of (i) $1.5 million multiplied by the number of calendar years that have commenced since the Merisant Issue Date, plus (ii) $0.75 million, and (B) $5.0 million;

  (5)
  dividends, distributions or advances to Parent to be used by Parent to pay Federal, state and local taxes payable by Parent and directly attributable to (or arising as a result of) the operations of the Company and its Restricted Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of such Federal, state and local taxes were the Company to pay such taxes as a stand-alone taxpayer and (B) such dividends pursuant to this clause (5) are used by Parent for such purposes within 20 days of the receipt of such dividends;

  (6)
  dividends, distributions or advances to Parent to the extent necessary to pay for general corporate and overhead expenses incurred by Parent, in an aggregate amount not to exceed $0.5 million in any fiscal year of the Company;

  (7)
  the Merisant Notes Dividend and the Permitted Closing Date Payment; and

  (8)
  Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments made pursuant to this clause (8) and then outstanding, do not exceed $10.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by an executive officer of the Company (if such fair market value is less than $1.0 million), or by the Board of Directors (in all other cases), in each case pursuant to an Officers' Certificate delivered to the Trustee.

Limitation on Indebtedness

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that (1) the Company will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, (A) no Default has occurred and is continuing, (B) the Company's Consolidated Coverage Ratio exceeds 2.0 to 1, (C) the terms of such additional Indebtedness do not require or permit the regularly scheduled payment of interest thereon at any time prior to May 15, 2009, in any form other than accretion of principal with respect to a discount security or payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument, (D) such additional Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Notes, (E) such Additional Indebtedness has an Average Life at the time Incurred that is equal to or greater than the Average Life of the Notes, and (F) such additional Indebtedness constitutes Senior Subordinated Indebtedness or Subordinated Obligations, and (2) the Company's Restricted Subsidiaries will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and Merisant's Consolidated Coverage Ratio exceeds 2.0 to 1.

        (b)   Notwithstanding the foregoing paragraph (a), (i) the Company may Incur Guarantees of Credit Obligations Incurred by Merisant or any of its Restricted Subsidiaries pursuant to paragraph (b)(iv)(1) or (b)(iv)(7) below, (ii) the Company may Incur Guarantees of Credit Facilities Incurred by Merisant or any of its Restricted Subsidiaries pursuant to paragraph (a)(2) above if such Credit Facilities and all other Credit Facilities Guaranteed by the Company do not constitute Debt

Securities, (iii) the Company may Incur Senior Subordinated Indebtedness or Subordinated Obligations pursuant to paragraphs (b)(iv)(2), (b)(iv)(3)(B), (b)(iv)(7), (b)(iv)(8), (b)(iv)(10) or (b)(iv)(14) below or paragraph (b)(iv)(6) below to the extent that such Refinancing Indebtedness under paragraph (b)(iv)(6) below is Incurred in respect of Indebtedness Incurred pursuant to paragraph (a), paragraph (b)(iv)(3)(B) or paragraph (b)(iv)(6), and (iv) Merisant and its Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:

  (1)
  Indebtedness Incurred pursuant to Credit Facilities; provided, however, that (A) after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $310.0 million, and (B) such amount specified in clause (A) shall be reduced to the extent of any reduction or elimination of any commitment under any Credit Facility or, without duplication, any permanent repayment of principal of Indebtedness under any Credit Facility, in each case resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction and shall thereafter be increased to the extent of any subsequent increase in the commitment under any Credit Facility resulting from or relating to the termination of any Qualified Receivables Transaction or the elimination of any Receivables Subsidiary (but in no event may such amount exceed the amount specified in clause (A));

  (2)
  Indebtedness owed to and held by the Company or a Wholly Controlled Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Controlled Subsidiary ceasing to be a Wholly Controlled Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Controlled Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or such Guarantor's Guaranty;

  (3)
  (A) the Merisant Notes and all Guarantees thereof, and (B) the Notes and the Exchange Notes (other than any Additional Notes) and any Guaranties;

  (4)
  Indebtedness outstanding on the Merisant Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

  (5)
  Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

  (6)
  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

  (7)
  Hedging Obligations consisting of (A) Interest Rate Agreements directly related to Indebtedness of the Company and its Restricted Subsidiaries, and (B) Currency Agreements directly related to the revenues or expenses of the Company and its Restricted Subsidiaries;

  (8)
  obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

  (9)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

  (10)
  Indebtedness consisting of any Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Merisant Issue Date or permitted by the Indenture to be Incurred by the Company or any of its Restricted Subsidiaries (determined as if the Indenture had been in effect at all times since the Merisant Issue Date);

  (11)
  Indebtedness (including Capital Lease Obligations) Incurred by Merisant or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the purchase of Capital Stock of any Person owning such assets), and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $2.0 million (determined as if the Indenture had been in effect at all times since the Merisant Issue Date);

  (12)
  Indebtedness of a Receivables Subsidiary Incurred pursuant to a Qualified Receivables Transaction;

  (13)
  Indebtedness consisting of indemnification, adjustment of purchase price, earn-out or similar obligations (other than Guarantees of Indebtedness), in each case incurred in connection with the acquisition or disposition of assets; and

  (14)
  Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding under this subparagraph (14) does not exceed the greater of (A) $15.0 million, and (B) 5% of Consolidated Tangible Assets (determined as if the Indenture had been in effect at all times since the Merisant Issue Date).

        (c)   Notwithstanding the foregoing, the Company shall not, and shall not permit any Guarantor to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance (1) any Subordinated Obligations of the Company or any Guarantor unless such new Indebtedness shall be subordinated to the Notes or the applicable Guaranty to at least the same extent as such Subordinated Obligations or (2) any Senior Subordinated Indebtedness unless such new Indebtedness shall be Senior Subordinated Indebtedness or Subordinated Obligations.

        (d)   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in paragraphs (a) and (b) above, (1) the Company, in its sole discretion, is entitled to classify such item of Indebtedness at the time of Incurrence, in any manner in compliance with this covenant, (2) the Company will only be required to include the amount and type of such Indebtedness in one of the above categories and (3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described above. Notwithstanding the first sentence of this paragraph (d), all Bank Indebtedness outstanding on the Issue Date will be deemed to have been Incurred under clause (b)(iv)(1) above. For purposes of determining compliance with subparagraphs (b)(iv)(1) and (b)(iv)(14) of this covenant, Indebtedness Incurred in a currency other than U.S. dollars shall at all times be deemed to be outstanding in U.S. dollars calculated at an exchange rate equal to the applicable exchange rate at the time of the Incurrence of such non-U.S. dollar Indebtedness (or, in case of revolving Indebtedness, at the time of the most recent Incurrence of any Indebtedness under such revolving credit facility).

        (e)   Notwithstanding paragraphs (a) and (b) above, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, unless such Indebtedness is Incurred in compliance with the covenants described under "—Limitation on Liens," "—Anti-Layering" and "—Guarantors."

Limitation on Liens

        The Company shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Senior Indebtedness), on or with respect to any of its assets, whether owned at the Issue Date or thereafter acquired, unless (a) in the case of any Lien securing Subordinated Obligations, the Notes (or the appropriate Guaranty) are secured by a Lien on such assets that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes (or the appropriate Guaranty) are either secured equally and ratably with such Indebtedness or are secured by a Lien on such assets that is senior in priority to such Lien.

Anti-Layering

        The Company shall not, and shall not permit any Guarantor to, Incur any Indebtedness if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.

        The Company shall not Incur any Senior Indebtedness other than Guarantees of Credit Obligations.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Restricted Subsidiary, (b) make any loans or advances to the Company or a Restricted Subsidiary or (c) transfer any of its property or assets to the Company or a Restricted Subsidiary, except:

  (1)
  with respect to clauses (a), (b) and (c),

  (A)
  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Merisant Issue Date;

  (B)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

  (C)
  any encumbrance or restriction pursuant to an agreement effecting an amendment, modification, restatement, renewal, replacement or Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1)(A) or (1)(B) of this covenant or this clause (1)(C) or contained in any amendment to an agreement referred to in clause (1)(A) or (1)(B) of this covenant or this clause (1)(C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

    (D)
    any encumbrance or restriction arising under any applicable law, rule, regulation or order;

    (E)
    any encumbrance or restriction that (i) arises pursuant to the terms of any agreement entered into in connection with any Qualified Receivables Transaction and (ii) applies only to a Receivables Subsidiary; and

    (F)
    any encumbrance or restriction if (i) such encumbrance or restriction only restricts the ability of Merisant to take such action, (ii) such encumbrance or restriction is set forth in the documentation governing a Credit Linked Hedge, (iii) such encumbrance or restriction is not less favorable to the Noteholders than the corresponding encumbrance or restriction set forth in the Credit Facility related to such Credit Linked Hedge, and (iv) the corresponding encumbrance or restriction set forth in such Credit Facility is permitted under this covenant; and

  (2)
  with respect to clause (c) only,

  (A)
  any encumbrance or restriction consisting of a customary nonassignment provision in a lease, license or similar ordinary course of business agreement;

  (B)
  any restriction contained in a security agreement or mortgage securing Indebtedness of a Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such security agreement or mortgage; and

  (C)
  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitation on Sales of Assets and Subsidiary Stock

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by an executive officer of the Company (if such fair market value is less than $1.0 million) or by the Board of Directors (in all other cases), of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

  (A)
  to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or any Guarantor or Indebtedness of a Wholly Controlled Subsidiary that is not a Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) from time to time within 400 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

  (B)
  to the extent the Company elects, to acquire Additional Assets from time to time within 400 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

    (C)
    to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

    provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of paragraph (a)(2) of this covenant, the following are deemed to be cash or cash equivalents:

  (1)
  the assumption of Senior Indebtedness of the Company or any Guarantor or Indebtedness of any Wholly Controlled Subsidiary that is not a Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

  (2)
  securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

        (b)   In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company shall make such offer to purchase Notes on or before the 401st day after the date of such Asset Disposition, and shall purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of the Accreted Value thereof on the date of purchase (or, in the case of other Senior Subordinated Indebtedness of the Company, 100% of the principal amount or accreted value thereof, as appropriate) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes and other Senior Subordinated Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, the Company shall select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount at maturity or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of any application of Net Available Cash in accordance with the foregoing provisions of clause (a) (3) of this covenant, the amount of Net Available Cash shall be reset at zero.

        (c)   The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

        The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

Limitation on Affiliate Transactions

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

    (1)
    the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

    (2)
    if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (1) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

    (3)
    if such Affiliate Transaction involves an amount in excess of $15.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

        (b)   The provisions of the preceding paragraph (a) will not prohibit:

    (1)
    any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments";

    (2)
    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

    (3)
    loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $0.5 million in the aggregate outstanding at any one time;

    (4)
    the payment of reasonable fees and compensation (including health benefits, vacation, severance, compensation and similar benefits) to, and provision of customary indemnification on behalf of, directors, employees, consultants and agents of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or the Company's senior management;

    (5)
    any transaction (i) between or among the Company and/or its Restricted Subsidiaries or (ii) between or among the Company, a Restricted Subsidiary or any other Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

    (6)
    the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

    (7)
    transactions with distributors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business consistent with past practices and otherwise in compliance with the terms of the Indenture, and which are on terms at least as favorable to the Company as might reasonably have been obtained at such time from an unaffiliated third party;

    (8)
    any transaction in connection with a Qualified Receivables Transaction between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment; and

    (9)
    any agreement that was outstanding as of the Merisant Issue Date and was disclosed in the offering circular dated July 7, 2003 relating to the issuance of the Merisant Notes under the heading "Related Party Transactions" and any amendment to such agreement so long as such amendment is not more disadvantageous to the Holders than the original agreement as in effect on the Merisant Issue Date.

Merger and Consolidation

        (a)   The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

    (1)
    the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

    (2)
    immediately after giving pro forma effect to such transaction (and treating any Indebtedness of the Successor Company (if not the Company) and its Subsidiaries as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3)
    immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness";

    (4)
    each Person that is required pursuant to the terms of the Indenture to be a Guarantor shall have become a Guarantor pursuant to a Supplemental Guaranty Agreement or shall have confirmed its Guaranty pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee (but this clause (4) shall not apply to Guarantors that were Guarantors prior to such transaction if, as a result of such transaction, the Company is the Successor Company);

    (5)
    the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

    (6)
    the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable (A) to the Company consolidating with, merging into, conveying, transferring or leasing all or part of its assets to the Company or a Guarantor or (B) to the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction within the United States of America.

        The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

        The Company shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

  (1)
  except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with, and does comply with, its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Supplemental Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Guaranty; and

  (2)
  the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Supplemental Guaranty Agreement, if any, complies with the Indenture.

        Notwithstanding the foregoing, any Guarantor may consolidate with or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Company.

Guarantors

        The Company will cause each Subsidiary that Guarantees any Indebtedness of the Company (other than the Company's Guarantees of Credit Obligations), in each case to, at the same time, execute and deliver to the Trustee a Supplemental Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

        The Guaranty of a Guarantor (other than Merisant US, Inc., if it were to become a Guarantor) will be automatically released:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger) of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or an Affiliate of the Company, if such sale or other disposition complies with the "Limitation on Sales of Assets and Subsidiary Stock" covenant of the Indenture;

  (2)
  upon the sale or other disposition of all or substantially all the assets of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or an Affiliate of the Company, if such sale or other disposition complies with the "Limitation on Sales of Assets and Subsidiary Stock" covenant of the Indenture; or

  (3)
  if the Company designates that Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents, certifications and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents, certifications and other reports to be so filed and provided at the times specified for the filings of such information, documents, certifications and reports under such Sections. Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement by posting on the Merisant Website and making freely accessible the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and will include a representation that the Company has received a review report of the Company's then current independent auditors as contemplated by Statement on Auditing Standards No. 100 of the American Institute of Certified Public Accountants, Inc. with respect to any interim financial information so posted on the Merisant Website; provided, that the Company may (A) redact those portions of any exhibits that are required to be posted pursuant hereto with respect to which the Company expects to request confidential treatment in connection with the filing of the Exchange Offer Registration Statement or the Shelf Registration Statement, (B) omit such information as the Company believes in good faith is not applicable as a result of the fact that the Company is not actually filing reports with the SEC and is otherwise immaterial and (C) change the form of certificate that would otherwise be required pursuant to 18 U.S.C. §1350 as a result of the preceding clauses (A) and (B). In such event, notwithstanding the time of filing that would otherwise be required pursuant to the first sentence of this covenant, the Company shall post quarterly information on the Merisant Website not later than 60 days after the end of the applicable quarterly reporting period. Notwithstanding the foregoing, the Company shall not be required to prepare and post on the Merisant Website a quarterly report for the nine-month period ended September 30, 2003 to the extent that the management of the Company has reasonably determined that the consolidated financial statements of the Company at and for the nine-month period ended September 30, 2003 do not differ in any material respect from the consolidated financial statements of Merisant at and for such date and period and a statement to that effect is posted on the Merisant Website. For purposes of this covenant, the term "Merisant Website" means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.merisant.com or such other address as the Company may from time to time designate in writing to the Trustee.

        In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Limitation on Activities

        The Company shall not conduct, transact or otherwise engage in any material business or operations other than those incidental to (a) its ownership of the Capital Stock of Merisant, (b) Incurrences of Indebtedness permitted under the covenants described above under "—Limitation on Indebtedness" and "—Anti-Layering," and (c) the ownership of intercompany Indebtedness permitted under the Indenture.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default in the payment of interest on the Notes when due, continued for 30 days;

  (2)
  a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  the failure by the Company or any Guarantor to comply with its obligations under "—Certain Covenants—Merger and Consolidation" above;

  (4)
  the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "—Certain Covenants" under "—Change of Control" (other than a failure to purchase Notes), "—Limitation on Restricted Payments," "—Limitation on Indebtedness," "—Limitation on Liens," "—Anti-Layering," "—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "—Limitation on Affiliate Transactions," "—Guarantors," "—SEC Reports" or "—Limitation on Activities";

  (5)
  the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

  (6)
  Indebtedness of the Company, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company, a Guarantor or any Significant Subsidiary (the "bankruptcy provisions"); or

  (8)
  any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company, a Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

  (9)
  a Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes may declare the Accreted Value of and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such Accreted Value and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Guarantor occurs and is continuing, the Accreted Value of and interest, if any, on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount at maturity of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if (A) the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto, (B) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (C) all existing Events of Default, except nonpayment of Accreted Value, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a tender or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the amount of Notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any Note;

  (3)
  reduce the principal amount at maturity or Accreted Value of or extend the Stated Maturity of any Note, or amend or modify the calculation of Accreted Value so as to reduce the Accreted Value of any Note;

  (4)
  reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption", "—Optional Redemption upon a Change of Control during First Three Years" or "—Optional Redemption following a Change of Control Offer on or prior to the First Call Date";

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the provisions that require each affected holder's consent to an amendment or waiver;

  (8)
  make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

  (9)
  make any change in any Guaranty that would adversely affect the Noteholders.

        Notwithstanding the preceding, the covenants described under the caption "—Change of Control" and "—Limitation on Sales of Assets and Subsidiary Stock" may be amended as described in the last paragraphs of their respective descriptions.

        Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Guarantors and Trustee may amend the Indenture:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor corporation of the obligations of the Company or any Guarantor under the Indenture;

  (3)
  to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add guarantees with respect to the Notes, including any Guaranty, or to secure the Notes;

  (5)
  to add to the covenants of the Company or any Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor;

  (6)
  to make any change that does not adversely affect the rights of any holder of the Notes;

  (7)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  (8)
  to evidence the release of a Guarantor pursuant to and in accordance with the terms of the Indenture.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or of a Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The Exchange Notes will be issued in registered form and will be transferable only upon the surrender of the Exchange Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

        At any time, we may terminate all our obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        In addition, at any time we may terminate our obligations under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clauses (a)(3) and (a)(4) under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "—Defaults" above or because of the failure of the Company to comply with clauses (a)(3) or (a)(4) under "—Certain Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, any Guarantor will be released from all of its obligations with respect to its Guaranty.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service, which we refer to as the IRS, or other change in applicable United States federal income tax law).

Satisfaction and Discharge

        When (1) we deliver to the Trustee all Notes then outstanding for cancellation or (2) all Notes then outstanding have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption, or (3) all Notes then outstanding will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all Notes then outstanding, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, be satisfied and discharged and cease to be of further effect.

Concerning the Trustee

        Wells Fargo Bank, N.A. is to be the Trustee under the Indenture and Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount at maturity of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company or any Guarantor under the Exchange Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 stated principal amount at maturity of Notes:

  (1)
  if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
May 15, 2004	$585.64
November 15, 2004	$621.51
May 15, 2005	$659.58
November 15, 2005	$699.98
May 15, 2006	$742.86
November 15, 2006	$788.36
May 15, 2007	$836.65
November 15, 2007	$887.90
May 15, 2008	$942.28
November 15, 2008	$1000.00
  (2)
  if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price, multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

  (3)
  if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date, multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

  (4)
  if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

        Notwithstanding the foregoing, if additional interest accrues on the Notes on or prior to November 15, 2008 as a result of a Registration Default under the Registration Rights Agreement, such additional interest will be added to the Accreted Value, and the Accreted Value as of any Specified Date will equal the sum of (A) the Accreted Value, as calculated above, as of the date such additional interest began to accrue, plus (B) the amount of interest that would accrue on the Accreted Value from time to time on a daily basis at a rate of interest per annum equal to the sum of 12 1/4% per annum plus the rate of such additional interest as applicable from time to time, compounded semi-annually on each Semi-Annual Accrual Date from the date such additional interest began to accrete through the Specified Date, computed on the basis of a 360-day year of twelve 30-day months. If such an event were to occur, the Accreted Value on and after the last Semi-Annual Accrual Date would exceed $1,000.

        "Additional Assets" means:

  (1)
  any property, plant or equipment used in a Related Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments," "—Certain Covenants—Limitation on Affiliate Transactions" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Applicable Premium" means, with respect to a Note at the Change of Control Redemption Date, the greater of (i) 1.0% of the Accreted Value of such Note, and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at the First Call Date (such redemption price being described under "—Optional Redemption following a Change of Control Offer on or prior to the First Call Date") plus (2) all required interest payments due on such Note through the First Call Date computed using a discount rate equal to the Treasury Rate plus 0.50% per annum, over (B) the Accreted Value of such Note.

        "Asset Disposition" means any sale, lease, issuance, transfer or other disposition (or series of related sales, leases, issuances, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

        Notwithstanding the foregoing, the following shall be deemed not to be Asset Dispositions:

  (A)
  a disposition to the Company or a Restricted Subsidiary;

  (B)
  for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (i) a disposition that constitutes a Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment and (ii) a transaction governed by, and consummated in compliance with, the covenant described under "—Certain Covenants—Merger and Consolidation";

  (C)
  the granting of a Lien;

  (D)
  for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, any commercially reasonable foreclosure on a Lien on assets; provided, that an amount equal to the Net Available Cash, if any, to the Company and its Restricted Subsidiaries from such foreclosure are applied in accordance with subparagraph (a)(3) of the covenant described "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (E)
  dispositions of Receivables Assets to a Receivables Subsidiary for the fair market value of those assets, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction, if at least 75% of the consideration for such disposition would constitute cash or cash equivalents for purposes of clause (a)(2) of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (F)
  dispositions of Receivables Assets by a Receivables Subsidiary in a Qualified Receivables Transaction;

  (G)
  issuances of Capital Stock by a Receivables Subsidiary in connection with a Qualified Receivables Transaction;

  (H)
  dispositions of obsolete, damaged or worn out equipment no longer used or useful to the business of the Company and its Restricted Subsidiaries; and

  (I)
  a disposition of assets with a fair market value of less than $1.0 million.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment, by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

        "Board of Directors" with respect to a Person means the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, and unless specified to the contrary or inappropriate in the context, refers to the Board of Directors of the Company.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of

Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" of any Person means Capital Stock of such Person that does not rank senior in any respect to, and does not have any preference or priority over, any shares of Capital Stock of any other class of such Person, including with respect to the payment of dividends or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person.

        "Consolidated Coverage Ratio" of the Company (or Merisant, as appropriate) as of any date of determination means the ratio of (x) the aggregate amount of EBITDA of the Company (or Merisant, as appropriate) for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense of the Company (or Merisant, as appropriate) for such four fiscal quarters; provided, however, that:

  (1)
  if the Company (or Merisant, as appropriate) or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

  (2)
  if the Company (or Merisant, as appropriate) or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, then EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company (or Merisant, as appropriate) or such Restricted Subsidiary had not earned the interest income actually earned, if any, during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if, since the beginning of such period, the Company (or Merisant, as appropriate) or any Restricted Subsidiary shall have made any Asset Disposition, then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company (or Merisant, as appropriate) or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company (or Merisant, as appropriate) and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest

    Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if, since the beginning of such period, the Company (or Merisant, as appropriate) or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of material assets, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

  (5)
  if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company (or Merisant, as appropriate) or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company (or Merisant, as appropriate) or a Restricted Subsidiary during such period, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than twelve months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

        The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing shall be computed based on the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

        "Consolidated Interest Expense" of the Company (or Merisant, as appropriate) means, for any period, the total interest expense of the Company (or Merisant, as appropriate) and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company (or Merisant, as appropriate) or its Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

  (2)
  amortization of debt discount and debt issuance cost;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6)
  net payments pursuant to Hedging Obligations;

  (7)
  Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company (or Merisant, as appropriate) or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company (or Merisant, as appropriate)); provided, however, that such dividends will be multiplied by a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

  (8)
  interest incurred in connection with Investments in discontinued operations;

  (9)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company (or Merisant, as appropriate) or any Restricted Subsidiary; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company (or Merisant, as appropriate)) in connection with Indebtedness Incurred by such plan or trust.

        "Consolidated Net Income" of the Company (or Merisant, as appropriate) means, for any period, the net income of the Company (or Merisant, as appropriate) and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Company (or Merisant, as appropriate)) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's (or Merisant's, as appropriate) equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company (or Merisant, as appropriate) or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  the Company's (or Merisant's, as appropriate) equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income (or loss) of any Person acquired by the Company (or Merisant, as appropriate) or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (or Merisant, as appropriate), except that:

  (A)
  subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company (or Merisant, as appropriate) or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause);

    (B)
    the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; and

    (C)
    the net income of any such Restricted Subsidiary for such period shall not be excluded solely as a result of the restrictions on the payment of dividends and the making of distributions set forth in (i) the Merisant Notes, (ii) any Credit Facility Incurred pursuant to paragraph (b)(iv)(1) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (iii) any Credit Linked Hedge related to any such Credit Facility;

  (4)
  any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  extraordinary gains or losses;

  (6)
  the cumulative effect of a change in accounting principles; and

  (7)
  any unrealized non-cash gain or loss in respect of Currency Agreements.

Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company (or Merisant, as appropriate) or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Consolidated Tangible Assets" means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on the most recent quarterly consolidated balance sheet of the Company and its Restricted Subsidiaries, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs.

        "Credit Agreement" means the Credit Agreement, dated as of July 11, 2003, among Merisant, the Company, the lenders referred to therein, and Credit Suisse First Boston, as administrative agent, together with the related documents thereto (including all promissory notes, guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Credit Facilities" means, with respect to Merisant or any of its Restricted Subsidiaries, one or more debt facilities (including the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing revolving credit loans, term loans, receivables financing (including through the sale of receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Credit Linked Hedge" means, with respect to a Credit Facility, all Hedging Obligations that (1) constitute or are directly related to Indebtedness Incurred under such Credit Facility or are entered into with counterparties who are lenders or Affiliates of lenders under such Credit Facility, (2) are secured by all collateral securing such Credit Facility on an equal and ratable basis and guaranteed by all guarantors of such Credit Facility on a pari passu basis, in each case pursuant to common documentation, (3) contain covenants not less favorable to the Noteholders than those set forth in such Credit Facility, and (4) are permitted under the Indenture.

        "Credit Obligations" means Obligations under Credit Facilities and all related Credit Linked Hedges.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

        "Debt Securities" means any debt securities issued in a public offering or in a traditional debt securities private placement to institutional accredited investors (as defined in Rule 501 of the Securities Act) or pursuant to Rule 144A or Regulation S under the Securities Act.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness" with respect to a Person means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Change of Control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified

Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "EBITDA" of the Company (or Merisant, as appropriate) for any period means the sum of Consolidated Net Income of the Company (or Merisant, as appropriate), plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of the Company (or Merisant, as appropriate) and its consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation and amortization expense of the Company (or Merisant, as appropriate) and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

  (4)
  all other non-cash charges of the Company (or Merisant, as appropriate) and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company (or Merisant, as appropriate) by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "ESOP" means any employee stock ownership plan or a trust established by Parent or any of its Subsidiaries for the benefit of their employees.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

        "First Call Date" means November 15, 2008.

        "Foreign Required Minority Shares" means Capital Stock of a Foreign Subsidiary that is required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Foreign Subsidiary to transact business in such foreign jurisdiction.

        "Foreign Subsidiary" means any Restricted Subsidiary that (1) is not organized under the laws of the United States, any state thereof or the District of Columbia and (2) conducts substantially all of its business operations outside of the United States. For purposes of this definition, Puerto Rico shall be deemed not to be a part of the United States so long as a Puerto Rican corporation is treated as a foreign corporation under Section 7701 of the Code.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Merisant Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means any Subsidiary of the Company that Guarantees the Notes pursuant to the terms of the Indenture, in each case unless and until such Subsidiary is released from its obligations under its Guaranty pursuant to the terms of the Indenture.

        "Guaranty" means a Guarantee by a Guarantor of the Company's Obligations with respect to the Notes.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness," (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security, (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, and (3) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133), in each case will be deemed not to be Incurrences of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit issued otherwise than under the Credit Agreement securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

  (6)
  all obligations of the types referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the types referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Agreement" means, in respect of a Person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to reduce such Person's interest expense or protect such Person against fluctuations in interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "Issue Date" means November 12, 2003.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Merisant" means Merisant Company, a Delaware corporation.

        "Merisant Issue Date" means July 11, 2003.

        "Merisant Notes" means the $225.0 million of 9 1/2% Senior Subordinated Notes Due 2013 issued by Merisant on the Merisant Issue Date, and up to an equal aggregate principal amount of such notes issued under the same indenture upon exchange of such original notes pursuant to the related registration rights agreement.

        "Merisant Notes Dividend" means the payment by the Company of one or more dividends to its stockholders on or after the Merisant Issue Date but prior to the Issue Date in an aggregate amount of up to $197.0 million in cash utilizing the net proceeds of the Merisant Notes.

        "Moody's" means Moody's Investors Service, Inc.

        "MSD" means MSD Capital, L.P., its Related Parties, and any other Person to the extent MSD Capital, L.P. makes all relevant investment decisions for such Person.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "One Year's Coupon" means, with respect to an optional redemption, the difference between (1) the scheduled Accreted Value of the Notes on the date that is one year after the redemption date and (2) the Accreted Value of the Notes as of the redemption date.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Parent" means Tabletop Holdings, LLC.

        "Permitted Closing Date Payment" means the payment by the Company of one or more dividends to its stockholders on the Issue Date or promptly thereafter in an aggregate amount of up to $72.5 million in cash.

        "Permitted Holders" means (i) Pegasus Partners II, L.P., (ii) MSD, (iii) Carolwood Tabletop Holdings, LLC, and (iv) any Related Party of any of the foregoing.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company, a Wholly Controlled Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Controlled Subsidiary; provided, however, that the primary business of such Wholly Controlled Subsidiary is a Related Business;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (9)
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Transaction and in a manner, and for consideration, customary for transactions of that type;

  (11)
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection, and lease, workers' compensation, performance and similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

  (12)
  any Person to the extent such Investments consist of Hedging Obligations otherwise not prohibited under the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (13)
  any Person if (A) the primary business of such Person is a Related Business, (B) such Person conducts substantially all of its business operations outside of the United States, and (C) the amount of such Investment, when taken together with all other Investments made pursuant to this clause (13), does not exceed $4.0 million; and

  (14)
  any Person, not otherwise permitted to be made pursuant to the preceding clauses of this definition, in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (14), does not exceed the greater of (A) $5.0 million, and (B) 2.5% of Consolidated Tangible Assets.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time, and "principal amount at maturity" means the Accreted Value of the Notes at the Stated Maturity thereof, without regard to any additional interest that may accrue or accrete thereon as a result of a Registration Default under the Registration Rights Agreement.

        "Qualified Equity Offering" means either (i) an underwritten primary public offering of Capital Stock (other than Disqualified Stock) of the Company pursuant to an effective registration statement under the Securities Act, or (ii) a privately negotiated sale of Capital Stock (other than Disqualified Stock) of the Company to a Person that, immediately prior to the time of such sale, is not an Affiliate of the Company, and resulting in aggregate gross proceeds to the Company of at least $25.0 million.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any Receivables Assets, in each case in a manner customary for asset securitization transactions.

        "Receivables Assets" means any accounts receivable, instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, "Receivables") of the Company or any of its Subsidiaries, and any assets related thereto including all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions.

        "Receivables Subsidiary" means a Subsidiary of the Company that satisfies all of the following requirements:

  (1)
  such Receivables Subsidiary engages in no activities other than in connection with the financing of Receivables Assets;

  (2)
  such Receivables Subsidiary is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary;

  (3)
  no portion of any Obligations (contingent or otherwise) of such Receivables Subsidiary (a) is Guaranteed by the Company or any other Subsidiary of the Company (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction); (b) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction; or (c) subjects any property or asset of the Company or any other Subsidiary of the Company (other than Receivables Assets), directly or indirectly, contingently or otherwise, to the satisfaction of such Obligations, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction;

  (4)
  neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding with such Receivables Subsidiary other than on terms no less favorable to the Company or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing Receivables Assets; and

  (5)
  neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such Receivables Subsidiary's financial condition or cause such Receivables Subsidiary to achieve certain levels of operating results.

        Any such designation of a Receivables Subsidiary by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew or refund, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Rights Agreement" means the Registration Rights Agreement dated November 12, 2003, among the Company, Credit Suisse First Boston LLC, and Jefferies & Company, Inc.

        "Related Business" means any business in which Merisant was engaged on the Merisant Issue Date and any business related, ancillary or complementary to any business of Merisant in which Merisant was engaged on the Merisant Issue Date.

        "Related Party" means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity.

        "Representative" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

        "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock

    (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (C) dividends or other distributions made by a Subsidiary to the holders of any class of its Capital Stock on a pro rata basis);

  (2)
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than (A) payments made solely to the Company or a Wholly Controlled Subsidiary and (B) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company (or, if appropriate in the context, any Subsidiary of Merisant) that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Group.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Indebtedness" means with respect to any Person:

  (1)
  the Bank Indebtedness and any other Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (2)
  accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed (and all Interest Rate Agreements directly related thereto) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the Notes or the Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (A)
  any obligation of such Person to any Subsidiary;

  (B)
  any liability for Federal, state, local or other taxes owed or owing by such Person;

  (C)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

  (D)
  any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person; or

  (E)
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means, with respect to a Person, the Notes (in the case of the Company), the Guaranty (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

Unless otherwise specified or inappropriate in the context, "Subsidiary" means a Subsidiary of the Company.

        "Supplemental Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2)
  investments in demand accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

        "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H 15 (519) which has become publicly available at least two Business Days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Change of Control Redemption Date to the First Call Date; provided, however, that if the period from the Change of Control Redemption Date to the First Call Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Change of Control Redemption Date to the First Call Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

        "Trustee" means Wells Fargo Bank Minnesota, National Association until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Merisant Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary,

in each case unless and until such Subsidiary is designated a Restricted Subsidiary for purposes of the Indenture.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments" (the amount of such Restricted Payment being calculated in the manner set forth in the definition of the term "Investment").

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Controlled Subsidiary" means (i) any Wholly Owned Subsidiary and (ii) any Foreign Subsidiary if (A) such Foreign Subsidiary is a Restricted Subsidiary, (B) all of the Capital Stock of such Foreign Subsidiary (other than directors' qualifying shares and Foreign Required Minority Shares, in each case only to the extent required by applicable law) is owned by the Company or one or more Wholly Owned Subsidiaries, and (C) the Company, by contract or otherwise, controls the management and business of such Foreign Subsidiary and derives the economic benefits of ownership of such Foreign Subsidiary to substantially the same extent as if such Foreign Subsidiary were a Wholly Owned Subsidiary.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or one or more Wholly Owned Subsidiaries.

SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of exchange notes by beneficial owners thereof. It deals only with exchange notes acquired in the exchange offer upon surrender of outstanding notes. Furthermore, it deals only with holders that acquire and hold the exchange notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, real estate investment trusts, regulated investment companies, tax exempt entities, financial institutions, insurance companies, persons holding the notes as part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Holders of outstanding notes considering exchanging their outstanding notes for exchange notes should consult their own tax advisors concerning the federal income tax consequences of holding the exchange notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. The tax consequences of any Additional Notes, as defined above under "—Description of the Exchange Notes," may differ from the tax consequences described herein.

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), an estate the income of which is subject to United States federal income tax regardless of its source, or a trust treated as a United States person under section 7701(a)(30) of the Code (taking into account certain effective dates and transition rules). The term "Non-U.S. Holder" means any beneficial owner of a note that is not a U.S. Holder.

        We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of outstanding notes for exchange notes pursuant to this exchange offer or the ownership or disposition of the exchange notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. We recommend that such partner consults its tax advisor as to the tax consequences.

Treatment of Exchanges under Exchange Offer

        The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. A holder will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes, and the holder will have the same tax basis and holding period in the exchange notes as the holder had in the outstanding notes immediately before the exchange.

U.S. Holders

  Original Issue Discount

        The notes were issued with original issue discount ("OID") for United States federal income tax purposes and, accordingly, U.S. Holders of notes are subject to special rules relating to the accrual of income for tax purposes. U.S. Holders of notes generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. Holders must include OID in income in advance of the receipt of cash attributable to such income. However, U.S. Holders of the notes generally will not be required to include separately in income cash payments received on such notes to the extent such payments constitute payments of previously accrued OID.

        The notes will be treated as issued with OID equal to the excess of a note's "stated redemption price at maturity" over its "issue price." The stated redemption price at maturity of a note includes all payments on the note, whether denominated as principal or interest. Thus, the stated interest on the notes will be taxed as part of OID and will not again be taxed as it is paid. The issue price is the offering price listed on the cover page of the offering circular for the notes. The amount of OID includible in income by an initial U.S. Holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note ("accrued OID"). A daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID that accrued in such period. The "accrual period" of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period. Special rules apply in the case of a note purchased at an "acquisition premium," as described below under "—Acquisition Premium." The "adjusted issue price" of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note.

  Market Discount

        If a U.S. Holder acquires a note at a cost that is less than its adjusted issue price, as defined above under "—Original Issue Discount," the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

        Under the market discount rules of the Code, a U.S. Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable. With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

  Acquisition Premium

        If a U.S. Holder purchases a note issued with original issue discount at an "acquisition premium" (as defined below), the amount of original issue discount that the U.S. Holder includes in gross income is reduced to reflect the acquisition premium. A note will be treated as purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:

  •
  less than or equal to the sum of all amounts payable on the note after the purchase date and

  •
  greater than the note's adjusted issue price.

        If a note is purchased at an acquisition premium, the U.S. Holder will reduce the amount of original issue discount that otherwise would be included in income during an accrual period by an amount equal to

  •
  the amount of original issue discount otherwise includible in income multiplied by

  •
  a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date over the note's adjusted issue price.

        As an alternative to reducing the amount of original issue discount that otherwise would be included in income by this fraction, the U.S. holder may elect to compute original issue discount accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

  Election to Treat All Interest as Original Issue Discount

        U.S. Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by acquisition premium, by using the constant yield method described above under the heading "—Original Issue Discount." This election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. A U.S. Holder's tax basis in a note will be increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

  Impact of "Applicable High Yield Discount Obligation" Rules

        We believe the notes will be considered "applicable high yield discount obligations" for United States federal income tax purposes. As a result, OID accrued on the notes equal to the lesser of (a) the amount of OID on the notes and (b) the product of the total OID on the notes times the ratio of (i) the excess of the note's yield to maturity over the sum of the appropriate applicable federal rate plus 6% to (ii) the yield to maturity (the "Dividend-Equivalent Interest") will not be deductible for United States federal income tax purposes at any time by us (regardless of whether we actually pay such Dividend-Equivalent Interest in cash or other property). Also, we will not be permitted to deduct for United States federal income tax purposes the remainder of the OID accrued on the notes until such time as we actually pay such OID in cash or in property other than our stock or our debt (or stock or debt of a person related to us). A corporate U.S. Holder will be eligible for the dividends-received deduction for the portion of the Dividend-Equivalent Interest that would have been treated as a dividend had it been distributed by us with respect to our stock. However, individual U.S. Holders must treat the OID (including any Dividend-Equivalent Interest) as interest and not as dividends. Notwithstanding the foregoing, in the event that the IRS were to successfully recharacterize the notes as equity for United States federal income tax purposes, any interest paid thereon would be treated as dividends for such purposes to the extent of current or accumulated earnings and profits and the company could not deduct any such payments.

  Sale or Other Disposition of the Notes

        A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted basis in a note generally will be the U.S. Holder's cost therefor, increased by any OID or market discount included in gross income with respect to the note and decreased by any payments received by such holder with respect to the note. This gain or loss generally will be a capital gain or loss (except as described above under the heading "—Market Discount"), and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income (generally 15% for most gains recognized in taxable years beginning on or before December 31, 2008). The distinction between capital gain or loss and ordinary income or loss also is relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  Backup Withholding and Information Reporting

        Information reporting requirements apply to interest and principal payments made to, and to the proceeds of certain sales by, certain non-corporate U.S. Holders. In addition, backup withholding is required unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is the Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that he or she is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The current backup withholding rate is 28% of the amount paid. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against the U.S. Holder's federal income tax liability provided that the required information is furnished to the IRS. We recommend that U.S. Holders consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Non-U.S. Holders

        Subject to the discussion below concerning backup withholding, principal payments on, and payments in respect of OID accrued on, a note will not be subject to the withholding of United States federal income tax, provided that, in the case of OID,

  •
  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of voting stock of the issuer,

  •
  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the issuer through stock ownership,

  •
  the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and

  •
  the certification requirements under section 871(h) or section 881(c) of the Code and the Treasury Regulations thereunder, summarized below, are met.

        Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding described above, either

  •
  the beneficial owner of the note must certify, under penalties of perjury, to the withholding agent that such owner is a Non-U.S. Holder and must provide such owner's name, residential address and U.S. taxpayer identification number, if any and must otherwise satisfy documentary evidence requirements,

  •
  a financial institution that holds customers' securities in the ordinary course of business and holds a note certifies to the withholding agent that appropriate certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and generally furnishes the withholding agent with a copy thereof, or

  •
  the Non-U.S. Holder must provide such certification to a "qualified intermediary" or a "withholding foreign partnership" and certain other conditions must be met.

        A Non-U.S. Holder may give the certification described above on IRS Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to foreign partnerships. In general, a foreign partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification from each partner. Partners in foreign partnerships are urged to consult their tax advisors.

        Even if a Non-U.S. Holder does not meet the above requirements, payments in respect of OID will not be subject to the withholding of United States federal income tax (or will be subject to withholding at a reduced rate) if the Non-U.S. Holder certifies that either (i) an applicable tax treaty exempts, or provides for a reduction in, withholding or (ii) OID accrued on a note is effectively connected with the holder's trade or business in the United States and therefore is not subject to withholding (as described in greater detail below).

        If a Non-U.S. Holder is engaged in a trade or business in the United States, and if OID accrued on a note, or gain from a disposition of the notes, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding of United States federal income tax, will generally be subject to regular federal income tax on such interest in the same manner as if he or she were a U.S. Holder. In lieu of providing a W-8BEN, such a Non-U.S. Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        A Non-U.S. Holder will not be subject to federal income tax on any gain realized on the sale, exchange or disposition of a note unless the gain is effectively connected with such holder's trade or business in the United States or, if the holder is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or disposition and certain other conditions are met. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        The exchange of the notes by a Non-U.S. Holder for otherwise identical debt securities registered under the Securities Act should not constitute a taxable exchange.

        The foregoing discussion assumes that any payments of additional interest on the notes will constitute payments of interest for United States federal income tax purposes and that the interest on the notes does not constitute taxable dividends due to a recharacterization of the notes as equity for United States federal income tax purposes.

  Backup Withholding and Information Reporting

        Backup withholding does not apply to payments of interest and principal made to, and the proceeds of sales by, a Non-U.S. Holder if such Non-U.S. Holder certifies (on IRS Form W-8BEN or other appropriate form) its Non-U.S. Holder status. However, information reporting on IRS Form 1042-S will generally apply to payments of interest. Information reporting (but not backup withholding) may also apply to payments made outside the United States, and payments on the sale, exchange, redemption, retirement or other disposition of a debt security effected outside the United States, if payment is made by a payor that is, for federal income tax purposes,

  •
  a U.S. person,

  •
  a controlled foreign corporation,

  •
  a U.S. branch of a foreign bank or foreign insurance company,

  •
  a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business, or

  •
  a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period,

unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a credit against the Non-U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS.

        We recommend that non-U.S. Holders consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) know or have reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a credit against the holder's United States federal income tax liability or such holder may claim a refund, provided the required information is furnished to the IRS on a timely basis.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS CONSIDERING EXCHANGING OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 200 , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any broker or dealers and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the exchange notes offered hereby will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois.

EXPERTS

        The financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report, which is included herein.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the exchange notes pursuant to the exchange offer. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. You may find additional information about us and the exchange notes in the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        A copy of the registration statement, including the exhibits thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits thereto. You may also request a copy of these filings at no cost, by writing or telephoning us as follows:

    Merisant Company
    10 South Riverside Plaza
    Suite 850
    Chicago, Illinois 60606
    Telephone: (312) 840-6000

        As a result of the exchange offer, we will become subject to the informational requirements of the Exchange Act and will file periodic reports, statements and other information with the SEC. If for any reason we are not required to comply with the reporting requirements of the Exchange Act we have agreed that, for so long as any of the notes remain outstanding, we will furnish to holders of the notes and file with the SEC for public availability (unless the SEC will not accept such a filing) such annual reports and such information, documents, certifications and other reports as are specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections. All reports filed with the SEC will be available on the SEC's website.

        In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

Report of Independent Auditors

To the Board of Directors and Stockholder
of Tabletop Holdings, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of shareholder's equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Tabletop Holdings, Inc. and its subsidiaries (the "Company") at December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
March 24, 2004

TABLETOP HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars In Thousands, Except Share and Per Share Amounts)

	At December 31,
	2002	2003
ASSETS
Cash and cash equivalents	$6,346	$8,833
Trade accounts receivable, net of allowance for doubtful accounts of $1,449 and $1,996, respectively	78,800	90,656
Other receivables	17,982	11,998
Inventories	20,773	27,986
Prepaid expenses and other assets	2,190	2,620
Current portion of note receivable from officer	506	506
Deferred income taxes	790	3,718

Total current assets	127,387	146,317
Property and equipment, net	41,900	39,253
Trademarks, less accumulated amortization of $62,013 and $84,166, respectively	277,591	257,853
Goodwill	107,304	107,304
Deferred financing costs, less accumulated amortization of $6,705 and $1,124, respectively	10,043	19,004
Deferred income taxes	10,630	—
Other non-current assets	434	598
Non-current portion of note receivable from officer	4,646	4,411
Investment in equity affiliate	815	710

Total assets	$580,750	$575,450

LIABILITIES
Accounts payable	$33,030	$33,381
Income taxes payable	1,973	3,053
Accrued interest expense	—	10,015
Accrued trade and consumer promotions	19,559	19,788
Accrued expenses and other liabilities	18,650	24,681
Current maturities of long-term obligations	26,306	6,469

Total current liabilities	99,518	97,387
Long-term obligations	284,411	536,837
Deferred income taxes	—	12,993
Other liabilities	33,980	26,604

Total liabilities	417,909	673,821

Commitments and contingencies (Note 9)
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.01 par value, 10,000,000 shares authorized, 8,719,552 and 9,169,454 issued and 8,639,428 and 8,985,830 outstanding, respectively	87	91
Additional paid-in capital	167,721	—
Due from employees for purchase of common stock	(6,805)	(767)
Retained earnings (deficit)	28,829	(90,568)
Accumulated other comprehensive loss	(25,271)	(5,406)

	164,561	(96,650)
Less cost of treasury stock (80,124 and 183,624 shares, respectively)	(1,720)	(1,721)

Total stockholders' equity (deficit)	162,841	(98,371)

Total liabilities and stockholders' equity (deficit)	$580,750	$575,450

The accompanying notes are an integral part of these consolidated financial statements.

TABLETOP HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Dollars In Thousands)

	Years Ended December 31,
	2001	2002	2003
Net sales	$343,091	$349,570	$352,301
Cost of sales	134,570	134,502	137,953

Gross profit	208,521	215,068	214,348

Operating expenses:
Marketing and selling expenses	69,349	77,073	81,439
Administration expenses	31,085	32,035	35,352
Amortization of intangible assets	36,233	28,692	22,161
Start-up expenses	13,738	719	—
Restructuring expenses	722	2,327	8,249

Total operating expenses	151,127	140,846	147,201

Income from operations	57,394	74,222	67,147

Other expense (income):
Interest income	(1,469)	(1,127)	(811)
Interest expense	43,694	34,767	38,540
Cost of refinancing	—	7,147	29,750
Other (income) expense, net	1,509	638	(2,390)

Total other expense	43,734	41,425	65,089

Income before income taxes	13,660	32,797	2,058
Provision for income taxes	7,365	8,103	19,702

Net income (loss)	$6,295	$24,694	$(17,644)

Net income from above	$6,295	$24,694	$(17,644)
Other comprehensive loss	(12,765)	(11,736)	19,865

Total comprehensive income (loss)	$(6,470)	$12,958	$2,221

The accompanying notes are an integral part of these consolidated finacial statements.

TABLETOP HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholder's Equity (Deficit)
(Dollars in Thousands)

	Common Stock	Additional Paid-in Capital	Due from Employees for Purchase of Shares	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock, at cost	Total
Balance at December 31, 2000	$86	$165,582	$(6,345)	$(2,160)	$(770)	$(500)	$155,983
Issuance of common stock	1	1,959	—	—	—	—	1,960
Loans to employees for purchase of common stock in Tabletop Holdings, Inc.	—	—	(980)	—	—	—	(980)
Repurchase of common stock of Tabletop Holdings, Inc.	—	—	350	—	—	(700)	(350)
Foreign currency translation adjustment	—	—	—	—	(4,432)	—	(4,432)
Net change in fair value of derivative instruments, net of taxes	—	—	—	—	(8,333)	—	(8,333)
Net income	—	—	—	6,295	—	—	6,295

Balance at December 31, 2001	87	167,541	(6,975)	4,135	(13,535)	(1,200)	150,053

Issuance of common stock	—	180	—	—	—	—	180
Loans to employees for purchase of common stock in Tabletop Holdings, Inc.	—	—	(90)	—	—	—	(90)
Repurchase of shares of Tabletop Holdings, Inc.	—		260	—	—	(520)	(260)
Foreign currency translation adjustment	—	—	—	—	(2,034)		(2,034)
Net change in fair value of derivative instruments, net of taxes	—	—			(9,702)		(9,702)
Net income	—	—	—	24,694	—		24,694

Balance at December 31, 2002	87	167,721	(6,805)	28,829	(25,271)	(1,720)	162,841

Issuance of common stock	4	—	—	—	—	—	4
Repurchase of common stock	—	—	—	—	—	(1)	(1)
Settlement of employee loans for purchase of common stock in Tabletop Holdings, Inc.	—	—	6,038	—	—		6,038
Foreign currency translation adjustment	—	—	—	—	2,989	—	2,989
Recognized loss on derivative instrument, net of taxes	—	—	—	—	13,073	—	13,073
Net change in fair value of derivative instruments, net of taxes	—	—	—	—	3,803	—	3,803
Dividend to Tabletop Holdings, Inc.	—	(167,721)	—	(101,753)	—	—	(269,474)
Net loss	—	—	—	(17,644)	—	—	(17,644)

Balance at December 31, 2003	$91	$—	$(767)	$(90,568)	$(5,406)	$(1,721)	$(98,371)

The accompanying notes are an integral part of these consolidated financial statements.

TABLETOP HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Years Ended December 31,
	2001	2002	2003
Operating Activities
Net income (loss)	$6,295	$24,694	$(17,644)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	8,451	9,290	10,008
Loss on impairment of fixed assets	—	294	1,055
Euro-denominated loan foreign exchange loss	—	—	5,165
Amortization of intangible assets	36,233	28,692	22,161
Amortization of deferred financing costs	2,624	2,600	2,494
Amortization of original issue discount	445	—	—
Interest accretion on senior subordinated discount notes	—	—	1,168
Deferred financing fee write off	—	1,861	8,675
Recognized loss on derivative instruments	—	—	21,051
Unrealized gains on derivative instruments	—	—	(5,800)
Equity in (income) loss of affiliates	(399)	(141)	105
Deferred income taxes	1,938	4,345	9,936
Non-cash settlement of employee loan	—	—	250
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	11,267	(1,717)	(6,233)
Other receivables	(15,174)	11,608	7,180
Inventories	4,550	1,450	(4,654)
Prepaid expenses and other assets	1,374	716	633
Accounts payable	3,982	(10,968)	(699)
Accrued expenses and other	(19,106)	(16,837)	13,522

Net cash provided by operating activities	42,480	55,887	68,373

Investing Activities
Proceeds from sale of property and equipment	—	—	150
Purchase of property and equipment	(15,447)	(7,055)	(5,991)
Purchases of tradename	—	—	(2,415)

Net cash used in investing activities	(15,447)	(7,055)	(8,256)

Financing Activities
Borrowings under long-term obligations	—	70,000	575,000
Principal payments on long-term obligations	(43,570)	(125,241)	(349,206)
Payment of deferred financing costs	—	(1,357)	(20,130)
Dividends to shareholders	—	—	(264,028)
Repurchase of common stock	(350)	(260)	(1)
Issuance of common stock	980	90	4

Net cash provided by (used in) financing activities	(42,940)	(56,768)	(58,361)

Effect of exchange rates on cash	—	—	730
Net increase (decrease) in cash and cash equivalents	(15,907)	(7,936)	2,487
Cash and cash equivalents at beginning of year	30,189	14,282	6,346

Cash and cash equivalents at end of year	$14,282	$6,346	$8,833

Supplemental cash flow information
Cash paid for interest	$40,034	$35,729	$24,386
Cash paid (received) for income taxes	$5,510	$(4,244)	$4,038

The accompanying notes are an integral part of these consolidated financial statements.

MERISANT COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars In Thousands)

1.     Description of Business and Basis of Presentation

        On March 17, 2000, Tabletop Holdings, Inc. (the "Company"), acquired the global tabletop sweetener business from the Monsanto Company ("Monsanto") of St. Louis, Missouri. The Company manufactures and distributes sugar substitute sweeteners for the domestic and international consumer food markets, primarily under the Equal® and Canderel® brands. The Company distributes its products via the food retail, mass merchandising, pharmacy and food service channels. The Company, through its broker/distributor agents or its own direct sales force, extends credit to its customers on terms customary with local, regional or national practices.

        The acquisition was accounted for as a purchase, and the purchase price was allocated based on relative fair values as follows:

Current assets	$114,296
Property and equipment	39,521
Identifiable intangible assets	356,251
Goodwill	118,139
Other non-current assets	24,827
Liabilities assumed	(54,343)

$598,691

        In connection with the acquisition, the Company entered into a Transition Services Agreement ("TSA") with Monsanto. Under the TSA, Monsanto provided various support services (information technology, office space, treasury services, security and human resource services) to the Company for a specified fee. The TSA expired on March 17, 2001. The Company paid Monsanto $2,205 under the TSA for the year ended December 31, 2001.

        Certain reclassifications have been made in the prior years' financial statements to conform to the current year presentation.

2.     Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements of the business include the domestic and international subsidiaries of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

        Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

  Inventories

        Inventories are stated at the lower of cost or market. The cost of inventory is determined by the first in, first out method.

  Property and Equipment

        Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings	20 years
Land improvements	10 years
Machinery and equipment	10 years
Furniture and fixtures	7 years
Vehicles	3-7 years
Computers	3-5 years

        When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in income from operations.

        Ordinary repairs and maintenance costs are charged to operations as incurred.

  Intangible Assets

        Intangible assets consist of goodwill, trademarks and deferred financing costs. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired (Note 1).

        The Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets" on January 1, 2002. This standard provides accounting and disclosure guidance for goodwill and acquired intangibles. Under this standard, goodwill and "indefinite-lived" intangibles are no longer amortized, but are tested at least annually for impairment. If the asset is determined to be impaired, an impairment loss would be recognized to reduce carrying value to fair value. Transitional impairment tests of goodwill and non-amortized intangibles were required upon adoption of SFAS 142, with any recognized impairment loss reported as the cumulative effect of an accounting change in the first period of adoption. The Company has not recognized any impairment loss since the adoption of SFAS 142. The Company uses a discounted cash flow model for the assessment of goodwill impairment that requires assumptions about the timing and amount of future cash flows, risk, the cost of capital and terminal values.

        The Company has determined that its trademarks are finite-lived intangibles. Trademarks are amortized on a straight-line basis over 15 years. During 2003, the Company acquired the rights to the NoSucar™ tradename from Laboratorios Stein, S. A. The tradename is used in connection with a low-calorie sweetener in Central America. The total purchase price of $2,415 was paid as of December 31, 2003. The payment is reflected in trademarks on the accompanying consolidated balance sheet. Accordingly, the Company expects to record intangible amortization of approximately $22,000 for each of the next 5 fiscal years ending December 31, 2004 through December 31, 2008.

        The following table presents the impact of SFAS 142 on net income had the non-amortization provisions of the standard been in effect for the year ended December 31, 2001:

2001
Net income, as reported	$6,295
Adjustments:
Amortization of goodwill, net of income taxes	5,491

Net income, as adjusted	$11,786

        Deferred financing costs are amortized using the straight-line method over the term of the related debt (five to ten years).

  Income Taxes

        Deferred tax assets and liabilities are computed by applying enacted tax rates to the expected reversal of temporary differences between financial reporting and income tax reporting. The Company records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Revenue Recognition

        Revenue is recognized in accordance with agreed shipping terms. In the Company's largest market, the United States, revenue is recognized when product is delivered to third parties. Allowances, based on historical experience, are made for anticipated returns of product and sales discounts at the time products are sold.

  Marketing Costs

        The Company promotes its products with marketing activities, including advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred or in the quarter in which the related advertisement initially appears. Consumer incentive and trade promotion activities are deducted from revenue based on amounts estimated as being due to customers and consumers at the end of a period, based principally on the Company's historical utilization and redemption rates.

        Advertising expense was $21,032, $27,618 and $31,757 for the years ended December 31, 2001, 2002, and 2003, respectively. As of December 31, 2002 and 2003, $1,192 and $1,821, respectively, of prepaid advertising is included in prepaid expenses and other assets in the accompanying consolidated balance sheets.

        The Company adopted Emerging Issues Task Force ("EITF") Issue No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer" as of January 1, 2002, which required retroactive reclassification of consumer incentives and trade promotions as reductions of revenues. The adoption of this EITF issue resulted in a reduction of net sales of approximately $4,004 in 2001.

  Start-up Expenses

        Start-up expenses, which are expensed as incurred, are costs incurred in connection with the organization of the Company and related expenses. Start-up expenses are included as operating expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

  Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and other liabilities and long-term obligations approximate fair value. The Company's interest rate swaps and no cost interest rate collars are recorded at fair value (Note 2—Derivative Instruments and Note 12).

  Major Customers and Credit Concentration

        The Company sells products to customers in the United States and internationally. The Company performs ongoing credit evaluations of customers, and generally does not require collateral on trade accounts receivable. Allowances are maintained for potential credit losses and such losses have been within management's expectations. Net sales to the Company's largest customer, H.J. Heinz Company, were $90,624, $88,389 and $83,819 for the years ended December 31, 2001, 2002 and 2003, respectively. Trade accounts receivable from H.J. Heinz Company as of December 31, 2002 and 2003, were $13,752 and $18,019, respectively. No other single customer accounted for a material portion of trade accounts receivable.

  Foreign Currency Translation

        The Company has determined that the functional currency for each consolidated subsidiary, except for certain European entities whose functional currency is the U.S. dollar, is its local currency. Assets and liabilities of entities outside the United States are translated into U.S. dollars at the exchange rates in effect at the end of each period; income and expense items are translated at each period's average exchange rate; and any resulting translation difference is reported and accumulated as a separate component of consolidated stockholder's equity, except for any entities which may operate in highly inflationary economies. Remeasurements of European entities whose functional currency is the U.S. dollar as well as translation adjustments for entities operating in highly inflationary economies are recognized currently in income.

  Derivative Instruments

        The Company accounts for derivative instruments under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in income or accumulated other comprehensive loss, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive loss are included in income in the periods in which income is affected by the hedged item.

  Impairment of Long Lived Assets

        In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets" a long-lived asset or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Company's weighted-average cost of capital. The adoption of SFAS 144 did not have any impact on the Company.

  Recently Adopted Accounting Standards

        In July 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 146 (SFAS 146), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to initially recognize and measure costs associated with exit or disposal activities at fair value only when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS 146 also supercedes, in its entirety, previous accounting guidance that was provided by Emerging Issues Task Force Issue No. 94-3 (EITF 94-3), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The restructuring expenses described in Note 15 for the year ended December 31, 2003 have been recorded in accordance with SFAS 146.

        Effective January 1, 2003, the Company adopted FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 required the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 required the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, the Company has applied the recognition provisions of Interpretation No. 45 to guarantees initiated after December 31, 2002. Adoption of Interpretation No 45 as of January 1, 2003 did not have any impact on the Company's consolidated financial statements. See Note 9 for a further discussion of guarantees.

3.     Inventories

        Inventories consists of the following as of December 31:

	2002	2003
Raw materials and supplies	$5,920	$9,835
Work in process	818	1,217
Finished goods	14,035	16,934

	$20,773	$27,986

4.     Property and Equipment

        Property and equipment, net consists of the following as of December 31:

	2002	2003
Machinery and equipment	$48,909	$54,618
Land and buildings	7,487	8,397
Building improvements	2,466	2,514
Construction in progress	3,455	3,814

	62,317	69,343
Less: Accumulated depreciation	(20,417)	(30,090)

	$41,900	$39,253

5.     Long-Term Obligations

        Long-term obligations consists of the following as of December 31:

	2002	2003
Term loan facility	$310,379	$241,666
Senior subordinated notes	—	225,000
Senior subordinated discount notes	—	76,168
Capital lease obligations	338	472

	310,717	543,306
Less: Current maturities	26,306	6,469

	$284,411	$536,837

  Term Loan Facility and Revolving Loan Facility

        On November 12, 2003, the Company issued $136 million of Senior Subordinated Discount Notes ("Discount Notes"). The Discount Notes are unsecured obligations and are subordinated in right of payment to all existing and future Senior Indebtedness of the Company. Interest accrues at the rate of 12.25% annually and will be payable semiannually in arrears on May 15th and November 15th, commencing on May 15, 2009. The Discount Notes have an initial accreted value of principal of $.551 per $1 fully accreted principal amount at maturity of the discount notes. The accreted value of principal of each discount note increases for accrued, unpaid interest expense from the date of issuance until November 15, 2008. The Discount Notes mature on May 15, 2014. In connection with the Discount Notes issuance, the Company incurred deferred financing fees of $2,645.

        At December 31, 2003, Merisant's credit facility provides for aggregate commitments of $310 million, consisting of a revolving loan facility of $35 million, of which a portion is available at Merisant's option in euros or dollars or in the form of letters of credit denominated in dollars or euros; as well as term loan facilities of $275 million, consisting of a Euro Term Loan A ("Term A") originally $50 million, denominated in euros, and a Term Loan B ("Term B") of $225 million, denominated in dollars. The credit facility is guaranteed by the Company and each of Merisant's domestic subsidiaries. The credit facility and the guarantees of the guarantors are secured by a first priority security interest in substantially all of Merisant's assets and the assets of the guarantors. Merisant's derivative obligations also continue to be secured by all of Merisant's and certain of its subsidiaries' assets.

        Borrowings under the new credit facility bear interest, at Merisant's option, at either adjusted LIBOR or, in the case of dollar-denominated loans, at the alternate base rate plus, in each case, a spread. For the initial period ending December 31, 2003, such spread was a fixed percentage rate of 2.75%. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans.

        The Term A and the revolving loan facility has a maturity of five and one-half years while the Term B has a maturity of six and one-half years. The Term A loan requires quarterly principal payments of approximately $1,104 through July 31, 2004, followed by quarterly payments of $1,656 through July 31, 2006, followed by quarterly payments of $2,208 through July 31, 2008 and two final payments of $4,416 on October 31, 2008 and January 11, 2009. Term B requires quarterly principal payments of $562 through October 31, 2009 with a final payment of approximately $210,938 due January 11, 2010.

        Through December 31, 2003, foreign exchange loss on the Euro term loan was $5,165.

        On July 11, 2003, Merisant issued $225 million of Senior Subordinated Notes ("Notes"). The Notes are unsecured obligations and are subordinated in right of payment to all existing and future

Senior Indebtedness of Merisant. The Notes mature on July 15, 2013. Interest accrues at the rate of 9.5% annually and will be payable semiannually in arrears on January 15th and July 15th, commencing on January 15, 2004.

        The indenture governing the Notes and the credit facility contain covenants that limit Merisant's ability to pay dividends, incur additional debt, create liens, engage in transactions with affiliates, sell or purchase property and equipment and take certain other actions with respect to its business. In addition, the new credit facility contains covenants that require Merisant to maintain a specified maximum leverage ratio and senior debt ratio and a minimum fixed charge ratio and interest coverage ratio.

        With the excess proceeds from the credit facility refinancing, the Notes issuance and the Discount Notes issuance, the Company paid a dividend of $269,474 to shareholders. Approximately $5,800 of employee loans due to the Company were repaid in connection with the dividend payout. Additionally, in conjunction with the above transactions, the Company wrote-off $8,675 of deferred financing fees associated with its previous credit facility, incurred new deferred financing fees of $20,130, and recognized $21,051 of derivative losses related to interest rate swaps and collars associated with the old debt which were previously deferred as a component of other comprehensive loss. The interest rate swaps and collars previously used by Merisant for hedging purposes have not been redesignated as hedging instruments of the new borrowings.

        At December 31, 2003, borrowings included $52,666 Term A loan bearing interest of 4.88%, borrowings of $189,000 Term B loan bearing interest of 3.86%, and borrowings of $225,000 Notes bearing interest of 9.5%.

        At December 31, 2003, $35,000 of borrowing capacity was available under the revolving loan facility.

        Merisant refinanced its subordinated debt during 2002. As a result, at December 31, 2002, borrowings included $69,914 ("Tranche A") bearing interest at 4.55%, borrowings of $178,030 ("Tranche B") bearing interest at 5.05%, and borrowings of $62,436 (Tranche B add on) bearing interest at 4.55%.

        Prior to the refinance, the term loan facility ("Term Loan") and revolving loan facility ("Revolver") provided for initial borrowing availability of $375,000 and $50,000, respectively, through a syndication of banks, and accrue interest, payable quarterly, at the average borrowing rate ("ABR"), as defined, or at the Eurodollar Rate plus an applicable margin based on Merisant's leverage ratio, as defined, with final payment due March 31, 2007. The terms of the credit agreement allowed Merisant to choose between the ABR and the Eurodollar Rate of interest. As of December 31, 2002, Merisant had elected the Eurodollar Rate.

        As of December 31, 2002, $50,000 of borrowing capacity was available under the Revolver. The Term Loan and Revolver were collateralized by substantially all of the assets of Merisant.

        In June 2000, Merisant entered into an interest rate swap which fixes the underlying interest rate on $75,000 of the Term Loan at 7.19% for a period of three years. In June 2001, Merisant also entered into an interest rate swap which fixes $155,000 of the Term Loan (which amortizes similarly with the Term Loan and has a balance of $137,926 and $126,542 at December 31, 2002 and December 31, 2003, respectively) at 5.47% for a period of six years. This interest rate swap expires on March 31, 2007. The fair value of the interest rate swaps are ($13,913) and ($8,415) at December 31, 2002 and December 31, 2003, respectively, and are included in other liabilities in the accompanying consolidated balance sheet.

        In June 2000, Merisant entered into no cost interest rate collars which lock the underlying interest rate on $80,000 of the Term Loan principal between 6.49% and 8.50% for a three year period. In June 2001, Merisant extended the terms of the no cost interest rate collars for three additional years.

The no cost interest rate collars lock the underlying interest rate on $40,000 of the Term Loan principal between 5.92% and 8.5% and $40,000 of the Term Loan principal between 5.96% and 8.5%. Both no cost interest rate collars expire on June 30, 2006. The fair value of the no cost interest rate collars at December 31, 2002 and December 31, 2003 was ($9,035) and ($6,834), respectively, and is included in other liabilities in the accompanying consolidated balance sheet.

  Subordinated Notes

        In connection with the acquisition (Note 1), Merisant entered into Subordinated Notes pursuant to a Securities Purchase Agreement. The Subordinated Notes had a face value of $65,000, but were issued at a discount of $3,558 due to part of the proceeds being allocated to detachable warrants issued in conjunction with the Subordinated Notes. The Subordinated Notes were repaid in February 2002, resulting in a prepayment penalty of $2,600. In conjunction with the repayment, the unamortized portion of the discount of $2,761 was fully expensed during the year ended December 31, 2002.

  Capital Lease Obligations

        The Company leases certain equipment from a service provider under leases that have been accounted for as capital leases. Amortization expense for capital leases was $228, $285, and $315 for the years ended December 31, 2001, 2002, and 2003, respectively.

        Aggregate maturities of long-term debt and capital lease obligations as of December 31, 2003, are as follows:

2004	$6,469
2005	10,356
2006	11,031
2007	12,983
Thereafter	502,467

$543,306

6.     Common Stock Warrants

        In conjunction with the Subordinated Notes entered into by the Company (Note 5), Tabletop issued 450 common stock warrants. The common stock warrants were valued at $3,558 and can be exercised at any time for $0.01 for common stock of Tabletop and expire in 2010. In connection with the new credit facility and Note issuances, all common stock warrants were exercised.

7.     Stock Appreciation Rights Plan

        Tabletop has a stock appreciation rights program pursuant to which rights based on shares of Tabletop were issued to key employees of the Company at the market value of Tabletop common stock at the date of grant ("grant price"). The value of the rights may only be distributed upon the sale of all of Tabletop's common stock or other distribution event ("trigger date"). Upon distribution, the employee will receive compensation equal to the difference between the grant price of the right and the fair market value of the stock at the trigger date. The rights vest over a four year period from the date of issuance and carry a term of ten years. As of December 31, 2002 and 2003, Tabletop had 942 and 906 rights outstanding at grant prices ranging from $18.71 to $35.09 per share. Tabletop and the Company have not currently accrued a liability or recognized an expense for the issuance of these rights as it is not probable that the rights will become distributable.

8.     Employee Benefit Plans

        The Company provides a defined contribution plan for all eligible employees, as defined by the plan. The plan provides for employer matching contributions based on participant compensation. Total cost of the plan for the years ended December 31, 2001, 2002, and 2003 was $1,032, $522 and $407, respectively.

        The Company also participates in certain state-sponsored defined benefit plans covering certain non-US employees. These defined benefit plans are immaterial to the Company's consolidated financial statements.

        In September 2003, the Company implemented the Key Executive Performance and Retention Plan for the Chief Executive Officer. Payout under the Key Executive Performance and Retention Plan will only occur in the event of certain triggering events. The Company has not accrued any liabilities or recognized any expenses pursuant to this plan as of December 31, 2003 as it is not probable that the payout will occur.

9.     Commitments and Contingencies

        The Company leases certain facilities and office equipment. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of December 31, 2003:

2004	$3,073
2005	2,757
2006	2,510
2007	2,205
2008	2,122

$12,667

        Rent expense for the years ended December 31, 2001, 2002 and 2003, was $5,816, $6,581 and $6,466, respectively.

        The Company is committed to purchase all aspartame raw material needs from a specific supplier pursuant to a long-term supply agreement.

        The Company has an investment in an affiliate located in the Philippines that is accounted for using the equity method. The affiliate, a 50/50 joint venture, distributes sugar substitute sweeteners for the international consumer food markets, primarily under the Equal® and NutraSweet® brands. In addition to its investment in the joint venture, the Company is committed to a 50% share in any additional joint venture borrowings entered into. As of December 31, 2002 and 2003, there were no additional joint venture borrowings.

        The Company is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the Company's business, including tax uncertainties arising from doing business in various European jurisdictions. The Company believes, based on current knowledge, recorded accruals, and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Company's consolidated financial position or results of operations. (See Note 16 for a subsequent event related to product liability).

        The Company has indemnified Monsanto for certain liabilities that may arise subsequent to March 17, 2000 (Note 1). The Company does not believe that the indemnification will have a material adverse effect on the Company's consolidated financial position or results of operations. (See Note 16 for a subsequent event related to legal liability).

10.   Stockholders' Equity

        Certain employees purchased 577 shares of common stock of the Company at the fair market value on the date of purchase ($18.71 to $35.09 per share). Under the terms of the Share Purchase Agreement, certain employees were allowed to pay a portion of the cost of the shares and the Company financed the remaining portion under recourse loan agreements. The loans bear interest at 7.50% (due at maturity) and mature on March 17, 2008. The Company recorded $466, $517 and $334 of interest income on these notes receivable for the years ended December 31, 2001, 2002 and 2003, respectively. As of December 31, 2002 and 2003, $6,805 and $767, respectively, of notes receivable are reflected as a reduction to stockholder's equity in the accompanying consolidated financial statements.

        Shares of common stock issued, repurchased and outstanding were as follows:

	Shares Issued	Shares Repurchased	Net Shares Outstanding
Balance at December 31, 2000	8,648,280	(26,719)	8,621,561
Issuance of common stock	66,142	—	66,142
Repurchase of common stock	—	(37,407)	(37,407)

Balance at December 31, 2001	8,714,422	(64,126)	8,650,296
Issuance of common stock	5,130	—	5,130
Repurchase of common stock	—	(15,998)	(15,998)

Balance at December 31, 2002	8,719,552	(80,124)	8,639,428
Issuance of common stock	449,902	—	449,902
Repurchase of common stock	—	(103,500)	(103,500)

Balance at December 31, 2003	9,169,454	(183,624)	8,985,830

11.   Income Taxes

        Significant components of the deferred tax assets and liabilities are as follows as of December 31:

	2002	2003
Gross deferred tax assets:
Start-up costs	$2,269	$1,242
Accrued expenses and inventory	815	2,155
Deferred compensation	1,830	1,869
Net operating loss carryforward	8,197	20,225
Other	842	3,631
Accumulated other comprehensive loss	12,502	—

Total deferred tax assets	26,455	29,122

Gross deferred tax liabilities:
Property and equipment	(824)	(693)
Intangibles	(8,611)	(8,921)
Other	(2,000)	(3,960)

Total deferred tax liabilities	(11,435)	13,574

Net deferred tax assets before valuation allowance	15,020	15,548
Valuation allowance	(3,600)	(24,823)

Net deferred tax assets (liabilities)	$11,420	$(9,275)

        Classification of the deferred tax balances is as follows as of December 31:

	2002	2003
Deferred tax assets:
Current	$790	$3,718
Non-current	22,065	3,008
Deferred tax liabilities:
Non-current	(11,435)	(16,001)

Net deferred tax assets (liabilities)	$11,420	$(9,275)

        Income before income taxes consisted of the following for the years ended December 31, 2001, 2002, and 2003:

	2001	2002	2003
Income (loss) before income taxes:
United States	$(8,247)	$3,300	$(29,231)
Outside United States	21,907	29,497	31,289

	$13,660	$32,797	$2,058

        The provision for income taxes consisted of the following for the years ended December 31, 2001, 2002, and 2003:

	2001	2002	2003
Current provision:
Federal	$757	$—	$—
Foreign	4,670	3,758	3,985
State	—	—	—

Total current provision	5,427	3,758	3,985

Deferred provision:
Federal	(753)	2,958	10,216
Foreign	2,691	1,316	4,630
State	—	71	871

Total deferred provision	1,938	4,345	15,717

Total provision	$7,365	$8,103	$19,702

        The reconciliation of the provision for income taxes computed at the U.S. federal statutory rate of 35% to the reported provision for income taxes for the period ended December 31, 2001, 2002, and 2003 is as follows:

	2001	2002	2003
Income tax provision at the statutory federal tax rate	$5,877	$11,479	$723
State income taxes, net of federal benefit	—	71	(877)
Foreign income taxes	445	(6,603)	(3,844)
Valuation allowance	—	2,515	21,223
Other	1,043	641	2,477

	$7,365	$8,103	$19,702

        At December 31, 2003, the Company had income tax net operating loss carryforwards of approximately $51,600 which expire between 2007 and 2021.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.    At December 31, 2003, a full valuation allowance has been provided against the Company's U.S. and foreign net operating loss carryforwards. Management also determined that a valuation allowance was required against other U.S. deferred tax assets because it was more likely than not that all or a portion of these deferred tax assets would not be realized.

        Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $62,903 at December 31, 2003. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings, the Company would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable.

        In February 2004, the Company's operating subsidiary in Switzerland received a Federal Tax Exemption from the Swiss tax authorities. This exemption is retroactive to January 1, 2003 and is effective through December 31, 2011. The impact of this tax exemption on the deferred tax balances, estimated to be $1.4 million, will be recorded in 2004, similar to a change in enacted tax laws.

12.   Financial Instruments

        The Company operates internationally, with manufacturing and sales facilities in various locations around the world and utilizes certain financial instruments to manage its foreign currency, primarily related to forecasted transactions, and interest rate exposures. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives. For a derivative to qualify as a hedge at inception and throughout the hedged period, the Company formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

        Currencies in which the Company has significant exposures are the British pound, the euro, the Argentine peso, the Australian dollar and the Mexican peso. Certain of the Company's foreign subsidiaries enter into foreign currency forward exchange contracts as non-speculative hedges against future purchase transactions with other associated companies and outside vendors. In addition, the Company enters into foreign currency forward exchange contracts as non-speculative hedges regarding estimated net sales expected from foreign subsidiaries. Market value gains and losses, recognized at the expiration of the contracts, offset foreign exchange gains and losses on the related transactions being hedged. The Company had foreign currency forward exchange contracts with aggregate notional amounts for the purchase of foreign currencies of $26,066 and $20,813 as of December 31, 2002 and December 31, 2003, respectively. The effective portion of unrealized gains or losses associated with foreign currency forward exchange contracts is deferred as a component of accumulated other comprehensive loss until the underlying hedged transactions are reported on the Company's consolidated statements of operations and comprehensive income (loss).

        The Company uses interest rate swaps and no cost interest rate collars for hedging purposes. For interest rate swaps and no cost interest rate collars, the net amounts paid or received and net amounts accrued through the end of the accounting period are included in interest expense. Unrealized gains or losses on interest rate swap contracts and no cost interest rate collars that qualify for hedge accounting are not recognized in income. Gains or losses on any contracts terminated early are deferred and amortized to income over the remaining average life of the terminated contracts. The aggregate notional principal amount of the agreements was $293 million and $207 million as of December 31, 2002 and December 31, 2003, respectively. Aggregate maturities as of December 31, 2003 are as follows:

2004	$13,978
2005	49,723
2006	130,969
2007	11,872
Thereafter	—

$206,542

        For the years ended December 31, 2001and 2002, there was no ineffectiveness relating to these cash flow hedges. The Company has not redesignated its interest rate derivative instruments as cash flow hedges following the debt refinancing in July 2003. Therefore, the changes in fair value of the derivative instruments since the refinancing ($5,800) are recorded as Other (income) expenses, net in the consolidated statement of operations and comprehensive (loss).

13.   Transactions With Related Parties

        In connection with the acquisition (Note 1), the Company assumed a liability of $5,350 (present value on the acquisition date) for deferred compensation payable to an executive employee. The deferred compensation agreement requires annual payments of $535 each January 31, 2001 through 2005 and annual payments of $1,000 each January 31, 2006 through 2010. Also in connection with the acquisition, the Company advanced cash of $5,350 to the employee in exchange for a note receivable. The note receivable bears interest at 6.35% and requires annual interest and principal payments of $535 each January 1, 2001, through 2005 and annual payments of $1,000 each January 1, 2006, through 2010. The Company recorded $327, $332 and $300 of interest income on the note receivable for the years ended December 31, 2001, December 31, 2002 and December 31, 2003 and an equal amount of interest expense in the respective years.

        In connection with their assistance in the 2003 structuring, sourcing and the consummation of the offering of Merisant's senior subordinated notes and closing of its new senior credit facility, the Company paid an aggregate transaction fee of 0.5% of the aggregate principal amount of the notes and the term loans and commitments under the senior credit facility to Pegasus Capital Advisors, affiliates of MSD Capital, L.P. and affiliates of Carolwood Tabletop Holdings, LLC, who represent the primary equity investors of the Company.

14.   Segment Information

        The Company manufactures and markets low calorie tabletop sweeteners globally. Therefore, the Company's reportable segments are organized and managed principally by geographic region: North America; EAME; Latin America and Asia/Pacific. The Company's management reviews operating EBITDA to evaluate segment performance and allocate resources. Operating EBITDA consists of segment earnings before interest expense, income tax expense, depreciation and amortization as well as items such as expenses related to start up costs, restructuring charges and other non-cash charges or losses. Corporate expenses include corporate staff and related amounts. Corporate expenses, interest and other expenses and the provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment performance reviewed by management. Other (income) expenses, net, as reported in the consolidated financial statements, is included in Operating EBITDA of the respective reportable segments, except for the portion of other (income) expense, net that relates to the foreign currency transaction gains or losses associated with the euro-denominated debt (see Note 5) and unrealized gains or losses on derivative instruments. During 2003, the Company modified the operating EBITDA calculation in which its reportable segments are measured to exclude the impact of restructuring charges. Prior periods presented below have been adjusted accordingly. The Company's assets, which are principally in the United States and Europe, are also managed geographically. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

        Reportable segment data were as follows:

For the Period Ended December 31, 2001

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Net sales	$159,761	$104,767	$62,843	$15,720	$343,091

Operating EBITDA	$79,722	$38,288	$20,852	$1,392	$140,254

Less (plus):
Corporate expenses					25,225
Start-up expenses					13,738
Restructuring expenses					722
Depreciation expense					8,451
Amortization expense					36,233
Other income, net					(1,509)

Income from operations					57,394
Interest expense, net					42,225
Other income, net					1,509

Income before income taxes					$13,660

For the Year Ended December 31, 2002

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Net sales	$167,186	$109,160	$54,188	$19,036	$349,570

Operating EBITDA	$77,805	$36,565	$20,881	$650	$135,901

Less (plus):
Corporate expenses					20,304
Start-up expenses					719
Restructuring expenses					2,327
Depreciation and impairment expenses					9,584
Amortization expense					28,692
Other non-cash expense					691
Other expense, net					(638)

Income from operations					74,222
Interest expense, net					33,640
Cost of refinancing					7,147
Other expense, net					638

Income before income taxes					$32,797

For the Year Ended December 31, 2003

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Net sales	$160,991	$123,883	$46,729	$20,698	$352,301

Operating EBITDA	$75,182	$38,681	$15,730	$591	$130,184

Less (plus):
Corporate expenses					20,026
Restructuring expenses					8,249
Depreciation and impairment expenses					11,063
Amortization expense					22,161
Currency loss on Euro debt					5,165
Unrealized gain on derivative instruments					(5,800)
Other non-cash expenses					(217)
Other income, net					2,390

Income from operations					67,147
Interest expense, net					37,729
Cost of refinancing					29,750
Other income, net					(2,390)

Income before income taxes					$2,058

        Long-lived assets (which consists of all noncurrent assets, other than goodwill), depreciation expense, amortization expense and capital expenditures by geographic location were as follows:

For the period ended December 31, 2001

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Long-lived assets	$180,582	$190,934	$7,972	$2,878	$382,366
Depreciation expense	6,300	865	896	390	8,451
Amortization	24,601	11,632	—	—	36,233
Capital expenditures	11,301	2,512	1,109	525	15,447

For the year ended December 31, 2002

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Long-lived assets	$161,041	$177,012	$3,686	$4,320	$346,059
Depreciation and impairment	6,512	2,092	604	376	9,584
Amortization	14,700	13,992	—	—	28,692
Capital expenditures	3,199	1,369	1,081	1,406	7,055

For the year ended December 31, 2003

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Long-lived Assets	$145,989	$165,360	$4,426	$6,054	$321,829
Depreciation and impairment	7,777	2,185	561	540	11,063
Amortization	8,656	13,505	—	—	22,161
Capital expenditures	3,160	1,230	758	843	5,991

15.   Restructuring and Restructuring-Related Charges

        During 2003, the Company continued to evaluate strategic options for its tabletop sweetener business. This review resulted in the continuation of workforce reductions and planned changes in the Company's global business model. These actions are designed to improve both financial results and the long-term value of the business. Restructuring and restructuring-related charges for workforce reductions of $722, $2,237 and $8,249 were recorded for the years ended December 31, 2001, 2002 and 2003, respectively. The charges principally relate to planned employee termination costs (including 54 personnel in 2003) that have been announced in each of the respective years. Future payouts are scheduled to be made over the next twelve to thirty months.

        Reconciliation of the restructuring liability, as of December 31, 2003 is as follows:

2001 restructuring expenses	$722
2001 cash payments	(478)

Restructuring liability at December 31, 2001	244
2002 restructuring expenses	2,327
2002 cash payments	(1,586)

Restructuring liability at December 31, 2002	985
2003 restructuring expenses	8,249
Noncash settlement of employee receivable including interest	(311)
2003 cash payments	(4,460)

Restructuring liability at December 31, 2003	$4,463

        The restructuring liability at December 31, 2002 and 2003 is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets and includes $2,634 due to the Company's Chairman as of December 31, 2003.

16.   Subsequent Events

        On January 24, 2004, the Company voluntarily initiated a retail and consumer recall for 40 gram and 80 gram glass jars in Australia and New Zealand following the receipt of three serious consumer complaints regarding broken containers. Field audits have indicated a jar breakage estimate between 1.0% and 2.5%. The Company is continuing to investigate the cause of the breakage. For the period ended December 31, 2003, gross profit has been reduced by $726 for estimated accounts receivable and inventory impairments associated with the recall. The ongoing costs of the recall will be expensed as incurred.

        In the commercial case Broma Technologies v. Searle Canada, Broma alleged a failure to continue the meal replacement business, failure to honor contractual right of first refusal and requirement to obtain consent to the Asset Purchase Agreement with Stella, and breach of confidentiality. The case was settled for $388 during January 2004. The settlement liability at December 31, 2003 is included in accrued expenses and other liabilities in the accompanying consolidated balance sheet.

        Until                        , 200  , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Exchange Offer for

$136,040,000

Aggregate Principal Amount at Maturity
12 1/4% Senior Subordinated Discount Notes due 2014

Tabletop Holdings, Inc.

PROSPECTUS

                        , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Each Registrant was organized under the laws of the State of Delaware and is subject to the Delaware General Corporation Law (the "Code"). Section 145 of the Code provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. The Code sets out the standard of conduct which the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met and the types of expenditures which will be indemnified. The Code further provides that a corporation may purchase indemnification insurance, with such insurance providing indemnification for the officers or directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of the Code.

        Each Registrant's Certificate of Incorporation provides that such Registrant shall indemnify all of its directors and officers to the fullest extent permitted by Section 145. In addition, each Registrant's Certificate of Incorporation provides, as permitted by the Code, that directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of their duty of loyalty to such Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Code, or (iv) for any transaction from which a director derived an improper personal benefit.

        Each Registrant's By-laws provide that such Registrant shall indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, sale or proceedings, by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of such Registrant or was serving, at the request of such Registrant, as a director, officer, employee or agent of another entity, against all liability and loss incurred and expenses reasonably incurred by such person.

        Tabletop Holdings, Inc. and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS INDEX.

  (a)
  Exhibits: The following is a list of all the exhibits filed as part of the Registration Statement.

Exhibit No.	Description
3.1	Certificate of Incorporation of Tabletop Holdings, Inc.
3.2	Certificate of Amendment to Certificate of Incorporation of Tabletop Holdings, Inc.
3.3	Certificate of Amendment of Certificate of Incorporation of Tabletop Holdings, Inc.
3.4	Bylaws of Tabletop Holdings, Inc.
3.5	Certificate of Incorporation of Table Top Acquisition Corp.
3.6
Certificate of Correction Filed to Correct a Certain Error in the Certificate of Incorporation of Table Top Acquisition Corp. Filed in the Office of the Secretary of State of the State of Delaware on December 16, 1999.
3.7	Certificate of Amendment to Certificate of Incorporation of Tabletop Acquisition Corp.

3.8	Merisant Company Certificate of Amendment of Certificate of Incorporation.
3.9	Bylaws of Tabletop Acquisition Corp. (n/k/a Merisant Company).
3.10	Certificate of Incorporation of Tabletop Foreign Holdings II, Corp.
3.11	Certificate of Amendment to Certificate of Incorporation of Tabletop Foreign Holdings II, Corp.
3.12	Merisant US, Inc. Certificate of Amendment of Certificate of Incorporation.
3.13	Bylaws of Tabletop Foreign Holdings II, Corp. (n/k/a Merisant US, Inc.).
3.14	Certificate of Incorporation of Tabletop Foreign Holdings I, Corp.
3.15	Certificate of Amendment to Certificate of Incorporation of Tabletop Foreign Holdings I, Corp.
3.16	Merisant Foreign Holdings I, Inc. Certificate of Amendment of Certificate of Incorporation.
3.17	Bylaws of Tabletop Foreign Holdings I, Corp. (n/k/a Merisant Foreign Holdings I, Inc.).
4.1	Indenture dated as of November 12, 2003 between Tabletop Holdings, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.
4.2	Registration Rights Agreement dated as of November 12, 2003 among Tabletop Holdings, Inc., Credit Suisse First Boston LLC and Jefferies & Company, Inc.
4.3	Indenture dated as of July 11, 2003 between Merisant Company and Wells Fargo Bank Minnesota, National Association.
4.4	Registration Rights Agreement dated as of July 11, 2003 among Merisant Company, Credit Suisse First Boston LLC, Wachovia Securities, LLC and Banc One Capital Markets, Inc.
4.5	Shareholders Agreement dated as of March 17, 2000 by and among Tabletop Holdings, Inc. and certain of its shareholders party thereto.
4.6	Registration Rights Agreement dated as of March 17, 2000 by and among Tabletop Holdings, Inc. and certain of its shareholders party thereto.
4.7	Form of Exchange Note (included in Exhibit 4.1).
5.1	Opinion of Sidley Austin Brown & Wood LLP.
10.1	Credit Agreement dated July 11, 2003 by and among Merisant Company, the lenders referred to therein, and Credit Suisse First Boston, as administrative agent.
10.2	Security Agreement dated as of July 11, 2003 by and among Merisant Company, the grantors referred to therein, and Credit Suisse First Boston, as administrative agent.
10.3	Promissory Note dated as of December 22, 2000 from Merisant Company 2 Sarl.
10.4	Security Agreement dated as of December 22, 2000 between Merisant Company 2, Sarl and Merisant Company.
10.5	Amendment No. 1 dated as of July 11, 2003 to the Security Agreement between Merisant Company 2, Sarl and Merisant Company.
10.6	Amended and Restated Manufacturing Agreement dated as of November 29, 2000 between Kruger GmbH & Co. and Merisant Company.

10.7	Amended and Restated Retail Distribution Agreement dated as of May 17, 2001 between Merisant US, Inc. and Heinz U.S.A., a division of H.J. Heinz Company.
10.8	Contract Completion Agreement dated as of June 1, 2003 between Merisant Company and Arnold W. Donald.
10.9	Agreement dated as of June 1, 2003 between Merisant Company and Arnold W. Donald.
10.10	Note dated as of March 17, 2000 from Arnold W. Donald.
10.11	Promissory Note dated as of July 26, 2000 from Carl Warschausky.
10.12	Promissory Note dated January 28, 2002 from Dana Voris.
10.13	Promissory Note dated August 20, 2001 from Michael G. Nichols.
10.14	Voluntary Separation and Release Agreement dated as of September 30, 2003 between Merisant US, Inc. and Carl W. Warschausky.
10.15	Merisant Company Supplemental Long-Term Incentive Plan.
10.16	Merisant Company Key Executive Performance and Retention Plan.
10.17	Tabletop Holdings, Inc. Stock Appreciation Rights Plan.
12.1	Computation of ratio of earnings to fixed charges.
21.1	Subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (set forth on the signature pages to this Registration Statement).
25.1	Statement regarding eligibility of Trustee on Form T-1 of The Bank of New York.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of our Client's Letter.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
  (b)
  Financial Schedules:

    Schedule II—Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 31st day of March, 2004.

TABLETOP HOLDINGS, INC.
By:	/s/ DONALD J. HOTZ

Name:	Donald J. Hotz
Title:	Chief Financial Officer

POWERS OF ATTORNEY

        We, the undersigned officers and directors of Tabletop Holdings, Inc., hereby severally constitute and appoint Etienne Veber and Donald J. Hotz, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Tabletop Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ ETIENNE J. VEBER Etienne J. Veber	President, Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2004
/s/ DONALD J. HOTZ Donald J. Hotz	Chief Financial Officer (Principal Financial Officer)	March 31, 2004
/s/ DANA M. VORIS Dana M. Voris	Controller (Principal Accounting Officer)	March 31, 2004
/s/ ARNOLD DONALD Arnold Donald	Chairman of the Board	March 31, 2004
/s/ ANDREW M. BURSKY Andrew M. Bursky	Director	March 31, 2004
/s/ VIVEK MEHTA Vivek Mehta	Director	March 31, 2004
/s/ JONATHAN SWERDLOW Jonathan Swerdlow	Director	March 31, 2004
/s/ DAVID S. URI David S. Uri	Director	March 31, 2004

Report of Independent Auditors on Financial Statement Schedule

To the Board of Directors and Stockholder of
    Tabletop Holdings, Inc.

        Our audits of the consolidated financial statements referred to in our report dated March 24, 2004, appearing on page F-2 of this Registration Statement on Form S-4 of Tabletop Holdings, Inc. also included an audit of the Financial Statement Schedule listed in Item 21(b) of this Registration Statement. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 24, 2004

S-1

TABLETOP HOLDINGS, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(Dollars In Thousands)

	Balance at beginning of period	Charged to costs and expenses	Additions to/ (Deductions) from Reserve(a)	Balance at end of period
Year ended December 31, 2003
Allowance for doubtful accounts	$1,449	$1,101	$(554)	$1,996
Inventory obsolescence reserve	248	571	99	918
Deferred tax valuation allowance	3,600	21,223	—	24,823
Year ended December 31, 2002
Allowance for doubtful accounts	$1,658	$21	$(230)	$1,449
Inventory obsolescence reserve	313	42	(107)	248
Deferred tax valuation allowance	1,085	2,515	—	3,600
Year ended December 31, 2001
Allowance for doubtful accounts	$1,461	$512	$(315)	$1,658
Inventory obsolescence reserve	309	15	(11)	313
Deferred tax valuation allowance	1,085	—	—	1,085

(a)
Write-off of accounts considered uncollectible, net of recoveries, write-off of inventory and foreign currency translation adjustments.

S-2

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Certificate of Incorporation of Tabletop Holdings, Inc.
3.2	Certificate of Amendment to Certificate of Incorporation of Tabletop Holdings, Inc.
3.3	Certificate of Amendment of Certificate of Incorporation of Tabletop Holdings, Inc.
3.4	Bylaws of Tabletop Holdings, Inc.
3.5	Certificate of Incorporation of Table Top Acquisition Corp.
3.6
Certificate of Correction Filed to Correct a Certain Error in the Certificate of Incorporation of Table Top Acquisition Corp. Filed in the Office of the Secretary of State of the State of Delaware on December 16, 1999.
3.7	Certificate of Amendment to Certificate of Incorporation of Tabletop Acquisition Corp.
3.8	Merisant Company Certificate of Amendment of Certificate of Incorporation.
3.9	Bylaws of Tabletop Acquisition Corp. (n/k/a Merisant Company).
3.10	Certificate of Incorporation of Tabletop Foreign Holdings II, Corp.
3.11	Certificate of Amendment to Certificate of Incorporation of Tabletop Foreign Holdings II, Corp.
3.12	Merisant US, Inc. Certificate of Amendment of Certificate of Incorporation.
3.13	Bylaws of Tabletop Foreign Holdings II, Corp. (n/k/a Merisant US, Inc.)
3.14	Certificate of Incorporation of Tabletop Foreign Holdings I, Corp.
3.15	Certificate of Amendment to Certificate of Incorporation of Tabletop Foreign Holdings I, Corp.
3.16	Merisant Foreign Holdings I, Inc. Certificate of Amendment of Certificate of Incorporation.
3.17	Bylaws of Tabletop Foreign Holdings I, Corp. (n/k/a Merisant Foreign Holdings I, Inc.).
4.1	Indenture dated as of November 12, 2003 between Tabletop Holdings, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.
4.2	Registration Rights Agreement dated as of November 12, 2003 among Tabletop Holdings, Inc., Credit Suisse First Boston LLC and Jefferies & Company, Inc.
4.3	Indenture dated as of July 11, 2003 between Merisant Company and Wells Fargo Bank Minnesota, National Association.
4.4	Registration Rights Agreement dated as of July 11, 2003 among Merisant Company, Credit Suisse First Boston LLC, Wachovia Securities, LLC and Banc One Capital Markets, Inc.
4.5	Shareholders Agreement dated as of March 17, 2000 by and among Tabletop Holdings, Inc. and certain of its shareholders party thereto.
4.6	Registration Rights Agreement dated as of March 17, 2000 by and among Tabletop Holdings, Inc. and certain of its shareholders party thereto.
4.7	Form of Exchange Note (included in Exhibit 4.1).
5.1	Opinion of Sidley Austin Brown & Wood LLP.
10.1	Credit Agreement dated July 11, 2003 by and among Merisant Company, the lenders referred to therein, and Credit Suisse First Boston, as administrative agent.

10.2	Security Agreement dated as of July 11, 2003 by and among Merisant Company, the grantors referred to therein, and Credit Suisse First Boston, as administrative agent.
10.3	Promissory Note dated as of December 22, 2000 from Merisant Company 2 Sarl.
10.4	Security Agreement dated as of December 22, 2000 between Merisant Company 2, Sarl and Merisant Company.
10.5	Amendment No. 1 dated as of July 11, 2003 to the Security Agreement between Merisant Company 2, Sarl and Merisant Company.
10.6	Amended and Restated Manufacturing Agreement dated as of November 29, 2000 between Kruger GmbH & Co. and Merisant Company.
10.7	Amended and Restated Retail Distribution Agreement dated as of May 10, 2001 between Merisant US, Inc. and Heinz U.S.A., a division of H.J. Heinz Company.
10.8	Contract Completion Agreement dated as of June 1, 2003 between Merisant Company and Arnold W. Donald.
10.9	Agreement dated as of June 1, 2003 between Merisant Company and Arnold W. Donald.
10.10	Note dated as of March 17, 2000 from Arnold W. Donald.
10.11	Promissory Note dated as of July 26, 2000 from Carl Warschausky.
10.12	Promissory Note dated January 28, 2002 from Dana Voris.
10.13	Promissory Note dated August 20, 2001 from Michael G. Nichols.
10.14	Voluntary Separation and Release Agreement dated as of September 30, 2003 between Merisant US, Inc. and Carl W. Warschausky.
10.15	Merisant Company Supplemental Long-Term Incentive Plan.
10.16	Merisant Company Key Executive Performance and Retention Plan.
10.17	Tabletop Holdings, Inc. Stock Appreciation Rights Plan.
12.1	Computation of ratio of earnings to fixed charges.
21.1	Subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (set forth on the signature pages to this Registration Statement).
25.1	Statement regarding eligibility of Trustee on Form T-1 of The Bank of New York.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of our Client's Letter.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

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TABLE OF CONTENTS
FORWARD LOOKING STATEMENTS
PRESENTATION OF FINANCIAL INFORMATION
INDUSTRY AND MARKET DATA
TRADEMARKS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE EXCHANGE NOTES
SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors
TABLETOP HOLDINGS, INC. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars In Thousands, Except Share and Per Share Amounts)
TABLETOP HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income (Loss) (Dollars In Thousands)
TABLETOP HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Stockholder's Equity (Deficit) (Dollars in Thousands)
TABLETOP HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (Dollars in Thousands)
MERISANT COMPANY AND SUBSIDIARIES Notes to Consolidated Financial Statements (Dollars In Thousands)
For the Period Ended December 31, 2001
For the Year Ended December 31, 2002
For the Year Ended December 31, 2003
For the period ended December 31, 2001
For the year ended December 31, 2002
For the year ended December 31, 2003
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS INDEX.
  ITEM 22. UNDERTAKINGS.
SIGNATURES
POWERS OF ATTORNEY
Report of Independent Auditors on Financial Statement Schedule
TABLETOP HOLDINGS, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (Dollars In Thousands)
INDEX TO EXHIBITS